UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

Logitech International S.A.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.

[ ]	Fee paid previously with preliminary materials.

[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

July 26, 2022
To our shareholders:
You are cordially invited to attend Logitech's 2022 Annual General Meeting. The meeting will be held on Wednesday, September 14 at 2:00 p.m. at the SwissTech Convention Center, EPFL, in Lausanne, Switzerland.
Enclosed is the Invitation and Proxy Statement for the meeting, which includes an agenda and discussion of the items to be voted on at the meeting, instructions on how you can exercise your voting rights, information concerning Logitech’s compensation of its Board members and executive officers, and other relevant information.
Whether or not you plan to attend the Annual General Meeting, your vote is important, and you should take the steps required so that your shares are represented at the 2022 Annual General Meeting.
Thank you for your continued support of Logitech.

Wendy Becker
Chairperson of the Board

LOGITECH INTERNATIONAL S.A.
Invitation to the Annual General Meeting
Wednesday, September 14, 2022
2:00 p.m. Central European Summer Time (registration starts at 1:30 p.m.)
SwissTech Convention Center, EPFL – Lausanne, Switzerland
*****
AGENDA
Reports
Report on Operations for the fiscal year ended March 31, 2022
Proposals
1.Approval of the Annual Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2022
2.Advisory vote to approve executive compensation
3.Appropriation of retained earnings and declaration of dividend
4.Amendment of the Articles regarding the creation of an authorized capital
5.Amendment of the Articles regarding the holding of virtual shareholder meetings
6.Amendment of the Articles regarding the name of the municipality in which Logitech's registered seat is located
7.Amendment and restatement of the 2006 Stock Incentive Plan, including an increase to the number of shares available for issuance under the Plan
8.Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2022
9.Elections to the Board of Directors
9.A.Re-election of Dr. Patrick Aebischer
9.B.Re-election Ms. Wendy Becker
9.C.Re-election of Dr. Edouard Bugnion
9.D.Re-election of Mr. Bracken Darrell
9.E.Re-election of Mr. Guy Gecht
9.F.Re-election of Ms. Marjorie Lao
9.G.Re-election of Ms. Neela Montgomery
9.H.Re-election of Mr. Michael Polk
9.I.Re-election of Ms. Deborah Thomas
9.J.Election of Mr. Christopher Jones
9.K.Election of Mr. Kwok Wang Ng
9.L.Election of Mr. Sascha Zahnd
10.Election of the Chairperson of the Board
11.Elections to the Compensation Committee
11.A.Re-election of Dr. Edouard Bugnion
11.B.Re-election of Ms. Neela Montgomery
11.C.Re-election of Mr. Michael Polk
11.D.Election of Mr. Kwok Wang Ng

12.Approval of Compensation for the Board of Directors for the 2022 to 2023 Board Year
13.Approval of Compensation for the Group Management Team for fiscal year 2024
14.Re-election of KPMG AG as Logitech’s auditors and ratification of the appointment of KPMG LLP as Logitech’s independent registered public accounting firm for fiscal year 2023
15.Re-election of Etude Regina Wenger & Sarah Keiser-Wüger as Independent Representative
Hautemorges, Switzerland, July 26, 2022
The Board of Directors

Questions and Answers about The Logitech 2022 Annual General Meeting
General Information for All Shareholders

WHY AM I RECEIVING THIS “INVITATION AND PROXY STATEMENT”?
This document is designed to comply with both Swiss corporate law and U.S. proxy statement rules. Outside of the U.S. and Canada, this Invitation and Proxy Statement will be made available to registered shareholders with certain portions translated into French and German. We made copies of this Invitation and Proxy Statement available to shareholders beginning on July 26, 2022.

The Response Coupon is requested on behalf of the Board of Directors of Logitech for use at Logitech’s Annual General Meeting. The meeting will be held on Wednesday, September 14, 2022 at 2:00 p.m., Central European Summer Time, at the SwissTech Convention Center, EPFL, in Lausanne, Switzerland.

WHO IS ENTITLED TO VOTE AT THE MEETING?
Shareholders registered in the Share Register of Logitech International S.A. (including in the sub-register maintained by Logitech’s U.S. transfer agent, Computershare) on Thursday, September 8, 2022 have the right to vote. No shareholders will be entered in the Share Register between September 8, 2022 and the day following the meeting. As of June 30, 2022, there were 90,386,380 shares registered and entitled to vote out of a total of 164,055,142 Logitech shares outstanding. The actual number of registered shares that will be entitled to vote at the meeting will vary depending on how many more shares are registered, or deregistered, between June 30, 2022 and September 8, 2022.

For information on the criteria for the determination of the U.S. and Canadian “street name” beneficial owners who may vote with respect to the meeting, please refer to “Further Information for U.S. and Canadian “Street Name” Beneficial Owners” below.

WHO IS A REGISTERED SHAREHOLDER?
If your shares are registered directly in your name with us in the Share Register of Logitech International S.A., or in our sub-register maintained by our U.S. transfer agent, Computershare, you are considered a registered shareholder, and this Invitation and Proxy Statement and related materials are being sent or made available to you by Logitech.

WHO IS A BENEFICIAL OWNER WITH SHARES REGISTERED IN THE NAME OF A CUSTODIAN, OR “STREET NAME” OWNER?
Shareholders that have not requested registration on our Share Register directly, and hold shares through a broker, trustee or nominee or other similar organization that is a registered shareholder, are beneficial owners of shares registered in the name of a custodian. If you hold your Logitech shares through a U.S. or Canadian broker, trustee or nominee or other similar organization (also called holding in “street name”), which is the typical practice of our shareholders in the U.S. and Canada, the organization holding your account is considered the registered shareholder for purposes of voting at the meeting, and this Invitation and Proxy Statement and related materials are being sent or made available to you by them. You have the right to direct that organization on how to vote the shares held in your account.

WHY IS IT IMPORTANT FOR ME TO VOTE?	Logitech is a public company and certain key decisions can only be made by shareholders. Whether or not you plan to attend, your vote is important so that your shares are represented.

HOW MANY REGISTERED SHARES MUST BE PRESENT OR REPRESENTED TO CONDUCT BUSINESS AT THE MEETING?
There is no quorum requirement for the meeting. Under Swiss law, public companies do not have specific quorum requirements for shareholder meetings, and our Articles of Incorporation do not otherwise provide for a quorum requirement.

WHERE ARE LOGITECH’S PRINCIPAL EXECUTIVE OFFICES?
Logitech’s principal executive office in Switzerland is at EPFL – Quartier de l’Innovation, Daniel Borel Innovation Center, 1015 Lausanne, Switzerland, and our principal executive office in the United States is at c/o Logitech Inc., 7700 Gateway Boulevard, Newark, California 94560. Logitech’s main telephone number in Switzerland is +41-(0)21-863-5111 and our main telephone number in the United States is +1-510-795-8500.

HOW CAN I OBTAIN LOGITECH’S PROXY STATEMENT, ANNUAL REPORT AND OTHER ANNUAL REPORTING MATERIALS?
A copy of our 2022 Annual Report to Shareholders, this Invitation and Proxy Statement and our Annual Report on Form 10-K for fiscal year 2022 filed with the U.S. Securities and Exchange Commission (the “SEC”) are available on our website at http://ir.logitech.com. Shareholders also may request free copies of these materials at our principal executive offices in Switzerland or the United States, at the addresses and phone numbers above.

WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?
We intend to announce voting results at the meeting and issue a press release promptly after the meeting. We will also file the results on a Current Report on Form 8-K with the SEC by Tuesday, September 20, 2022. A copy of the Form 8-K will be available on our website at http://ir.logitech.com.

IF I AM NOT A REGISTERED SHAREHOLDER, CAN I ATTEND AND VOTE AT THE MEETING?
You may not attend the meeting and vote your shares in person at the meeting unless you either become a registered shareholder by September 8, 2022 or you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. If you hold your shares through a non-U.S. or non-Canadian broker, trustee or nominee, you may become a registered shareholder by contacting our Share Registrar at Logitech International S.A., c/o Devigus Shareholder Services, Birkenstrasse 47, CH-6343 Rotkreuz, Switzerland, and following their registration instructions or, in certain countries, by requesting registration through the bank or brokerage through which you hold your shares. If you hold your shares through a U.S. or Canadian broker, trustee or nominee, you may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions.

Further Information for Registered Shareholders

HOW CAN I VOTE IF I CANNOT ATTEND THE MEETING?
If you do not plan to attend the meeting, you may appoint the Independent Representative, Etude Regina Wenger & Sarah Keiser-Wüger, to represent you at the meeting. Please provide your voting instructions by marking the applicable boxes beside the agenda items on the Internet voting site for registered shareholders, gvmanager-live.ch/logitech for shareholders on the Swiss share register or www.proxyvote.com for shareholders on the U.S. share register, or on the Response Coupon or Proxy Card, as applicable.

SWISS SHARE REGISTER – INTERNET VOTING – Go to the Internet voting site gvmanager-live.ch/logitech and log in with your access code on the Response Coupon. Please use the menu item “Grant Procuration” and submit your instructions by clicking on the “Send” button.

SWISS SHARE REGISTER – RESPONSE COUPON – Mark the box under Option 3 on the enclosed Response Coupon. Please sign, date and promptly mail your completed Response Coupon to Etude Regina Wenger & Sarah Keiser-Wüger using the appropriate enclosed postage-paid envelope (Logitech International S.A., c/o Devigus Shareholder Services, Birkenstrasse 47, 6343 Rotkreuz, Switzerland).

U.S. SHARE REGISTER – INTERNET VOTING – Go to the Internet voting site www.proxyvote.com and log in with your 16-digit voting control number printed in the box marked by the arrow on the Notice of Internet Availability of Proxy Materials that you received from us. Please follow the menus to select the Independent Representative, Etude Regina Wenger & Sarah Keiser-Wüger, to represent you at the meeting. Please submit your instructions by clicking on the "Submit" button.

U.S. SHARE REGISTER – PROXY CARD – If you have requested a Proxy Card, mark the box “Yes” on the Proxy Card to select the Independent Representative, Etude Regina Wenger & Sarah Keiser-Wüger, to represent you at the meeting. Please sign, date and promptly mail your completed Proxy Card to Broadridge using the enclosed postage-paid envelope.

HOW CAN I ATTEND THE MEETING?
If you wish to attend the meeting, you will need to obtain an admission card. You may order your admission card on the Internet voting site for registered shareholders, www.gvmanager-live.ch/logitech for shareholders on the Swiss share register or www.proxyvote.com for shareholders on the U.S. share register, or on the Response Coupon or Proxy Card, as applicable, and we will send you an admission card for the meeting. If an admission card is not received by you prior to the meeting and you are a registered shareholder as of September 8, 2022, you may attend the meeting by presenting proof of identification at the meeting.

SWISS SHARE REGISTER – INTERNET VOTING – Go to the Internet voting site gvmanager-live.ch/logitech and log in with your access code on the Response Coupon. Please use the menu item “Order Admission Card”.

SWISS SHARE REGISTER – RESPONSE COUPON – Mark the box under Option 1 on the enclosed Response Coupon. Please send the completed, signed and dated Response Coupon to Logitech using the enclosed postage-paid envelope by Thursday, September 8, 2022.

U.S. SHARE REGISTER – INTERNET VOTING – Go to the Internet voting site www.proxyvote.com and log in with your 16-digit voting control number printed in the box marked by the arrow on the Notice of Internet Availability of Proxy Materials that you received from us. Please follow the menus to indicate that you will personally attend the meeting.

U.S. SHARE REGISTER – PROXY CARD – If you have requested a Proxy Card, mark the box “Yes” on the Proxy Card to indicate that you will personally attend the meeting. Please sign, date and promptly mail your completed Proxy Card to Broadridge using the enclosed postage-paid envelope by Thursday, September 8, 2022.

CAN I HAVE ANOTHER PERSON REPRESENT ME AT THE MEETING?
Yes. If you would like someone other than the Independent Representative to represent you at the meeting, please mark Option 2 on the Response Coupon (for shareholders on the Swiss share register) or, if you requested a Proxy Card (for shareholders on the U.S. share register), mark the box on the Proxy Card to authorize the person you name on the reverse side of the Proxy Card. On either the Response Coupon or the Proxy Card, please provide the name and address of the person you want to represent you. Please return the completed, signed and dated Response Coupon to Logitech or Proxy Card to Broadridge, using the enclosed postage-paid envelope by September 8, 2022. We will send an admission card for the meeting to your representative. If the name and address instructions you provide are not clear, Logitech will send the admission card to you, and you must forward it to your representative.

If you requested and received an admission card to attend the meeting, you can also authorize someone other than the Independent Representative to represent you at the meeting on the admission card and provide that signed, dated and completed admission card to your representative, together with your voting instructions.

CAN I SELL MY SHARES BEFORE THE MEETING IF I HAVE VOTED?
Logitech does not block the transfer of shares before the meeting. However, if you sell your Logitech shares before the meeting and Logitech’s Share Registrar is notified of the sale, your votes with those shares will not be counted. Any person who purchases shares after the Share Register closes on Thursday, September 8, 2022 will not be able to register them until the day after the meeting and so will not be able to vote the shares at the meeting.

IF I VOTE BY PROXY, CAN I CHANGE MY VOTE AFTER I HAVE VOTED?
You may change your vote by Internet or by mail through September 8, 2022. You may also change your vote by attending the meeting and voting in person. For shareholders on the Swiss share register, you may revoke your vote by requesting a new access code and providing new voting instructions at gvmanager-live.ch/logitech, or by requesting and submitting a new Response Coupon from our Swiss Share Register at Devigus Shareholder Services (by telephone at +41-41-798-48-33 or by e-mail at logitech@devigus.com). For shareholders on the U.S. share register, you may revoke your vote by providing new voting instructions at www.proxyvote.com, if you voted by Internet, or by requesting and submitting a new Proxy Card. Your attendance at the meeting will not automatically revoke your vote or Response Coupon or Proxy Card unless you vote again at the meeting or specifically request in writing that your prior voting instructions be revoked.

SWISS SHARE REGISTER – INTERNET VOTING – After you receive the new access code, go to the Internet voting site gvmanager-live.ch/logitech and log in. Please use the menu item “Grant Procuration”. Follow the directions on the site to complete and submit your new instructions until Thursday, September 8, 2022, 23:59 (Central European Summer Time), or you may attend the meeting and vote in person.

SWISS SHARE REGISTER – RESPONSE COUPON – If you request a new Response Coupon and wish to vote again, you may complete the new Response Coupon and return it to us by September 8, 2022, or you may attend the meeting and vote in person.

U.S. SHARE REGISTER – INTERNET VOTING – Go to the Internet voting site www.proxyvote.com and log in with your 16-digit voting control number printed in the box on the Notice of Internet Availability of Proxy Materials that you received from us. Please follow the menus to submit your new instructions until Thursday, September 8, 2022, 11:59 p.m. (U.S. Eastern Daylight Time), or you may attend the meeting and vote in person.

U.S. SHARE REGISTER – PROXY CARD – If you request a new Proxy Card and wish to vote again, you may complete the new Proxy Card and return it to Broadridge by September 8, 2022, or you may attend the meeting and vote in person.

IF I VOTE BY PROXY, WHAT HAPPENS IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?
SWISS SHARE REGISTER – INTERNET VOTING – If you are a registered shareholder and vote using the Internet voting site, you have to give specific voting instructions for all agenda items before you can submit your instructions.

SWISS SHARE REGISTER – RESPONSE COUPON – If you are a registered shareholder and sign and return a Response Coupon without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

U.S. SHARE REGISTER – INTERNET VOTING – If you are a registered shareholder and vote using the Internet voting site without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

U.S. SHARE REGISTER – PROXY CARD – If you are a registered shareholder and sign and return a Proxy Card without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

WHO CAN I CONTACT IF I HAVE QUESTIONS?	If you have any questions or need assistance in voting your shares, please call us at +1-510-713-4220 or e-mail us at logitechIR@logitech.com.

Further Information for U.S. or Canadian “Street Name” Beneficial Owners

WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?
We have provided access to our proxy materials over the Internet to beneficial owners holding their shares in “street name” through a U.S. or Canadian broker, trustee or nominee. Accordingly, such brokers, trustees or nominees are forwarding a Notice of Internet Availability of Proxy Materials (the “Notice”) to such beneficial owners. All such shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, beneficial owners holding their shares in street name through a U.S. or Canadian broker, trustee or nominee may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

HOW CAN I GET ELECTRONIC ACCESS TO THE PROXY MATERIALS?
The Notice will provide you with instructions regarding how to:
• View our proxy materials for the meeting on the Internet; and
• Instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

WHO MAY PROVIDE VOTING INSTRUCTIONS FOR THE MEETING?
For purposes of U.S. or Canadian beneficial shareholder voting, shareholders holding shares through a U.S. or Canadian broker, trustee or nominee organization on July 11, 2022 may direct the organization on how to vote. Logitech has made arrangements with a service company to U.S. and Canadian brokers, trustees and nominee organizations for that service company to provide a reconciliation of share positions of U.S. and Canadian “street name” beneficial owners between July 11, 2022 and September 1, 2022, which Logitech determined is the last practicable date before the meeting for such a reconciliation. These arrangements are intended to result in the following adjustments: If a U.S. or Canadian “street name” beneficial owner as of July 11, 2022 votes but subsequently sells their shares before September 1, 2022, their votes will be cancelled. A U.S. or Canadian “street name” beneficial owner as of July 11, 2022 that has voted and subsequently increases or decreases their shareholdings but remains a beneficial owner as of September 1, 2022 will have their votes increased or decreased to reflect their shareholdings as of September 1, 2022.

If you acquire Logitech shares in “street name” after July 11, 2022 through a U.S. or Canadian broker, trustee or nominee, and wish to vote at the meeting or provide voting instructions by proxy, you must become a registered shareholder. You may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions. In order to allow adequate time for registration, for proxy materials to be sent or made available to you, and for your voting instructions to be returned to us before the meeting, please begin the registration process as far before September 8, 2022 as possible.

IF I AM A U.S. OR CANADIAN “STREET NAME” BENEFICIAL OWNER, HOW DO I VOTE?
If you are a beneficial owner of shares held in “street name” and you wish to vote in person at the meeting, you must obtain a valid proxy from the organization that holds your shares.

If you do not wish to vote in person, you may vote by proxy. You may vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the Notice or on the Proxy Card.

WHAT HAPPENS IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?
If you are a beneficial owner of shares held in “street name” in the United States or Canada and do not provide your broker, trustee or nominee with specific voting instructions, then under the rules of various national and regional securities exchanges, your broker, trustee or nominee may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, your shares will not be voted on such matter and will not be considered votes cast on the applicable Proposal. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice. We believe the following Proposals will be considered non-routine: Proposal 2 (Advisory vote to approve executive compensation), Proposal 3 (Appropriation of retained earnings and declaration of dividend), Proposal 4 (Amendment of the Articles regarding the creation of an authorized capital), Proposal 5 (Amendment of the Articles regarding the holding of virtual shareholder meetings), Proposal 6 (Amendment of the Articles regarding the name of the municipality in which Logitech's registered seat is located), Proposal 7 (Amendment and restatement of the 2006 Stock Incentive Plan, including an increase to the number of shares available for issuance under the Plan), Proposal 8 (Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2022), Proposal 9 (Elections to the Board of Directors), Proposal 10 (Election of the Chairperson), Proposal 11 (Elections to the Compensation Committee), Proposal 12 (Approval of Compensation for the Board of Directors for the 2022 to 2023 Board Year), Proposal 13 (Approval of Compensation for the Group Management Team for fiscal year 2024), Proposal 15 (Re-election of the Independent Representative). All other Proposals involve matters that we believe will be considered routine. Any “broker non-votes” on any Proposals will not be considered votes cast on the Proposal.

WHAT IS THE DEADLINE FOR DELIVERING MY VOTING INSTRUCTIONS?
If you hold your shares through a U.S. or Canadian bank or brokerage or other custodian, you have until 11:59 pm (U.S. Eastern Daylight Time) on Thursday, September 8, 2022 to deliver your voting instructions.

CAN I CHANGE MY VOTE AFTER I HAVE VOTED?
You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person if you have a “legal proxy” that allows you to attend the meeting and vote. However, your attendance at the Annual General Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

HOW DO I OBTAIN A SEPARATE SET OF PROXY MATERIALS OR REQUEST A SINGLE SET FOR MY HOUSEHOLD IN THE UNITED STATES?
We have adopted a procedure approved by the SEC called “householding” for shareholders in the United States. Under this procedure, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy statement and annual report unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each U.S. shareholder who participates in householding will continue to be able to access or receive a separate Proxy Card.

If you wish to receive a separate proxy statement and annual report at this time, please request the additional copy by contacting our mailing agent, Broadridge, by telephone at +1-866-540-7095 or by e-mail at sendmaterial@proxyvote.com. If any shareholders in your household wish to receive a separate proxy statement and annual report in the future, they may call our investor relations group at +1-510-713-4220 or write to Investor Relations, 7700 Gateway Boulevard, Newark, California 94560. They may also send an email to our investor relations group at logitechIR@logitech.com. Other shareholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple proxy statements and annual reports by calling or writing to our investor relations group.

Further Information for Shareholders with Shares Registered Through a Bank or Brokerage as Custodian (Outside the U.S. or Canada)

HOW DO I VOTE BY PROXY IF MY SHARES ARE REGISTERED THROUGH MY BANK OR BROKERAGE AS CUSTODIAN?
Your broker, trustee or nominee should have enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares. If you did not receive such instructions you must contact your bank or brokerage for their voting instructions.

WHAT IS THE DEADLINE FOR DELIVERING MY VOTING INSTRUCTIONS IF MY LOGITECH SHARES ARE REGISTERED THROUGH MY BANK OR BROKERAGE AS CUSTODIAN?
Banks and brokerages typically set deadlines for receiving instructions from their account holders. Outside of the U.S. and Canada, this deadline is typically two to three days before the deadline of the company holding the general meeting. This is so that the custodians can collect the voting instructions and pass them on to the company holding the meeting. If you hold Logitech shares through a bank or brokerage outside the U.S. or Canada, please check with your bank or brokerage for their specific voting deadline and submit your voting instructions to them as far before that deadline as possible.

Other Meeting Information
Meeting Proposals
There are no other matters that the Board intends to present, or has reason to believe others will present, at the Annual General Meeting.
If you are a registered shareholder:

SWISS SHARE REGISTER
INTERNET VOTING – If you are a registered shareholder and vote using the Internet voting site, you have to give specific voting instructions to all agenda items before you can submit your instructions.

RESPONSE COUPON – If you are a registered shareholder and sign and return a Response Coupon without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

U.S. SHARE REGISTER
INTERNET VOTING – If you are a registered shareholder and vote using the Internet voting site without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

PROXY CARD – If you are a registered shareholder and sign and return a Proxy Card without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

If you are a beneficial owner of shares held in “street name” in the United States or Canada, if other matters are properly presented for voting at the meeting and you have provided discretionary voting instructions on a voting instruction card or through the Internet or other permitted voting mechanisms or have not provided voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors at the meeting on such matters.
Proxy Solicitation
Certain of our directors, officers and other employees, without additional compensation, may contact shareholders personally or in writing, by telephone, e-mail or otherwise in connection with the proposals to be made at the meeting. In the United States, we are required to request that brokers and nominees who hold shares in their names furnish our proxy material to the beneficial owners of the shares, and we must reimburse such brokers and nominees for the expenses of doing so in accordance with certain U.S. statutory fee schedules.

We have also engaged Morrow Sodali S.P.A., Taunustor 1, 60310 Frankfurt, Germany, to assist in contacting shareholders in connection with the meeting and will pay Morrow Sodali a fee of approximately $12,900, plus reimbursement of out-of-pocket expenses.

Tabulation of Votes
Representatives of at least two Swiss banks will serve as scrutineers of the vote tabulations at the meeting. As is typical for Swiss companies, our Share Registrar will tabulate the voting instructions of registered shareholders that are provided in advance of the meeting.
Shareholder Proposals and Nominees
Shareholder Proposals for 2022 Annual General Meeting
Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders. Any such proposal must be included by the Board in our materials for the meeting. A request to place an item on the meeting agenda must be in writing and describe the proposal. With respect to the 2022 Annual General Meeting, the deadline to receive proposals for the agenda was July 15, 2022. In addition, under Swiss law registered shareholders, or persons holding a valid proxy from a registered shareholder, may propose alternatives to items on the 2022 Annual General Meeting agenda before or at the meeting.
Shareholder Proposals for 2023 Annual General Meeting
We anticipate holding our 2023 Annual General Meeting on or about September 13, 2023. One or more registered shareholders who satisfy the minimum shareholding requirements in the Company’s Articles of Incorporation may demand that an item be placed on the agenda for our 2023 Annual General Meeting of shareholders by delivering a written request describing the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than July 17, 2023. In addition, if you are a registered shareholder and satisfy the shareholding requirements under Rule 14a-8 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), you may submit a proposal for consideration by the Board of Directors for inclusion in the 2023 Annual General Meeting agenda by delivering a request and a description of the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than March 28, 2023. The proposal will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials under U.S. securities laws. Under the Company’s Articles of Incorporation only registered shareholders are recognized as Logitech shareholders. As a result, if you are not a registered shareholder you may not make proposals for the 2023 Annual General Meeting.
Nominations of Director Candidates
Nominations of director candidates by registered shareholders must follow the rules for shareholder proposals above.
Provisions of Articles of Incorporation
The relevant provisions of our Articles of Incorporation regarding the right of one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs to demand that an item be placed on the agenda of a meeting of shareholders are available on our website at http://ir.logitech.com. You may also contact the Secretary of Logitech at our principal executive office in either Switzerland or the United States to request a copy of the relevant provisions of our Articles of Incorporation.

Agenda Proposals and Explanations

Proposal 1
Approval of the Annual Report, the Consolidated Financial Statements and the Statutory Financial Statements of Logitech International S.A. for Fiscal Year 2022
Proposal
The Board of Directors proposes that the Annual Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2022 be approved.
Explanation
The Logitech consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2022 are contained in Logitech’s Annual Report, which was made available to all registered shareholders on or before the date of this Invitation and Proxy Statement. The Annual Report also contains the reports of Logitech’s auditors on the consolidated financial statements and on the statutory financial statements, Logitech’s Compensation Tables prepared in compliance with the Ordinance Against Excessive Compensation in Stock Exchange Listed Companies in Switzerland (the so-called “Minder Ordinance”) (the "Remuneration Report") as well as the report of the statutory auditors on the Remuneration Report, additional information on the Company’s business, organization and strategy, and information relating to corporate governance as required by the SIX Swiss Exchange directive on corporate governance. Copies of the Annual Report are available on the Internet at http://ir.logitech.com.
Under Swiss law, the annual report and financial statements of Swiss companies must be submitted to shareholders for approval or disapproval at each annual general meeting. In the event of a negative vote on this proposal by shareholders, the Board of Directors will call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.
Approval of this proposal does not constitute approval or disapproval of any of the individual matters referred to in the Annual Report or the consolidated or statutory financial statements for fiscal year 2022.
KPMG AG, as Logitech auditors, issued an unqualified recommendation to the Annual General Meeting that the consolidated and statutory financial statements of Logitech International S.A. be approved. KPMG AG expressed their opinion that the consolidated financial statements for the year ended March 31, 2022 present fairly, in all material respects, the financial position, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and comply with Swiss law. They further expressed their opinion and confirmed that the statutory financial statements and the proposed appropriation of available earnings comply with Swiss law and the Articles of Incorporation of Logitech International S.A. and the Remuneration Report contains the information required by Swiss law.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” approval of the Annual Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2022.

Proposal 2
Advisory Vote to Approve Executive Compensation
Proposal
The Board of Directors proposes that shareholders approve, on an advisory basis, the compensation of Logitech’s named executive officers disclosed in Logitech’s Compensation Report for Fiscal Year 2022.
Explanation
Since 2009, the Logitech Board of Directors has asked shareholders each year to approve Logitech’s compensation philosophy, policies and practices, as set out in the “Compensation Discussion and Analysis” section of the Compensation Report, in a proposal commonly known as a “say-on-pay” proposal. Beginning with the 2011 Annual General Meeting, a say-on-pay advisory vote was required for all public companies, including Logitech, that are subject to the applicable U.S. proxy statement rules. Shareholders have been supportive of our compensation philosophy, policies and practices in each of those years.
At the 2017 Annual General Meeting, shareholders approved a proposal to take the say-on-pay vote annually. Accordingly, the Board of Directors is asking shareholders to approve, on an advisory basis, the compensation of Logitech’s named executive officers disclosed in the Compensation Report, including the “Compensation Discussion and Analysis,” the Summary Compensation table and the related compensation tables, notes, and narrative. This vote is not intended to address any specific items of compensation or any specific named executive officer, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in the Compensation Report.
This say-on-pay vote is advisory and therefore is not binding. It is carried out as a best practice and to comply with applicable U.S. proxy statement rules, and is consequently independent from, and comes in addition to, the binding vote on the Approval of Compensation of the Board of Directors for the 2022 to 2023 Board Year contemplated in Proposal 12 below and the binding vote on the Approval of Compensation for the Group Management Team for fiscal year 2024 contemplated in Proposal 13 below. However, the say-on-pay vote will provide information to us regarding shareholder views about our executive compensation philosophy, policies and practices, which the Compensation Committee of the Board will be able to consider when determining future executive compensation. The Committee will seek to determine the causes of any significant negative voting result.
As discussed in the Compensation Discussion and Analysis section of Logitech’s Compensation Report for Fiscal Year 2022, Logitech has designed its compensation programs to:
•    provide compensation sufficient to attract and retain the level of talent needed to create and manage an innovative, high-growth, global company in highly competitive and rapidly evolving markets;
•    support a performance-oriented culture;
•    place most of total compensation at risk based on Logitech’s performance, while maintaining controls over inappropriate risk-taking by factoring in both annual and long-term performance;
•    provide a balance between short-term and long-term objectives and results;
•    align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value; and
•    reflect an executive’s role and past performance through base salary and short-term cash incentives, and his or her potential for future contribution through long-term equity incentive awards.

While compensation is a central part of attracting, retaining and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference are also a key part of Logitech’s success in attracting, motivating and retaining executives and employees.
The Compensation Committee of the Board has developed a compensation program that is described more fully in the Compensation Report for Fiscal Year 2022 included in this Invitation and Proxy Statement. Logitech’s compensation philosophy, compensation program risks and design, and compensation paid during fiscal year 2022 are also set out in the Compensation Report.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” approval of the following advisory resolution:
“Resolved, that the compensation paid to Logitech’s named executive officers as disclosed in the Compensation Report for Fiscal Year 2022, including the “Compensation Discussion and Analysis,” the "Summary Compensation Table for Fiscal Year 2022" and the related compensation tables, notes, and narrative discussion, is hereby approved.”

Proposal 3
Appropriation of Retained Earnings and Declaration of Dividend
Proposal
The Board of Directors proposes that CHF 1,693,500,610 (approximately USD 1,832,788,940 based on the exchange rate on March 31, 2022) of retained earnings be appropriated as follows:

	Year ended March 31, 2022
Retained earnings available at the
end of fiscal year 2022	CHF	1,693,500,610
Proposed dividends	CHF	(166,545,879)
Balance of retained earnings to be
carried forward	CHF	1,526,954,731
The Board of Directors approved and proposes a gross distribution of CHF 0.9621 per registered share or approximately USD 1.0412 per share based on the exchange rate on March 31, 2022. Based on the current shares issued (173,106,620 shares) and the proposed dividend per share, the maximum aggregate gross dividend would be CHF 166,545,879 (approximately USD 180,244,072 based on the exchange rate on March 31, 2022).
No distribution shall be made on shares held in treasury by the Company and its subsidiaries.
If the proposal of the Board of Directors is approved, the dividend payment of CHF 0.9621 per share (or approximately CHF 0.6254 per share after deduction of 35% Swiss withholding tax whenever required) will be made on or about September 28, 2022 to all shareholders on record as of the record date (which will be on or about September 27, 2022). We expect that the shares will be traded ex-dividend as of approximately September 26, 2022. For payments made in U.S. dollars, we expect to use the currency exchange rate as of the date of the meeting, September 14, 2022.
Explanation
Under Swiss law, the use of retained earnings must be submitted to shareholders for approval or disapproval at each annual general meeting. The retained earnings at the disposal of Logitech shareholders at the 2022 Annual General Meeting are the earnings of Logitech International S.A., the Logitech parent holding company.
The proposal of the Board of Directors to distribute a gross dividend of CHF 0.9621 per share represents an increase of 10% over the prior year, following another year of strong cash flow from operations, and is an indication of the Board of Directors’ confidence in the future of the Company. Since fiscal year 2013, the Board of Directors decided on a recurring annual gross dividend and not on an occasional one. As a consequence, the Company expects to propose such a dividend to the shareholders of the Company every year (subject to the approval of the Company’s statutory auditors in the applicable year).
Other than the distribution of the dividend, the Board of Directors proposes the carry-forward of retained earnings based on the Board’s belief that it is in the best interests of Logitech and its shareholders to retain Logitech’s earnings for future investment in the growth of Logitech’s business, for share repurchases, and for the possible acquisition of other companies or lines of business.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” approval of the proposed appropriation of retained earnings with respect to fiscal year 2022, including the payment of a dividend to shareholders of CHF 0.9621 per registered share.

Proposal 4
Amendment of the Articles of Incorporation Regarding the Creation of an Authorized Capital
Proposal
The Board of Directors proposes that shareholders authorize the Board of Directors to issue up to 17,310,662 new registered shares with a par value of CHF 0.25 each until September 14, 2024 and that a new Article 27 be added to that effect in the Articles of Incorporation of the Company in replacement of the existing Article 27 with the following text:

Article 27
The Board of Directors is authorized at any time until September 14, 2024 to increase the share capital of the Company by a maximum aggregate amount of CHF 4,327,666 through the issuance of not more than 17,310,662 registered shares with a par value of CHF 0.25 each, which will have to be fully paid in.
Increases in partial amounts are permitted. The Board of Directors may authorize the issuance of new shares by means of an underwriting or similar process carried out by one or more banks or other financial institutions with a view to offering the new shares to existing shareholders or to third parties. The Board of Directors shall determine the type of contributions, the issue price, the time of the issue, the conditions for the exercise of the preferential subscription rights, the use of unexercised preferential subscription rights and the date upon which the new shares shall become entitled to dividends. The Board of Directors may authorize, restrict or exclude the trading of preferential subscription rights.
If preferential subscription rights are granted, but not exercised, the Board of Directors shall use the rights associated with the relevant shares in the interest of the Company.
The Board of Directors may restrict or withdraw the preferential subscription rights of existing shareholders, and allocate such rights to third parties or to the Company for valid reasons, in particular if the new shares are being issued in connection with: (a) the acquisition of companies, enterprises, participations, assets, intellectual property rights, licenses or new investment projects; (b) a public offering or private placement of shares for the financing and/or refinancing of an acquisition of the kind referred to under (a) above; (c) a public offering or private placement of shares, under circumstances in which such public offering or private placement would be difficult to carry out or could likely only be carried out under less favourable terms if the preferential subscription rights of existing shareholders were not restricted or withdrawn; (d) the acquisition of a stake in the Company by a strategic partner; or (e) the broadening of the shareholder base of the Company in certain jurisdictions or in the context of a listing or admission to trading on a domestic or foreign stock exchange.

Other provisions under Title VIII of the Articles of Incorporation of the Company remain unchanged. The French text of the proposed new Article 27 (which shall be the only legally binding) can be found at http://ir.logitech.com.

Explanation
The Board of Directors proposes to create a new authorized share capital in replacement of the authorized share capital contemplated in the existing Article 27 of the articles of incorporation of the Company, which will expire on September 9, 2022. In compliance with Swiss company law, the Board of Directors proposes that the new authorized share capital be created for a period of two years from the date of the Annual General Meeting (i.e. until September 14, 2024). The Board of Directors further proposes that the new authorized share capital be limited to 10% of the existing share capital of the Company, consistent with the existing Article 27. The authorized share capital will make it possible for the Company to raise capital in a fast and flexible manner whenever necessary and to carry out or finance acquisitions or strategic transactions or relationships.
Voting Requirement to Approve Proposal
The affirmative "FOR" vote of a two-thirds majority of the shares represented at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote "FOR" approval of the proposed amendment to the Articles of Incorporation to create an authorized share capital.

Proposal 5
Amendment of the Articles of Incorporation Regarding the Holding of Virtual Shareholder Meetings
Proposal
The Board of Directors proposes to supplement as follows Article 8 of the Company's Articles of Incorporation, with effect upon the entry into effect of the Swiss corporate law reform of 2020 on January 1, 2023, to make it possible for the Board of Directors to hold general meetings virtually:

Article 8

Paragraphs 1 and 2: Unchanged.
Paragraph 3 (new):
"As from January 1, 2023, the Board of Directors may also decide to hold General Meetings in several locations or virtually without any physical place of meeting."

The rest of Article 8 remains unchanged.

The French text of the proposed Article 8, as amended (which shall be the only legally binding), can be found at http://ir.logitech.com.
Explanation
The Swiss corporate law reform, which was adopted in June 2020 and will become effective in January 2023, makes it possible for Swiss corporations to hold their general meetings in several locations simultaneously or virtually without any physical place of meeting. A general meeting can however only be held virtually if the Articles of Incorporation of the relevant company specifically contemplate that possibility. While the Board of Directors expects to continue to hold its annual general meeting in Switzerland, to create the flexibility to take advantage of this new possibility and hold virtual general meetings in the future whenever appropriate, the Board of Directors proposes to supplement Article 8 of the Company's Articles of Incorporation to that effect.
Voting Requirement to Approve Proposal
The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote "FOR" approval of the proposed amendment to the Articles of Incorporation regarding the convening of shareholder meetings.

Proposal 6
Amendment of the Articles of Incorporation Regarding the Name of the Municipality in which Logitech's Registered Seat is Located

Proposal

The Board of Directors proposes that shareholders approve an amendment to the Article 1 of the Articles of Incorporation of the Company to change the location of the registered office from Apples to Hautemorges further to a merger between the municipality of Apples, in which the Company’s registered seat is located, and five other municipalities.

Article 1
Sentences 1 and 2: Unchanged.

Sentence 3 (amended):
"The registered office is in Hautemorges."

The French text of the proposed Article 1, as amended (which shall be the only legally binding), can be found at http://ir.logitech.com.

Explanation

On May 28, 2018, the citizens of the municipalities of Apples, Bussy-Chardonney, Cottens, Pampigny, Reverolle and Sévery, in the Canton of Vaud, Switzerland, approved the merger of their municipalities to create the municipality of Hautemorges. This merger entered into effect on July 1, 2021. As a consequence of this merger, the name of the municipality in which the Company’s registered office is located, Apples, has changed to Hautemorges. The Board of Directors proposes to amend the Articles of Incorporation of the Company to take into account this administrative change.

Voting Requirement to Approve Proposal

The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

The Board of Directors recommends a vote "FOR" approval of the proposed amendment to the Articles of Incorporation regarding the name of the municipality in which the Company’s registered seat is located.

Proposal 7
Amendment and Restatement of the 2006 Stock Incentive Plan, including an increase to the number of shares available for issuance under the Plan
Proposal
The Board of Directors proposes that shareholders approve amendments to and the restatement of the Logitech International S.A. 2006 Stock Incentive Plan (the “Plan”) to authorize three million two hundred fifty thousand (3,250,000) additional shares for issuance under the Plan, to reflect change in tax law, to modify certain Plan provisions to conform to the Company’s governance practices, and to implement other best practices.
Explanation
The Board of Directors believes a key component of the Company’s continued ability to be successful is due to its talented employee base and that future success depends on the ability to attract and retain high-caliber employees. The Board believes the continued ability to grant equity awards is a necessary and essential recruiting and retention tool for the Company to attract and retain the high-caliber employees, officers and directors critical to the Company’s success.
The 2006 Stock Incentive Plan is the Company’s only active employee equity plan (other than its Employee Stock Purchase Plans), and as of March 31, 2022 we have approximately 6.43 million shares remaining for the grant of new awards under the Plan. We estimate that this remaining pool will be exhausted within the next two to three years despite the fact that, to maximize shareholder value, the Company actively manages its program to use its equity plan resources as effectively as possible.

In determining the number of additional shares to allocate to the Plan, the Company analyzed various metrics, including the Company’s run rate and the dilutive impact of the proposed share reserve increase. The Company considered public information published by proxy advisors as well as the proxy voting guidelines of certain institutional advisors. The Company has calculated its average gross “run rate” for awards that have been granted under the Plan in the last three fiscal years as approximately 1.0%. “Run rate” is the number of shares subject to awards granted (in the case of performance share units (“PSUs”), calculated based on the target number of PSUs) divided by the basic weighted average number of shares outstanding. The average gross run rate has been calculated based on the average of awards granted under the Plan for each of fiscal years 2020, 2021 and 2022 without applying any multiplier to the number of restricted stock units (“RSUs”) or other full-value awards granted based, in part, because investors and proxy advisors may vary in their approach with respect to the value of any multiplier, if any is used at all.

The Board of Directors also considered the Company’s prospective equity compensation requirements and the dilutive impact of the proposed share increase under the Plan. The potential dilution to current shareholders that could result from the future issuance of shares reserved under our equity plans, including the shares being considered by this proposal, determined as of March 31, 2022, would be approximately 7.8% (expressed as a percentage where the numerator is the sum of 3.25 million shares (the additional shares being considered under this proposal), plus 6.43 million shares currently available for the grant of future awards, plus 4.44 million shares subject to outstanding awards (for PSUs, calculated assuming the target performance level is attained), and the denominator is the sum of the numerator, plus 167.45 million shares, the basic weighted number of shares outstanding).

The Compensation Committee anticipates that the additional shares requested will enable the Company to fund the equity compensation program for an additional one to two years, based on historical grant patterns, accommodating anticipated grants relating to the hiring, retention and promotion of employees and providing reasonable flexibility for acquisitions, understanding that the share reserve could last for a longer or shorter period of time based on various factors that cannot be predicted at this time. The table below sets out the shares currently available under the Plan and if this proposal is approved:

Shares
2006 Stock Incentive Plan Share Reservation	(in millions)
Initial shares authorized under the Plan	14.00
Additional shares authorized at subsequent Annual General Meetings	16.55
Shares awarded from June 2006 through March 31, 2022, net of cancellations	(24.12)
Additional shares requested under this proposal	3.25
Total shares available for issuance at March 31, 2022 (as if proposal approved)	9.68

Awards Outstanding under the Plan as of March 31, 2022

As of March 31, 2022, approximately 1.39 million shares were issuable upon exercise of stock options outstanding under the Plan with a weighted average exercise price of USD 61.88 per share and a weighted average term of 8.3 years, and an aggregate of approximately 3.05 million shares were subject to RSUs and PSUs (calculated assuming target performance level is attained) outstanding under the Plan with no exercise price.

The Board is not proposing an increase to the Company’s conditional capital for Logitech’s employee equity incentive plans. Since 2000, Logitech has used shares held in treasury from its share repurchase programs to cover its issuance obligations under employee equity incentive grants, including grants made under the Plan. It expects to continue to do so.

Logitech has granted equity incentives to employees since its very earliest days in the 1980s. The use of equity compensation in part reflects market practice, especially in California’s Silicon Valley, where the Company has a significant presence. However, it is also a key differentiator in attracting and retaining employees in employment markets outside of the United States where, historically, equity incentive compensation was not or is not common. The Board of Directors believes that having the ability to offer equity incentives continues to be a key part of Logitech’s compensation program and the Company’s long-term success.

Material Changes to the Plan

The following summary highlights the proposed material changes to the Plan.

•The number of shares reserved for future issuance pursuant to awards granted under the Plan has been increased by three million two hundred fifty thousand (3,250,000) additional shares from 30.55 million shares to 33.80 million shares.

•The Plan has been amended to delete provisions previously required under the Internal Revenue Code of 1986, as amended (the “Code”) to grant awards intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, including the calendar year award limits, in light of the elimination of the qualified performance-based compensation exemption from the compensation deductibility limitation on compensation in excess of $1 million dollars to certain “covered employees” resulting from the amendments to the Code under the Tax Cuts and Jobs Act of 2017.

•The Plan has been amended to clarify that the payment of dividends and dividend equivalent rights that accrue or are granted with respect to restricted share awards and RSUs, respectively, are conditioned on the vesting of the underlying award.

The following summary of certain material features of the Plan is qualified in its entirety by reference to the Plan, which is attached to this proxy statement as Appendix A.

Key Terms of the Plan at a Glance

The following is a summary of the key provisions of the Plan, as amended and restated.

Plan Term:	The Plan, as amended and restated, will become effective on the date the shareholders approve the Plan and will continue in effect until terminated by the Board of Directors. The proposed amendments generally will apply to previously granted awards that are outstanding as well as to awards that are granted after the effective date of the Plan amendment.

Eligible Participants:	Employees, directors, and consultants of the Company, a parent, a subsidiary or an affiliate generally are eligible to receive each type of award offered under the Plan.
Only employees of the Company, a parent or a subsidiary are eligible to receive incentive stock options (ISOs) under the Plan.

Shares Available for Awards:	If the amendments are approved by the shareholders, 33.80 million shares will be available for awards over the entire term of the Plan, of which approximately 9.68 million shares will be available for the grant of new awards under the Plan as of March 31, 2022 (based on awards granted through March 31, 2022), subject to adjustment in the event of certain changes in the capitalization of the Company.

Award Types	(1) Options
(2) SARs
(3) Restricted shares
(4) RSUs

Award Terms:	Options and SARs will have a term of no longer than ten years.

ISO Limits:	No more than the maximum number of shares reserved for issuance may be granted as ISOs under the Plan.

Minimum Vesting:	Minimum one-year service vesting requirements are applicable to all newly granted awards, except that 5% of the number of shares reserved for issuance under the Plan and substitute awards granted in connection with certain corporate transactions are not subject to this minimum service vesting requirement.

No Dividends / Dividend Equivalent Right on Unvested Awards or Options/SARs:	Payments or credits of dividends or dividend equivalent rights shall be prohibited on unvested restricted shares and RSUs. The Plan also prohibits the granting of dividends and dividend equivalents on all options and SARs.

No Evergreen:	The Plan does not include an automatic share reserve replenishment feature.

Not Permitted:	The following are not permitted under the Plan:
(1) Discounted Options or SARs – Granting options or SARs at a price below fair market value of the Company’s shares on the date of grant.
(2)
Repricing – Unless approved by the shareholders, repricing or reducing the exercise price of an underwater option or SAR, or exchanging underwater options or SARs for (i) a new option or SAR with a lower exercise price, (ii) a cash payment or (iii) any other award.

(3)
Recycling of Shares Subject to Options/SARs – Adding shares back to the number of shares available for issuance when (i) shares covered by an option or SAR are surrendered in payment of the option exercise price or in satisfaction of tax withholding obligations related to exercise or settlement of an option or SAR, (ii) shares are not issued or delivered as a result of net settlement of an outstanding SAR or option, and (iii) shares are repurchased on the open market with the proceeds of the exercise of an option.

(4) Automatic Vesting Acceleration Upon Change of Control.

Summary of the Plan

Administration of the Plan. The Board of Directors or the Compensation Committee, which is made up entirely of independent directors (collectively referred to herein as the administrator), administers the Plan. The administrator selects the employees, consultants and directors who will receive awards, determines the number of shares covered by the awards, and, subject to the terms and limitations in the Plan, establishes the terms, conditions and other provisions of each award agreement. The administrator may interpret the Plan and establish, amend and rescind any rules relating to the Plan. The administrator may delegate to a committee of one or more officers of the Company the ability to grant awards, to the extent permitted by the Company’s corporate governing documents. The administrator also may adopt sub-plans and corresponding rules, procedures and forms of award agreement for the purposes of granting awards to participants outside the U.S. and complying with non-U.S. laws.

Share Reserve. The maximum number of shares that we have authorized for issuance under the Plan is 33.8 million shares.

Any shares subject to an award that expires or terminates unexercised or before settlement, is not earned in full or is forfeited, is settled in cash, or shares used to satisfy tax withholding obligations for awards other than an option or SAR, will again become available for issuance under the Plan. Any dividend equivalents credited under the Plan and paid in cash shall not be applied against the number of shares that may be issued under the Plan.

The following shares will be counted against the maximum number of shares reserved for issuance and will not be returned to the Plan for future issuance: (i) shares covered by an option or a SAR that are surrendered in payment of the option exercise price or due to tax withholding at exercise, (ii) shares that are not issued or delivered as a result of net settlement of an outstanding SAR or option, and (iii) shares that are repurchased on the open market with the proceeds of the exercise of an option.

Eligibility. Only employees of the Company, a parent or a subsidiary are eligible to receive ISOs. Employees, directors and consultants of the Company, a parent, a subsidiary or an affiliate are eligible to receive nonstatutory options, SARs, restricted shares, and RSUs. As of March 31, 2022, the Company had approximately 8,200 employees, ten non-employee directors and approximately 400 consultants eligible to receive awards under the Plan. Consultants, however, may only be granted awards to the extent permitted by the Company’s corporate governing documents.

Awards. Awards granted under the Plan may include any of the following:

Options. An option is the right to purchase shares of the Company at a fixed exercise price for a fixed period of time. Each option is evidenced by an award agreement and is subject to the following terms and conditions:

Number of Options. The administrator will determine the number of shares subject to an option granted to any participant.

Exercise Price. The administrator will determine the exercise price of options granted under the Plan at the time the options are granted, but the exercise price generally must be at least equal to the fair market value of a share of the Company on the date of grant. The fair market value of a share generally is determined with reference to the closing sale price for a share of the Company on the day the option is granted on either the SIX Swiss Exchange (for options denominated in Swiss francs) or the NASDAQ Global Select Market (for options denominated in U.S. dollars). The fair market value on the date of grant also may be determined based on an average of trading prices in a period before or after the date of grant. As of June 1, 2022, the closing price of a share of the Company was CHF 58.46 on the SIX Swiss Exchange and USD 60.28 on the NASDAQ Global Select Market.

Exercise of Option; Form of Consideration. The administrator determines when options become exercisable, subject to the minimum vesting requirements described below and may, in its discretion, accelerate the vesting of outstanding options under certain circumstances. The means of payment for shares issued upon exercise of an option is specified in each award agreement. To the extent permitted by applicable law, the Plan permits payment to be made by cash, cash equivalents, promissory note, other shares (with some restrictions), cashless exercise, net exercise, any combination of the prior methods of payment or any other form of consideration permitted by applicable law.

Term of Option. The term of an option will be stated in the award agreement. However, the term of an option may not exceed ten years. No option may be exercised after the expiration of its term.

Termination of Service. After termination of service, an option holder may exercise his or her option for the period of time determined by the administrator and stated in the award agreement. If no period of time is stated in a participant’s award agreement, a participant may exercise the option within ninety days after such termination, to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the award agreement), unless such participant’s service terminates due to the participant’s death or disability, in which case the participant (or, if the participant has died, the participant’s estate, designated beneficiary or the person who acquires the right to exercise the option by bequest or inheritance) may exercise the option, to the extent the option was vested on the date of termination (or to the extent the vesting is accelerated upon the participant’s death), within one year after the date of such termination. However, unless a participant’s service is terminated for cause, if a participant is prevented from exercising an option within the applicable post-termination time period due to legal compliance issues relating to the issuance of shares, the option will remain exercisable for thirty days after the date on which the Company notifies the participant that the option is exercisable, but in any event no later than the expiration of the term of the option.

Stock Appreciation Rights. A SAR is the right to receive the appreciation in the fair market value of shares of the Company between the grant date and the exercise date, for that number of shares of the Company with respect to which the SAR is exercised. The Company may pay the appreciation in cash, shares of the Company with equivalent value, or in some combination thereof, as determined by the administrator. Each award of SARs is evidenced by an award agreement specifying the terms and conditions of the award. The administrator determines the number of shares granted to a service provider pursuant to an award SARs. The administrator also determines the exercise price of SARs, the vesting schedule, subject to the minimum vesting requirements described below, and other terms and conditions of SARs. However, the exercise price must be at least equal to the fair market value of a share of the Company on the date of grant, and the term of a SAR may not exceed ten years.

After termination of service, a participant will be able to exercise the vested portion of his or her SAR for the period of time determined by the administrator and provided in the award agreement. If no period of time is provided in a participant’s award agreement, a participant or, in the case of participant’s death, his or her estate or beneficiary, will generally be able to exercise his or her vested SAR for (i) 90 days after his or her termination for reasons other than death or disability, and (ii) one year following his or her termination due to death or disability. In no event may a SAR be exercised after the expiration of its term.

Restricted Shares. Restricted share awards are awards of shares of the Company that vest in accordance with terms and conditions established by the administrator, subject to the minimum vesting requirements described below. Each award of restricted shares is evidenced by an award agreement specifying the terms and conditions of the award. Vesting can be conditioned on continued employment, the passage of time, or performance goals. The administrator will determine the number of restricted shares granted to any participant. The administrator also determines the purchase price, if any, of restricted shares and, unless the administrator determines otherwise, unvested restricted shares typically will be subject to forfeiture upon the voluntary or involuntary termination of a participant’s service for any reason including death or disability.

Restricted Stock Units (including Performance-Based Restricted Stock Units). RSUs are awards that represent the right to receive shares of the Company or cash equal to the value of the shares, or some combination of both as determined by the administrator, if the RSUs vest. RSUs vest in accordance with terms and conditions established by the administrator, as set forth in the applicable award agreement and subject to the minimum vesting requirements describe below. Vesting can be conditioned on continued employment, the passage of time, or performance goals. RSUs that are subject to performance goals are referred to as performance-based restricted stock units. No condition that is subject to performance goals may be based on performance over a period of less than one year. The award agreement may provide for forfeiture or cancellation of the RSUs, in whole or in part, in the event of termination of the participant’s service.

Minimum One-Year Service Vesting Requirement. No award granted under the amended Plan may vest prior to the date that the participant has completed one year of service following the grant date, except that 5% of the number of shares reserved for future issuance under the Plan as of the date the Plan amendment becomes effective is not subject to this minimum service vesting requirement. Substitute awards granted in connection with a corporate transaction are not subject to this minimum service vesting requirement.

Vesting Acceleration. The administrator has the authority to accelerate the vesting of awards in any circumstance, including upon a participant’s termination of service for any reason (including death, disability or retirement) or upon a corporate transaction or change of control.

Nontransferability of Awards. Unless otherwise determined by the administrator, awards granted under the Plan are not transferable other than by will, by beneficiary designation (if such a designation is permitted by the administrator) or by the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant. If the administrator makes an award transferable, the award shall contain such additional terms and conditions as the administrator deems appropriate.

Adjustments upon Change in Capitalization. In the event that the shares of the Company or other securities change by reason of a stock dividend (including with respect to the stock of a subsidiary), stock split, reverse stock split, spin-off, combination or reclassification of shares, extraordinary dividend of cash or assets, recapitalization, reorganization or any similar event affecting the shares of the Company or other securities, the administrator will make adjustments to the number and kind of the shares of the Company or other securities subject to the Plan, including the maximum number of shares that may be issued pursuant to the exercise of an ISO and the annual limits on the number of shares that may be granted with respect to an ISO award, or subject to awards previously granted, and the exercise or settlement price of awards previously granted, in order to reflect the change and to preclude a dilution or enlargement of benefits under an award.

Adjustments upon Dissolution or Liquidation. Effective upon the consummation of the Company’s liquidation or dissolution, any unexercised award generally will terminate. The administrator may, in its discretion, provide that a participant will have the right to exercise all or any part of an award, including shares as to which an award would not otherwise be exercisable, prior to the consummation of such proposed action.

Adjustments upon Merger or Change in Control. In the event the Company is a party to a merger, consolidation or reorganization, or the sale of substantially all of its assets, then each outstanding award will be subject to the applicable award agreement, which must provide for one or more of the following: the continuation, assumption, or substitution of outstanding awards; full exercisability or vesting of outstanding awards (which may be contingent on the closing of the transaction); or the cancellation of outstanding awards and the payment to the holder in cash or shares of an amount equal to the per share amount that shareholders of the Company are entitled to receive or realize in connection with the applicable transaction with respect to the number of shares subject to the applicable award (which payment may be made subject to continued vesting).

Amendment and Termination of the Plan. The Plan will continue in effect until the Board of Directors terminates it. In addition, the Board of Directors has the authority to amend, alter, suspend or terminate the Plan, but no amendment, alteration, suspension or termination may impair the rights of any participant under an outstanding award, unless agreed otherwise between the participant and the administrator. The Plan or an award agreement may be amended, altered, suspended or terminated without consent from the participant if required to facilitate compliance with applicable laws.

U.S. Federal Tax Consequences

The U.S. federal tax rules applicable to the Plan under the Code are summarized below. This summary does not include the tax laws of any municipality or state or any country outside the United States in which a participant resides or to which he or she may be subject.

Nonstatutory Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee is subject to tax withholding. The Company’s U.S. operating subsidiary is generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of the shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Stock Appreciation Rights. No taxable income is reportable when a SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be long-term or short-term capital gain or loss, depending on the holding period.

Logitech Inc., the Company’s U.S. operating subsidiary, generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant subject to U.S. taxation and at the time such participant recognizes such income.

Restricted Shares. A participant generally will not have taxable income at the time an award of restricted shares is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the restricted shares becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture (e.g., vested). However, a holder of restricted shares may elect to recognize income at the time he or she is granted the award (to the extent it is not vested) in an amount equal to the fair market value of the shares underlying the award less any amount paid for the shares on the date the award is granted. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the settlement date, will be taxed as a long-term or short-term capital gain or loss, depending on the holding period.

Logitech Inc. generally will be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant on the date the shares are freely transferable or no longer subject to a substantial risk of forfeiture, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Units. A participant generally will not have taxable income at the time an award of RSUs is granted. Upon the settlement of the award, the participant normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any non-restricted shares received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the settlement date, will be taxed as a long-term or short-term capital gain or loss, depending on the holding period.
Logitech Inc. generally will be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant on the settlement date, except to the extent such deduction is limited by applicable provisions of the Code.
Limits on Deductions Under Code Section 162(m). Special rules limit the deductibility of compensation paid to certain individuals meeting the requirements of a “covered employee.” Under Section 162(m) of the Code, the annual compensation paid to a covered employee may not be deductible to the extent it exceeds USD 1 million.

New Plan Benefits

The amount and timing of awards granted under the Plan are determined in the sole discretion of the administrator and therefore cannot be determined in advance. The future awards that would be received under the Plan by executive officers and other employees are discretionary and are therefore not determinable at this time.

Historical Grants under the Plan

The following table shows, for each of the individuals and groups indicated, the aggregate number of shares subject to awards that have been granted to the individuals and groups indicated below under the Plan since its inception through March 31, 2022:

Number of Shares
Name of Individual or Group	Underlying Awards Granted
Named Executive Officers
Bracken Darrell	2,556,148
Nate Olmstead	128,074
Prakash Arunkundrum	228,029
Samantha Harnett	29,070
Current Executive Officers as a Group	2,941,321
Current Non-Employee Directors as a Group	248,858
Non-Employee Director Nominees
Patrick Aebischer	23,737
Wendy Becker	18,537
Edouard Bugnion	36,837
Guy Gecht	10,289
Marjorie Lao	13,862
Neela Montgomery	18,537
Michael Polk	10,289
Deborah Thomas	5,307
Christopher Jones	—
Kwok Wang Ng	—
Sascha Zahnd	—
All Current Employees, other than Executive Officers, as a Group	13,766,736
Voting Requirement to Approve Proposal
The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote "FOR" approval of the proposed amendments to and restatement of the 2006 Stock Incentive Plan, including the increase by three million two hundred fifty thousand (3,250,000) to the number of shares available for issuance under the Plan.

Proposal 8
Release of the Board of Directors and Executive Officers from Liability for Activities during Fiscal Year 2022
Proposal
The Board of Directors proposes that shareholders release the members of the Board of Directors and Executive Officers from liability for activities during fiscal year 2022.
Explanation
As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to release the members of the Board of Directors and the Executive Officers from liability for their activities during fiscal year 2022 that have been disclosed to shareholders. This release from liability exempts members of the Board of Directors or Executive Officers from liability claims brought by the Company or its shareholders on behalf of the Company against any of them for activities carried out during fiscal year 2022 relating to facts that have been disclosed to shareholders. Shareholders that do not vote in favor of the proposal, or acquire their shares after the vote without knowledge of the approval of this resolution, are not bound by the result for a period ending six months after the vote.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions and not counting the votes of any member of the Board of Directors or of any Logitech executive officers.
Recommendation
The Board of Directors recommends a vote “FOR” the proposal to release the members of the Board of Directors and Executive Officers from liability for activities during fiscal year 2022.

Proposal 9
Elections to the Board of Directors
Our Board of Directors is presently composed of eleven members. Each director was elected for a one-year term ending at the closing of the 2022 Annual General Meeting.
At the recommendation of the Nominating and Governance Committee, the Board has nominated the twelve individuals below to serve as directors for a one-year term, beginning in each case as of the Annual General Meeting on September 14, 2022. Nine of the twelve nominees currently serve as members of the Board of Directors. Their current terms expire upon the closing of the Annual General Meeting on September 14, 2022. The other nominees were recommended by the Nominating and Governance Committee of the Board and approved by the Board in June 2022 as nominees for election to the Board. The candidacy of Mr. Christopher Jones was recommended by Spencer Stuart, a search firm that we engaged to identify director candidates. The candidacies of Mr. Kwok Wang Ng and Sascha Zahnd were recommended by Dr. Bjorn Johansson Associates, a search firm that we engaged to identify director candidates. Dr. Neil Hunt, having served the Company as a member of the Board for twelve years, which is the limit for non-employee directors under our Organizational Regulations, and Mr. Riet Cadonau are not standing for re-election.
The term of office ends at the closing of the next Annual General Meeting. There will be a separate vote on each nominee.
Under Swiss law, Board members may only be appointed by shareholders. If the individuals below are elected, the Board will be composed of twelve members, restoring the Board to its 12-member composition from prior to the 2021 Annual General Meeting. The Board has no reason to believe that any of our nominees will be unwilling or unable to serve if elected as a director.
For further information on the Board of Directors, including the current members of the Board, the Committees of the Board, the means by which the Board exercises supervision of Logitech’s executive officers, and other information, please see “Corporate Governance and Board of Directors Matters” below.
9.A Re-election of Dr. Patrick Aebischer
Proposal: The Board of Directors proposes that Dr. Patrick Aebischer be re-elected to the Board for a one-year term ending at the closing of the 2023 Annual General Meeting.
For biographical information and qualifications of Dr. Aebischer, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 40.
9.B Re-election of Ms. Wendy Becker
Proposal: The Board of Directors proposes that Ms. Wendy Becker be re-elected to the Board for a one-year term ending at the closing of the 2023 Annual General Meeting.
For biographical information and qualifications of Ms. Becker, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 40.
9.C Re-election of Dr. Edouard Bugnion
Proposal: The Board of Directors proposes that Dr. Edouard Bugnion be re-elected to the Board for a one-year term ending at the closing of the 2023 Annual General Meeting.
For biographical information and qualifications of Dr. Bugnion, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 41.
9.D Re-election of Mr. Bracken Darrell
Proposal: The Board of Directors proposes that the Company’s President and Chief Executive Officer, Mr. Bracken Darrell, be re-elected to the Board for a one-year term ending at the closing of the 2023 Annual General Meeting.
For biographical information and qualifications of Mr. Darrell, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 42.

9.E Re-election of Mr. Guy Gecht
Proposal: The Board of Directors proposes that Mr. Guy Gecht be re-elected to the Board for a one-year term ending at the closing of the 2023 Annual General Meeting.
For biographical information and qualifications of Mr. Gecht, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 42.
9.F Re-election of Ms. Marjorie Lao
Proposal: The Board of Directors proposes that Ms. Marjorie Lao be re-elected to the Board for a one-year term ending at the closing of the 2023 Annual General Meeting.
For biographical information and qualifications of Ms. Lao, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 43.
9.G Re-election of Ms. Neela Montgomery
Proposal: The Board of Directors proposes that Ms. Neela Montgomery be re-elected to the Board for a one-year term ending at the closing of the 2023 Annual General Meeting.
For biographical information and qualifications of Ms. Montgomery, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 44.
9.H Re-election of Mr. Michael Polk
Proposal: The Board of Directors proposes that Mr. Michael Polk be re-elected to the Board for a one-year term ending at the closing of the 2023 Annual General Meeting.
For biographical information and qualifications of Mr. Polk, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 44.
9.I Re-election of Ms. Deborah Thomas
Proposal: The Board of Directors proposes that Ms. Deborah Thomas be re-elected to the Board for a one-year term ending at the closing of the 2023 Annual General Meeting.
For biographical information and qualifications of Ms. Thomas, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 45.
9.J Election of Mr. Christopher Jones
Proposal: In accordance with the recommendation of the Nominating and Governance Committee, the Board of Directors proposes that Mr. Christopher Jones be elected to the Board for a one-year term ending at the closing of the 2023 Annual General Meeting.
Christopher Jones is the Chief Product Officer at Amperity, Inc., a company providing an intelligent customer data platform that empowers global consumer brands. He has served in that position since June 2018. Prior to joining Amperity, Mr. Jones spent twenty-seven years at Microsoft Corporation, a multinational technology corporation that produces computer software, consumer electronics, personal computers and related services, from 1991 to 2018, most recently as the Director, Healthcare NExT from October 2015 to May 2018. At Microsoft, he was also Corporate Vice President, OneDrive & SharePoint from 2014 to 2015, Corporate Vice President, Oulook.com, OneDrive and Windows Services from 2006 to 2014, Corporate Vice President, Windows from 2000 to 2006, Group Manager & Group Program Manager, Internet Explorer from 1995 to 2000, Technical Assistant from 1994 to 1995, and Group Program Manager, Microsoft Publisher from 1991 to 1994. Mr. Jones serves on the Board of RealNetworks, Inc., a provider of artificial intelligence and computer vision-based products and a pioneer in Internet streaming media delivery software and services. Mr. Jones holds a BS degree in Mathematical and Computational Sciences from Stanford University. He is 53 years old and a U.S. national.
Mr. Jones brings significant expertise in technology, product development leadership and strategy, consumer and enterprise software and services, artificial intelligence and cybersecurity, as well as senior leadership and brand identification experience, to the Board from leading technology companies such as Amperity and Microsoft.

The Board of Directors has determined that he will be an independent director.

9.K Election of Mr. Kwok Wang Ng
Proposal: In accordance with the recommendation of the Nominating and Governance Committee, the Board of Directors proposes that Mr. Kwok Wang Ng be elected to the Board for a one-year term ending at the closing of the 2023 Annual General Meeting.
Kwok Wang Ng is the Chief Executive Officer of SGS S.A., a testing, inspection and certification company, a position he has held since March 2015.  He has held management roles at SGS since 1994, including Executive Vice President, Industrial Services from 2012 to 2015, Executive Vice President, Consumer Testing Services from 2005 to 2012, Regional Managing Director, SGS U.S. Testing North America from 2002 to 2005, Operations Manager, Consumer Testing Services from 1998 to 2002, Division Manager, Consumer Products, Standard Technical Services from 1996 to 1998.  Mr. Ng started his career as a Quality Assurance Engineer at Sodeco S.A., a company specializing in metering and phone systems, from 1987 to 1989.  Mr. Ng holds a BA degree in Economics and Econometrics from the University of Essex and a Diploma in Engineering from the Engineering School of Geneva. He is 55 years old and a Swiss and Chinese national.
As CEO of a globally operating Swiss SMI company, and through his broad range of management roles in Europe, China and the U.S., Mr. Ng brings senior leadership, consumer product, operations, Swiss investor base and governance, and global experience to the Board.
The Board of Directors has determined that he will be an independent director.
9.L Election of Mr. Sascha Zahnd
Proposal: In accordance with the recommendation of the Nominating and Governance Committee, the Board of Directors proposes that Mr. Sascha Zahnd be elected to the Board for a one-year term ending at the closing of the 2023 Annual General Meeting.

Sascha Zahnd is the former Vice President, EMEA and Global Supply Chain of Tesla Inc., an automotive and clean energy company.  At Tesla, Mr. Zahnd was the Vice President, EMEA from June 2019 to December 2020 and the Vice President, Global Supply Chain from May 2016 to May 2019.  Prior to joining Tesla, Mr. Zahnd was the Vice President, Supply & Procurement at ETA S.A./The Swatch Group, a company designing and manufacturing watches and calibers for the watch industry, from 2010 to April 2016.  From 2001 to 2010, Mr. Zahnd held a series of management positions at IKEA, a multinational conglomerate that designs and sells furniture, appliances and home accessories among other goods and home services, including Head of Supply Division Asia Pacific at IKEA Asia Pacific from 2006 to 2010, Sales Manager and Deputy to General Manager at IKEA Retail from 2005 to 2006, Leader Task Force, Supply Mexico, Turnaround at IKEA Trading (Purchasing), Mexico from 2003 to 2005, Project Leader, European Distribution Strategy at IKEA of Sweden in 2003, and Regional Logistic Manager at IKEA Distribution South Europe from 2001 to 2003.  Mr. Zahnd serves as the non-executive Chairman and a member of the Audit Committee of Valora Holding AG, a retail holding company, and on the Board and Audit Committee of myTheresa.com, a fashion e-commerce company.  He also serves as President and a member of the Executive and Steering Committees of the Board of digitalswitzerland, an association and foundation of leading companies, organizations, academia and politics with the goal of establishing Switzerland as a leading global digital innovation hub. Mr. Zahnd holds an Executive MBA degree from IMD Business School in Lausanne and a BA degree in Business Administration from University of Applied Sciences in Basel.

Mr. Zahnd brings significant expertise in retail, production and supply chain, as well as senior leadership, Swiss investor and governance, and global experience, to the Board from his roles as part of Tesla’s leadership team and in leading technology and retail companies in Europe, the U.S., Mexico and Asia/China. He is 47 years old and a Swiss national.

The Board of Directors has determined that he will be an independent director.
Voting Requirement to Approve Proposals
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” the election to the Board of each of the above nominees.

Proposal 10
Election of the Chairperson of the Board
Pursuant to the so-called “Minder Ordinance”, Swiss law requires that the Chairperson of the Board of Directors be elected on the occasion of each Annual General Meeting for a one-year term ending at the closing of the following Annual General Meeting. In line with current corporate governance best practices, the Board of Directors has selected Ms. Wendy Becker as its nominee to continue to lead the Board of Directors as an independent Chairperson. Ms. Becker has been the Chairperson since 2019, is a non-executive member of the Board of Directors since September 2017, and is the current Chairperson of the Company's Nominating and Governance Committee. As noted in her biographical information and qualifications in "Corporate Governance and Board of Directors Matters - Members of the Board of Directors" on page 40, Ms. Becker has extensive senior leadership experience as well as broad and diverse experience with boards of directors and trustee positions.
Proposal
The Board of Directors proposes that Ms. Wendy Becker be re-elected as Chairperson of the Board of Directors for a one-year term ending at the closing of the 2023 Annual General Meeting.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” the re-election of Ms. Wendy Becker as Chairperson of the Board of Directors.

Proposal 11
Elections to the Compensation Committee
Our Compensation Committee is presently composed of five members, three of whom are standing for re-election to the Board of Directors and to the Compensation Committee. Following the amendment to the Swiss corporate law on January 1, 2014, the members of the Compensation Committee are to be elected annually and individually by the shareholders. Only members of the Board of Directors can be elected as members of the Compensation Committee.
At the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the four individuals below to serve as members of the Compensation Committee for a term of one year. Three of the nominees currently serve as members of the Compensation Committee and, as required by our Compensation Committee charter, all of the nominees are independent in accordance with the requirements of the listing standards of the Nasdaq Stock Market, the outside director definition of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, the definition of a “non-employee director” for purposes of Rule 16b-3 promulgated by the U.S. Securities and Exchange Commission, and Rule 10C-1(b)(1) of the U.S. Securities Exchange Act of 1934, as amended.
The term of office ends at the closing of the next Annual General Meeting. There will be a separate vote on each nominee.
11.A Re-election of Dr. Edouard Bugnion
Proposal: The Board of Directors proposes that Dr. Edouard Bugnion be re-elected to the Compensation Committee for a one-year term ending at the closing of the 2023 Annual General Meeting.
For biographical information and qualifications of Dr. Bugnion, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 41.
11.B Re-election of Ms. Neela Montgomery
Proposal: The Board of Directors proposes that Ms. Neela Montgomery be re-elected to the Compensation Committee for a one-year term ending at the closing of the 2023 Annual General Meeting.

For biographical information and qualifications of Ms. Montgomery, please refer to "Corporate Governance and Board of Directors Matters – Members of the Board of Directors" on page 44.
11.C Re-election of Mr. Michael Polk
Proposal: The Board of Directors proposes that Mr. Michael Polk be re-elected to the Compensation Committee for a one-year term ending at the closing of the 2023 Annual General Meeting.
For biographical information and qualifications of Mr. Polk, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 44.
11.D Election of Mr. Kwok Wang Ng
Proposal: The Board of Directors proposes that Mr. Kwok Wang Ng be elected to the Compensation Committee for a one-year term ending at the closing of the 2023 Annual General Meeting.
For biographical information and qualifications of Mr. Ng, please refer to Proposal 9, "Elections to the Board of Directors", on page 31.
Voting Requirement to Approve Proposals
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
Our Board of Directors recommends a vote “FOR” the election to the Compensation Committee of each of the above nominees.

Proposal 12
Approval of Compensation for the Board of Directors for the 2022 to 2023 Board Year
Proposal
The Board of Directors proposes that the shareholders approve a maximum aggregate amount of the compensation of the Board of Directors of CHF 3,900,000 for the term of office from the 2022 Annual General Meeting until the 2023 Annual General Meeting (the “2022 – 2023 Board Year”).
Explanation
Pursuant to the so-called “Minder Ordinance”, the compensation of the Board of Directors must be subject each year to a binding shareholder vote, in the manner contemplated by Logitech’s Articles of Incorporation. Article 19 quater, paragraph 1(a) of Logitech’s Articles of Incorporation allows shareholders to approve the maximum aggregate amount of the compensation of the Board of Directors for the period up to the next Annual General Meeting.
Under the Company’s Articles of Incorporation, the compensation of the members of the Board of Directors who do not have management responsibilities consists of cash payments and shares or share equivalents. The value of cash compensation and shares or share equivalents corresponds to a fixed amount, which reflects the functions and responsibilities assumed. The value of shares or share equivalents is calculated at market value at the time of grant.
The proposed maximum amount of CHF 3,900,000 has been determined based on eleven non-executive members of the Board of Directors and on the following non-binding assumptions:
With respect to the eleven non-executive members of the Board of Directors:
•Cash payments of a maximum of CHF 1,300,000. Cash payments for non-executive members of the Board of Directors include annual retainers for Board and committee service and an annual retainer for a non-executive Chairperson.
•Share or share equivalent awards of a maximum of CHF 2,200,000. The value of share or share equivalent awards corresponds to a fixed amount and the number of shares granted will be calculated at market value at the time of their grant.
•Other payments, including accrual of the Company's estimated contributions to social security, of a maximum of CHF 400,000.
In his capacity as a member of the Group Management Team, Mr. Bracken Darrell is not entitled to compensation for his services on the Company’s Board of Directors.
Shareholders are approving the maximum aggregate amount of compensation set forth in the proposal. The assumptions set forth in this explanation are based on the Company’s current expectations about future compensation plans and decisions.  The Company may redesign its compensation plans or make alternative compensation decisions within the maximum aggregate amount of compensation approved by shareholders. The actual compensation awarded to the members of the Board of Directors for the 2022 - 2023 Board Year will be disclosed in the Compensation Report in the Invitation and Proxy Statement for the 2024 Annual General Meeting.
In the event of a negative vote on this proposal by shareholders, the Board of Directors will submit an alternative proposal to the same or a subsequent general meeting.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” the approval of the maximum aggregate amount of the compensation of the members of the Board of Directors of CHF 3,900,000 for the term of office from the 2022 Annual General Meeting until the 2023 Annual General Meeting.

Proposal 13
Approval of Compensation for the Group Management Team for Fiscal Year 2024
Proposal
The Board of Directors proposes that the shareholders approve a maximum aggregate amount of the compensation of the Group Management Team of USD 24,900,000 for fiscal year 2024.
Explanation
Pursuant to the so-called “Minder Ordinance”, the compensation of the Company’s Group Management Team must be subject each year to a binding shareholder vote, in the manner contemplated by Logitech’s Articles of Incorporation. Article 19 quater, paragraph 1(b) of Logitech’s Articles of Incorporation allows shareholders to approve the maximum aggregate amount of the compensation of the Group Management Team for the next fiscal year. As the 2022 Annual General Meeting takes place in the middle of Logitech’s fiscal year 2023, the applicable next fiscal year is fiscal year 2024. This required, binding vote on the compensation of the Group Management Team is independent from, and comes in addition to, the non-binding, advisory say-on-pay vote contemplated in Proposal 2.
Logitech’s Group Management Team currently consists of Mr. Bracken Darrell, President and Chief Executive Officer. Mr. Nate Olmstead, Chief Financial Officer, Mr. Prakash Arunkundrum, Head of Global Operations and Sustainability, and Ms. Samantha Harnett, General Counsel.
Logitech’s compensation philosophy, compensation program risks and design, and compensation paid during fiscal year 2022 are set forth in the Compensation Report.
The proposed maximum amount of USD 24,900,000 has been determined based on the following non-binding assumptions for Logitech’s Group Management Team as an aggregate group:
•The Group Management Team will include four members.
•Gross base salaries of a maximum of USD 2,800,000.
•Performance-based cash compensation of a maximum of USD 5,400,000. Performance-based cash compensation in the form of incentive cash payments may be earned under the Logitech Management Performance Bonus Plan (the “Bonus Plan”) or other cash bonuses approved by the Compensation Committee. Payout under the Bonus Plan is variable, and is based on the achievement of the Company’s, individual executives’ or other performance goals, and for fiscal year 2024 is expected to continue to range from 0% to 200% of the executive’s target incentive. The maximum amount of the performance-based bonus for fiscal year 2024 assumes a maximum achievement of all performance goals.
•Equity incentive awards of a maximum of USD 15,800,000. Long-term equity incentive awards are generally granted in the form of performance-based restricted stock units, or PSUs. Beginning in fiscal year 2021, we shifted our CEO's equity compensation to 100% PSUs and in fiscal year 2023 the remaining executive officers received 100% of their equity compensation in the form of PSUs. In order to align with the methodology used in the Compensation Report, where the value of PSUs is disclosed based on estimated fair value at the time of grant, the fair value at grant has been considered to calculate the maximum amount of the long-term equity awards. The target number of PSU awards granted to our Group Management Team in fiscal year 2024 will be determined at the beginning of the three-year performance period and the number of shares that will vest at the end of the three-year performance period is expected to continue to range from 0% to 200% of the executive's target number of shares depending on our corporate performance.
•Other compensation of a maximum of USD 900,000. Other compensation may include tax preparation services and related expenses, 401(k) savings plan matching contributions, premiums for group term life insurance and long-term disability insurance, employer’s contribution to medical premiums, relocation or extended business travel-related expenses, defined benefit pension plan employment contributions, accrual of estimated employer's contribution to social security and Medicare, and other awards. The Company generally does not provide all of these components of other compensation to all executives each year, but the proposed maximum amount of compensation has been formulated to provide flexibility to cover these compensation components as applicable.
Shareholders are approving the maximum aggregate amount of compensation set forth in the proposal. The assumptions set forth in this explanation are based on the Company’s current expectations about future compensation plans and decisions. The Company may redesign its compensation plans or make alternative compensation decisions within the maximum aggregate amount of compensation approved by shareholders. The actual compensation awarded to the members of the Group Management Team for fiscal year 2024 will be disclosed in the Compensation Report in the Invitation and Proxy Statement for the 2024 Annual General Meeting.
In the event of a negative vote on this proposal by shareholders, the Board of Directors will submit an alternative proposal to the same or a subsequent general meeting.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
The Board of Directors recommends a vote “FOR” the approval of the maximum aggregate amount of the compensation of the Group Management Team of USD 24,900,000 for fiscal year 2024.

Proposal 14
Re-election of KPMG AG as Logitech’s Auditors and Ratification of the Appointment of KPMG LLP as Logitech’s Independent Registered Public Accounting Firm for Fiscal Year 2023
Proposal
The Board of Directors proposes that KPMG AG be re-elected as auditors of Logitech International S.A. for a one-year term and that the appointment of KPMG LLP as Logitech’s independent registered public accounting firm for fiscal year 2023 be ratified.
Explanation
KPMG AG, upon recommendation of the Audit Committee of the Board, is proposed for re-election for a further year as auditors for Logitech International S.A. KPMG AG assumed its first audit mandate for Logitech during fiscal year 2015.
The Audit Committee has also appointed KPMG LLP, the U.S. affiliate of KPMG AG, as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2023 for purposes of U.S. securities law reporting. Logitech’s Articles of Incorporation do not require that shareholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm. However, Logitech is submitting the appointment of KPMG LLP to shareholders for ratification as a matter of good corporate governance. If shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee may, in its discretion, change the appointment during the year if the Committee determines that such a change would be in the best interests of Logitech and its shareholders.
Information on the fees paid by Logitech to KPMG AG and KPMG LLP, the Company’s auditors and independent registered public accounting firm for fiscal year 2022, respectively, as well as further information regarding KPMG AG and KPMG LLP, is set out below under the heading “Independent Auditors” and “Report of the Audit Committee.”
Members of KPMG AG will be present at the Annual General Meeting.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
Our Board of Directors recommends a vote “FOR” the re-election of KPMG AG as auditors of Logitech International S.A. and the ratification of the appointment of KPMG LLP as Logitech’s independent registered public accounting firm, each for the fiscal year ending March 31, 2023.

Proposal 15
Re-election of Etude Regina Wenger & Sarah Keiser-Wüger as Independent Representative
Pursuant to the so-called “Minder Ordinance”, Swiss law requires that the independent representative of the shareholders (Independent Representative) be elected on the occasion of each Annual General Meeting for a one-year term ending at the closing of the following Annual General Meeting.
Proposal
The Board of Directors proposes that Etude Regina Wenger & Sarah Keiser-Wüger be re-elected as Independent Representative for a one-year term ending at the closing of the 2023 Annual General Meeting.
Explanation
In accordance with Swiss law, each shareholder may be represented at the general meeting by the Independent Representative, Etude Regina Wenger & Sarah Keiser-Wüger. Ms. Regina Wenger, a principal of Etude Regina Wenger & Sarah Keiser-Wüger, is a respected notary public based in Lausanne, Switzerland and is the former Chairwoman of the Swiss Federation of Notaries.
Under Swiss corporate law, the Independent Representative must satisfy strict independence requirements. General voting instructions can be given with respect to a particular general meeting of shareholders with respect to proposals and agenda items that have not been disclosed in the invitation to the general meeting.
Voting Requirement to Approve Proposal
The affirmative “FOR” vote of a majority of the votes cast at the Annual General Meeting, not counting abstentions.
Recommendation
Our Board of Directors recommends a vote “FOR” the re-election of Etude Regina Wenger & Sarah Keiser-Wüger as Independent Representative.

Corporate Governance and Board of Directors Matters
The Board of Directors is elected by the shareholders and holds the ultimate decision-making authority within Logitech, except for those matters reserved by law or by Logitech’s Articles of Incorporation to its shareholders or those that are delegated to the executive officers under the organizational regulations (also known as by-laws). The Board makes resolutions through a majority vote of the members present at the meetings. In the event of a tie, the vote of the Chairperson decides.
Logitech’s Articles of Incorporation set the minimum number of directors at three. We had eleven members of the Board of Directors as of June 30, 2022. If all of the nominees to the Board presented in Proposal 9 are elected, the Board will have twelve members, restoring the Board to its 12-member composition from prior to the 2021 Annual General Meeting.

Board of Directors Independence
The Board of Directors has determined that each of our directors and director nominees, other than Bracken Darrell, qualifies as independent in accordance with the published listing requirements of the Nasdaq Stock Market and Swiss corporate governance best practices guidelines. The Company’s independent directors and director nominees include Patrick Aebischer, Wendy Becker, Edouard Bugnion, Riet Cadonau, Guy Gecht, Neil Hunt, Marjorie Lao, Neela Montgomery, Michael Polk, Deborah Thomas, Christopher Jones, Kwok Wang Ng and Sascha Zahnd. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to Logitech and Logitech’s management.

Members of the Board of Directors
The members of the Board of Directors, including their principal occupation, business experience, and qualifications, are set out below.

Patrick Aebischer 67 Years Old Director since 2016
President Emeritus, Swiss Federal Institute of Technology (EPFL) Swiss national
Patrick Aebischer is the former President of the École Polytechnique Fédérale de Lausanne (EPFL), a position to which he was nominated by the Swiss Federal Council and that he held from March 2000 through December 2016. Dr. Aebischer was also a Professor in Neurosciences at the EPFL and Director of the Neurodegenerative Disease Laboratory at the Brain Mind Institute, EPFL from 2000 to May 2017. Prior to these positions, he was a Professor and Director of the Surgical Research Division and Gene Therapy Center at the University Hospital of Lausanne, Chairman of the Section of Artificial Organs, Biomaterials and Cellular Technology of the Division of Biology and Medicine at Brown University, and held other positions in medical sciences at Brown University. Dr. Aebischer is also the founder of four biotech companies. He currently serves on the Board of Nestlé S.A., a leading nutrition, health and wellness company, and as Vice-Chairman of PolyPeptide Group AG, a global leader in peptide manufacturing and development. He also serves as Chairman of the Novartis Venture Fund, a venture fund investing in innovative life science companies, as a Senior Partner of ND Capital, a venture fund investing in disruptive technologies, and on the Boards of the Claude Nobs Foundation, Jacobs Foundation, Fondation Defitech, Fondation Swiss Polar (Chairman), Geneva Science & Diplomacy Anticipator Foundation (Vice-Chairman), Fondation du Domaine de Villette, Fondation ArtTech (Chairman) and Verbier Festival Foundation. Dr. Aebischer holds a M.D. from the University of Geneva and University of Fribourg, Switzerland, and four Honorary Doctorate degrees.
Dr. Aebischer brings senior leadership, governance, innovation and technology expertise, a global world view and strategic experience to the Board from his role as the President of the EPFL, his experience founding technology companies, and as a member of the senior leadership of leading Swiss companies.
Dr. Aebischer currently serves on the Nominating and Governance Committee and the Technology and Innovation Committee. The Board of Directors has determined that he is an independent Director.

Wendy Becker 56 Years Old Director since 2017
Chairperson, Logitech International S.A. and Former Chief Executive Officer of Jack Wills Limited British, U.S. and Italian national
Wendy Becker has served as Chairperson of the Logitech Board of Directors since September 2019. Ms. Becker is the former Chief Executive Officer of Jack Wills Limited, a British-based manufacturer and retailer of brand name clothing, a position she held from October 2013 to September 2015. She was the Chief Operating Officer of Jack Wills from August 2012 to October 2013. Ms. Becker served as Group Chief Marketing Officer of Vodafone Group Plc, a global telecommunications company, from September 2009 to January 2011. Prior to Vodafone, she served as the Managing Director of TalkTalk Residential, a subsidiary of the Carphone Warehouse Group plc, a provider of fixed line broadband, voice telephony, mobile and television services, a Partner responsible for the United Kingdom consumer practice at McKinsey & Company, an international management consulting firm, and in various marketing and brand roles at The Procter & Gamble Company. Ms. Becker currently serves as a non-executive Director of the Sony Corporation, a global conglomerate across a number of media, technology and other industries, and of Oxford Nanopore Technologies plc, a developer and seller of nanopore sequencing technology and products. She also serves as a member of the governing body of the University of Oxford and related subsidiaries. Ms. Becker holds a BA degree in Economics from Dartmouth College and an MBA from Stanford University’s Graduate School of Business.
Ms. Becker brings senior leadership, governance, strategic, consumer brand marketing, telecom and design experience to the Board from her positions at Jack Wills, Vodafone, McKinsey and TalkTalk as well as her board and trustee positions.
Ms. Becker currently is Chairperson of the Nominating and Governance Committee. The Board of Directors has determined that she is an independent Director.

Edouard Bugnion 52 Years Old Director since 2015
Professor, School of Computer and Communication Sciences, EPFL Swiss national
Edouard Bugnion is a Professor in the School of Computer and Communication Sciences at the École Polytechnique Fédérale de Lausanne (EPFL) and also served as the Vice President for Information Systems at the EPFL from January 2017 to December 2020. Prior to joining the EPFL in August 2012, Dr. Bugnion was a Founder and Chief Technology Officer of Nuova Systems, Inc., a developer of enterprise data center solutions, from October 2005 to May 2008. Nuova Systems was funded by and acquired by Cisco Systems, Inc., a worldwide leader in Internet Protocol-based networking products and services. He joined Cisco as a Vice President and Chief Technology Officer of Cisco’s Server Access and Virtualization Business Unit from May 2008 to June 2011. Prior to Nuova, Dr. Bugnion was a Founder of VMware, a leading provider of cloud and virtualization software and services, where he held many positions, including Chief Technology Officer, from 1998 to 2005. Dr. Bugnion currently serves on the Boards of InnoSuisse, a Swiss agency for innovation promotion (a position to which he was appointed by the Swiss Federal Council) and of the Fondation de l'Hermitage (a museum) and is a member of the Assembly of the International Committee of the Red Cross. Dr. Bugnion holds an Engineering Diplom from ETH Zürich, a Master’s degree from Stanford University and a Ph.D. from Stanford University, all in Computer Science.
Dr. Bugnion’s significant expertise in technology, software and cloud computing and cybersecurity, and his experience founding technology companies and as a member of the senior leadership of leading technology companies, provides the Board with technology and product strategy expertise as well as senior leadership.
Dr. Bugnion currently serves on the Compensation Committee and the Technology and Innovation Committee. The Board of Directors has determined that he is an independent Director.

Riet Cadonau 61 Years Old Director since 2021
Chairman, dormakaba Holding AG Swiss national
Riet Cadonau is the non-executive Chairman of dormakaba Holding AG, a global provider of products, solutions and services for access to buildings and rooms. He has served as the Chairman since October 2018 and was the Chief Executive Officer from September 2015 through March 2021. Mr. Cadonau was the Chief Executive Officer of Kaba Holding AG, a provider of integrated access management solutions, from July 2011 to September 2015 when it merged with Dorma Holding to form dormakaba. Prior to Kaba, Mr. Cadonau spent eight years in management at Ascom Holding AG, a telecommunications company focusing on wireless on-site communications, as the Chief Executive Officer from August 2007 to March 2011, and in various executive and management roles and as a member of the Executive Board from 2001 to 2005. He joined Affiliated Computer Services Inc. (ACS), an information technology company, as Managing Director, Transport Revenue and subsequently as Senior Vice President, Europe from 2005 to 2007 after ACS acquired Ascom’s Transport Revenue division, before returning to Ascom as Chief Executive Officer. He also spent approximately eleven years at IBM Corporation, a multinational technology company, in Switzerland, most recently as a member of the Management Board and Director of Global Services from 1998 to 2001. Mr. Cadonau serves on the Board and Compensation Committee of Georg Fischer AG, an international industrial corporation, and on the Board and as Chairperson of the Nomination and Compensation Committee of the Zehnder Group AG, an international provider of solutions for a healthy indoor climate. Mr. Cadonau holds a BA in Business and Economics from the University of Basel and an MA in Economics and Business Administration from the University of Zurich. He also attended the Advanced Management Program at INSEAD.
Mr. Cadonau brings senior leadership, governance and global experience with mechanical, electronic and cloud-based technology, technology incubation, digitalization, manufacturing, M&A, Swiss/international investor bases, and developing solutions combining hardware, software and services to the Board from his leadership roles at dormakaba, Ascom, ACS and IBM as well as his Swiss public company board and governance roles.
Mr. Cadonau currently serves on the Compensation Committee. The Board of Directors has determined that he is an independent Director. Mr. Cadonau will not stand for re-election at the 2022 Annual General Meeting.

Bracken Darrell 59 Years Old Director since 2013
President and Chief Executive Officer, Logitech International S.A. U.S. national
Bracken Darrell joined Logitech as President in April 2012 and became Chief Executive Officer in January 2013. Prior to joining Logitech, Mr. Darrell served as President of Whirlpool EMEA and Executive Vice President of Whirlpool Corporation, a home appliance manufacturer and marketing company, from January 2009 to March 2012. Previously, Mr. Darrell had been Senior Vice President, Operations of Whirlpool EMEA from May 2008 to January 2009. From 2002 to May 2008, Mr. Darrell was with P&G (The Procter & Gamble Company), a consumer brand company, most recently as the President of its Braun GmbH subsidiary. Prior to rejoining P&G in 2002, Mr. Darrell served in various executive and managerial positions with General Electric Company from 1997 to 2002, with P&G from 1991 to 1997, and with PepsiCo Inc. from 1987 to 1989. Mr. Darrell holds a BA degree from Hendrix College and an MBA from Harvard University.
In addition to being the President and Chief Executive Officer of the Company, Mr. Darrell brings senior leadership, new product development, consumer brand marketing and global experience to the Board.

Guy Gecht 57 Years Old Director since 2019
Co-Chief Executive Officer, E.Merge Technology Acquisition Corp. Israeli and U.S. national
Guy Gecht is the Co-Chief Executive Officer of E.Merge Technology Acquisition Corp., a "blank check" company or "special purpose acquisition company" (SPAC) formed for the purpose of effecting a business combination with a software or internet technology company. Prior to co-founding E.Merge in June 2020, Mr. Gecht was the Chief Executive Officer of Electronics for Imaging, Inc., an international company specializing in digital printing technology, a position he held from January 2000 to October 2018.  He served at Electronics for Imaging as President from May 2012 to October 2018 and from July 1999 to January 2000, as Vice President and General Manager of Fiery products from January 1999 to July 1999, and as Director of Software Engineering from October 1995 to January 1999.  Prior to joining Electronics for Imaging, Mr. Gecht was Director of Engineering at Interro Systems, Inc., a diagnostic technology company, from 1993 to 1995, Software Manager of ASP Computer Products, Inc., a networking company, from 1991 to 1993, and Chief Technology Officer for Apple Israel from 1990 to 1991.  He serves on the Board of Check Point Software Technology Ltd., a multinational provider of software and combined hardware and software products for IT security. Mr. Gecht holds a BS in Computer Science and Mathematics from Ben Gurion University in Israel.

Mr. Gecht brings senior leadership, governance as well as technology and cybersecurity expertise and strategy, M&A and international experience to the Board, having led the transformation and growth of Electronics for Imaging into a global leader in digital imaging.

Mr. Gecht currently is Chairperson of the Technology and Innovation Committee and serves on the Audit Committee.  The Board of Directors has determined that he is an independent Director.

Neil Hunt 60 Years Old Director since 2010
Chief Product Officer, Vibrant Planet U.K. and U.S. national
Neil Hunt is the Chief Product Officer of Vibrant Planet, a public benefit corporation building tools for forest ecosystem management. Prior to joining Vibrant Planet in December, 2020, Dr. Hunt served as the Chief Strategy Officer, from November 2018 to December 2020, and Chief Executive Officer, from January 2018 to November 2018, of Curai, Inc., a venture-backed health technology company building technology to apply artificial intelligence and machine learning to primary care medicine. Prior to Curai, Dr. Hunt was the Chief Product Officer of Netflix, Inc., a California-based company offering the world’s largest Internet TV service operating in more than 50 countries worldwide. He was with Netflix from 1999 through July 2017, and was responsible for the design, implementation and operation of the technology at Netflix. Prior to becoming Chief Product Officer, he served as Vice President, Internet Engineering at Netflix from 1999 to 2002. From 1997 to 1999, Dr. Hunt was Director of Engineering for Rational Software, a California-based maker of software development tools, and he served in engineering roles at predecessor companies from 1991 to 1997. Dr. Hunt currently serves on the Board and Compensation Committee of Roku, Inc., a manufacturer and seller of players that allow streaming video or audio services through televisions, and on the Board and Nomination and Compensation Committee of Here International B.V., a location data and technology platform. He holds a PhD in Computer Science from the University of Aberdeen, U.K. and a BSc degree and honorary DSc degree from the University of Durham, U.K.
Dr. Hunt’s significant expertise in technology, product development leadership and strategy, and his experience as a member of the senior leadership of a leading digital subscription company, provides the Board with technology, cybersecurity, product strategy and global expertise as well as senior leadership and governance.
Dr. Hunt currently serves on the Compensation Committee and the Technology and Innovation Committee. The Board of Directors has determined that he is an independent Director. Dr. Hunt is not standing for re-election at the 2022 Annual General Meeting, having reached the limit of 12 years of service as a non-employee director under our Organizational Regulations.

Marjorie Lao 48 Years Old Director since 2018
Former Chief Financial Officer of the LEGO Group Philippine national
Marjorie Lao is the former Chief Financial Officer of the LEGO Group, a privately held, family-owned company whose main activity is the development, production, marketing and sales of play materials based on the LEGO brick, a position she held from February 2017 to March 2020. She previously served at the LEGO Group as the Senior Vice President, Finance from January 2014 to January 2017. Prior to joining the LEGO Group, Ms. Lao was the Vice President, Projects of Seadrill, a deepwater drilling contractor, from February 2013 to December 2013. She served as the Chief Financial Officer and Senior Vice President, Finance of Tandberg ASA, a key player in the videoconferencing industry, from November 2006 to April 2010 and the Vice President, Business Development and M&A from January 2006 to October 2006. Tandberg was acquired by Cisco Systems, Inc., a worldwide leader in Internet Protocol-based networking products and services, and Ms. Lao joined Cisco as the Senior Director, Finance and Senior Director, Strategy and Business Analytics from April 2010 to February 2012. She also served as an Associate and Engagement Manager of McKinsey & Company, an international management consulting firm, from 2002 to 2005 and a Finance Manager and Internal Controls Manager of The Procter & Gamble Company, a consumer brand company, from 1996 to 2000. Ms. Lao serves on the Board and chairs the Audit Committee of myTheresa.com, a fashion e-commerce company. She also serves on the Board and as Chairperson of the Audit Committee of Modern Times Group MTG AB, an esports and gaming entertainment company. Ms. Lao holds a BSc degree in Business Administration and Accountancy from the University of the Philippines and an MBA from Harvard Business School. She was certified as a public accountant in the Philippines in 1996.
Ms. Lao has extensive finance expertise developed through her Chief Financial Officer and other leadership positions at companies in Europe, the United States and Asia. She brings to the Board an understanding of the videoconferencing and gaming industries and enterprise go-to-market strategies and senior leadership, governance, strategy, M&A and corporate responsibility experience from leading technology and brand and consumer marketing companies.
Ms. Lao currently serves on the Audit Committee. The Board of Directors has determined that she is an independent Director.

Neela Montgomery 47 Years Old Director since 2017
Board Partner, Greycroft British national
Neela Montgomery is a Board Partner at Greycroft, a venture capital firm. Prior to assuming that role in January 2022, Ms. Montgomery was the President of CVS Pharmacy, the retail and pharmacy division of CVS Health, a diversified health services company, where she was also an Executive Vice President, from November 2020 to January 2022, Ms. Montgomery was a Board Partner at Greycroft from August 2020 to December 2020, and the Chief Executive Officer of Crate & Barrel Holdings, Inc., a global home furnishings retailer and leader in home ecommerce retailing and digital marketing, from August 2017 to August 2020. Ms. Montgomery was a Member of the Executive Board for Multichannel Retail at the Otto Group, GmbH, a globally operating retail and services group, from November 2014 to July 2017, overseeing all Group companies that operate in e-commerce and store-based retail as well as serving as Executive Chairwoman of Group operating companies including Crate & Barrel. Prior to joining the Otto Group, Ms. Montgomery was the UK General Merchandise Director on the UK Board of Tesco Plc, one of the world’s largest retailers, from June 2012 to June 2014, supervising diverse areas such as Home, Electronics & Entertainment from a multichannel perspective. She served at Tesco since 2002, including as UK E-Commerce Director from March 2011 to December 2012 and as Chief Merchant for Tesco Malaysia from July 2007 to May 2011. Ms. Montgomery serves on the Board of Powered Brands, a "blank check" company or "special purpose acquisition company" (SPAC) formed for the purpose of creating a global conglomerate made up of sustainable and digitally focused beauty, wellness, and consumer-related brands and leadership teams. Ms. Montgomery studied English literature at Oxford University and holds an MBA from INSEAD having studied in France and Singapore. She is also a 2020 Henry Crown Fellow at the Aspen Institute.
Ms. Montgomery brings senior leadership, multichannel retail, e-commerce, brand oversight, home electronics and global experience to the Board from her positions in North America, EMEA and Asia Pacific at CVS Health, Crate & Barrel, the Otto Group and Tesco.
Ms. Montgomery currently serves on the Compensation Committee. The Board of Directors has determined that she is an independent Director.

Michael Polk 61 Years Old Director since 2019
Advisory Director, Berkshire Partners LLC and Chief Executive Officer, Implus LLC U.S. national
Michael Polk is an Advisory Director of Berkshire Partners LLC, a private equity firm, and the Chief Executive Officer of a Berkshire portfolio company, Implus LLC, a global leader in fitness accessories and devices. He has served in his current positions since February 2020. Prior to Berkshire Partners, Mr. Polk was the President and Chief Executive Officer of Newell Brands Inc., a multinational consumer goods company, from July 2011 to June 2019. From 2003 to 2011, Mr. Polk held a series of executive positions at Unilever, a Dutch-Anglo multi-national consumer goods company, including President, Global Foods, Home & Personal Care from 2010 to 2011, President, Unilever Americas from 2007 to 2010, and President, Unilever USA from 2005 to 2007.  From 2007 to 2011, Mr. Polk served as a member of the Unilever Global Executive Board reporting to the Group Chief Executive Officer. Prior to joining Unilever, Mr. Polk spent sixteen years at Kraft Foods Inc., a consumer foods company, from 1987 to 2003.  At Kraft Foods, Mr. Polk was a member of the Kraft Foods Management Committee and served in executive and management positions, including Group Vice President Kraft Foods North America and President, Nabisco Biscuit and Snacks from 2001 to 2003, Group Vice President Kraft Foods International and President, Asia Pacific Region from 1999 to 2001, and Executive Vice President and General Manager, Post Cereal Division from 1998 to 1999.  Mr. Polk started his career at Procter & Gamble Company, a consumer brand company, where he spent three years in paper products manufacturing and R&D from 1982 to 1985.  Mr. Polk serves on the Board and as Chairperson of the People & Organization Committee of Colgate-Palmolive Company, a worldwide consumer products company.  He holds a BS degree in Operations Research and Industrial Engineering from Cornell University and an MBA from Harvard University.

Mr. Polk brings senior leadership, governance, global marketing, consumer innovation, brand and customer development, operations, M&A and international experience to the Board from his leadership and governance roles at consumer and brand-focused multi-national companies such as Implus, Newell Brands, Unilever, Kraft Foods and Colgate-Palmolive.

Mr. Polk currently is the Chairperson of the Compensation Committee and serves on the Nominating and Governance Committee. The Board of Directors has determined that he is an independent Director.

Deborah Thomas 58 Years Old Director since 2020
Executive Vice President and Chief Financial Officer, Hasbro, Inc. U.S. national
Deborah Thomas is an Executive Vice President and the Chief Financial Officer of Hasbro, Inc., a global play and entertainment company.  Ms. Thomas has served in her current position as Chief Financial Officer since June 2009 and as Executive Vice President since March 2013.  She previously served at Hasbro as a Senior Vice President and Chief Financial Officer from June 2009 to February 2013, Senior Vice President and Head of Corporate Finance from June 2008 to May 2009, Senior Vice President and Controller from May 2003 to May 2008, and Vice President and Assistant Controller from August 1998 to April 2003.  Prior to joining Hasbro, Ms. Thomas held Assurance positions at KPMG Peat Marwick, LLP in the United States and in the United Kingdom from 1986 to 1998, most recently as a Senior Manager.  She serves on the Board and as Treasurer of the Rhode Island Airport Corporation, which operates and maintains six airports.  Ms. Thomas is also a Certified Public Accountant.  She holds a BS degree from Providence College.
As the Chief Financial Officer of a leading consumer products, entertainment and media company, and with significant finance and accounting expertise developed over several decades at a global conglomerate and a Big 4 international accounting firm, Ms. Thomas brings senior leadership, governance, finance (including U.S. GAAP), information technology, M&A, international and multi-category, multi-brand consumer product, gaming, media and services experience to the Board.
Ms. Thomas currently is the Chairperson of the Audit Committee. The Board of Directors has determined that she is an independent Director.

All members of the Board of Directors currently comply with the limitation on external mandates contemplated in Article 17bis of the Company's Articles of Incorporation.

Elections to the Board of Directors
Directors are elected at the Annual General Meeting of Shareholders, upon proposal of the Board of Directors. The proposals of the Board of Directors are made following recommendations of the Nominating and Governance Committee.
Shareholder Recommendations and Nominees
Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders, including a nominee for election to the Board of Directors. A request to place an item on the meeting agenda must be in writing, describe the proposal and be received by our Board of Directors at least 60 days prior to the date of the meeting. Demands by registered shareholders to place an item on the agenda of a meeting of shareholders should be sent to: Secretary to the Board of Directors, Logitech International S.A., EPFL - Quartier de l’Innovation, Daniel Borel Innovation Center, 1015 Lausanne, Switzerland, or c/o Logitech Inc., 7700 Gateway Boulevard, Newark, CA 94560, USA.
Under the Company’s Articles of Incorporation only registered shareholders are recognized as shareholders of the company. As a result, beneficial shareholders do not have a right to place an item on the agenda of a meeting, regardless of the number of shares they hold. For information on how beneficial shareholders may become registered shareholders, see “Questions and Answers about the Logitech 2021 Annual General Meeting - If I am not a registered shareholder, can I attend and vote at the meeting?”
If the agenda of a general meeting of shareholders includes an item calling for the election of directors, any registered shareholder may propose a candidate for election to the Board of Directors before or at the meeting.
The Nominating and Governance Committee does not have a policy on consideration of recommendations for candidates to the Board of Directors from registered shareholders.
The Nominating and Governance Committee considers it appropriate not to have a formal policy for consideration of such recommendations because the evaluation of potential members of the Board of Directors is by its nature a case-by-case process, depending on the composition of the Board at the time, the needs and status of the business of the Company, and the experience and qualification of the individual. Accordingly, the Nominating and Governance Committee would consider any such recommendations on a case-by-case basis in their discretion, and, if accepted for consideration, would evaluate any such properly submitted nominee in consideration of the membership criteria set forth under “Board Composition” below. Shareholder recommendations to the Board of Directors should be sent to the above address.
Board Composition
The Nominating and Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. The Nominating and Governance Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific attributes, qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. However, we do not expect or intend that each director will have the same background, skills, and experience; we expect that Board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the Board as a whole in its oversight and advice concerning our business and operations.
The review and assessment of Board candidates and the current Board composition by the Nominating and Governance Committee includes numerous diverse factors, such as: independence; senior leadership experience; corporate governance, including ESG, experience; understanding of and experience in technology, finance, marketing, sales, sustainability and operations; international experience and geographic representation; age; gender and ethnic diversity; and LGBTQ+ identification.

The priorities and emphasis of the Nominating and Governance Committee and of the Board with regard to these factors change from time to time to take into account changes in Logitech’s business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.
Listed below are key skills and experience that we currently consider important for our directors to have in light of our current business and structure. We do not expect each director to possess every attribute. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.
•Senior Leadership Experience. Directors who have served in senior leadership positions are important to Logitech because they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level.
•Governance Experience. Directors with corporate governance experience are important to Logitech because they enable the Board to exercise its general oversight with respect to corporate governance and ESG matters.
•Financial Expertise. Knowledge of financial markets and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing Logitech’s structure, financial reporting, and internal control of such activities.
•Industry and Technical Expertise. Because we develop and manufacture hardware and software products, ship them worldwide, and sell to major consumer electronics distributors and retailers as well as to enterprise customers, expertise in hardware and software, and experience in supply chain, manufacturing, sales and consumer products is useful in understanding the opportunities and challenges of our business and in providing insight and oversight of management.
•Brand Marketing Expertise. Because we are a consumer products company, directors who have brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.
•Global Expertise. Because we are a global organization with research and development, and sales and other offices in many countries, directors with global expertise, particularly in Europe, the U.S. and Asia, can provide a useful business and cultural perspective regarding many significant aspects of our business.
Identification and Evaluation of Nominees for Directors
Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. Our Nominating and Governance Committee regularly assesses the appropriate size and composition of the Board of Directors, the needs of the Board of Directors and the respective Committees of the Board of Directors, and the qualifications of candidates in light of these needs. Candidates may be identified through search firms and also may come to the attention of the Nominating and Governance Committee through shareholders, management, or current members of the Board of Directors. The evaluation of these candidates may include information provided to the Committee, discussions with persons familiar with the candidate, an interview of the candidate or other actions the Committee deems appropriate, and typically includes the use of paid third parties to review candidates to ensure the nominees have appropriate qualifications and skills.
Board Diversity
In addition to the above, the review and assessment of Board candidates and the current Board composition by the Nominating and Governance Committee includes an assessment of diversity with respect to international experience, geographic representation, age, gender, ethnicity, as well as other qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board. In addition, Swiss law requires companies to report publicly, starting with respect to fiscal year 2026, on whether the underrepresented gender comprises at least 30% of a company's board of directors. We are providing this information herein in advance of the Swiss statutory deadline and in accordance with Nasdaq Listing Rule 5605(f). In our current eleven-person Board, seven directors are men and four directors are women (i.e. 36% are female directors). Our director nominees include 8 men and 4 women and, if all nominees are elected at the 2022 Annual General Meeting, our Board will be composed of 33% female directors. The nationalities of our director nominees include Swiss, American, British/U.K., Chinese, Italian, Israeli, and Filipino. Six of our director nominees reside in Europe and six reside in the United States.
The following chart summarizes certain self-identified personal characteristics of our current directors, in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the meaning given to it in the rule and related instructions.

Board Diversity Matrix (As of April 15, 2022)*
Country of Principal Executive Offices:			Switzerland
Foreign Private Issuer:			No
Disclosure Prohibited under Home Country Law:			No
Board Size:
Total Number of Directors:			11
	Female	Male	Non-Binary	Did not Disclose Gender
Gender Identity:
Directors	4	7	—	—
Demographic Background:
African American or Black	—	—	—	—
Alaskan Native of Native American	—	—	—	—
Asian	2	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	3
Additional Information: Nationalities
Swiss	3
American	6
British/U.K.	3
Italian	1
Israeli	1
Filipino	1
*The Logitech Board Diversity Matrix includes current directors only.

Terms of Office of Directors
Each director is elected individually by a separate vote of shareholders for a one-year term. Nine of our eleven current directors are being presented for re-election to the Board of Directors at the 2022 Annual General Meeting. Each director is eligible for re-election until his or her seventieth birthday. Directors may not seek reelection after they have reached 70 years of age or have served on the Board of Directors as a non-employee member for 12 years, unless the Board of Directors adopts a resolution to the contrary. A member of the Board who reaches 70 years of age or 12 years of service as a non-employee member of the Board of Directors during the term of his or her directorship may remain a director until the expiration of the term. A director’s term of office as Chairperson coincides with his or her term of office as a director. A director may be indefinitely re-elected as Chairperson, subject to the age and tenure limits mentioned above.
The year of appointment and remaining term of office as of March 31, 2022 for each director are as follows:

Name	Year First Appointed	Year Current Term Expires
Patrick Aebischer(1)	2016	2022 Annual General Meeting
Wendy Becker(1)	2017	2022 Annual General Meeting
Edouard Bugnion(1)	2015	2022 Annual General Meeting
Riet Cadonau(1)(2)(3)	2020	2022 Annual General Meeting
Bracken Darrell(4)	2013	2022 Annual General Meeting
Guy Gecht(1)	2019	2022 Annual General Meeting
Neil Hunt(1)(5)	2010	2022 Annual General Meeting
Marjorie Lao(1)	2018	2022 Annual General Meeting
Neela Montgomery(1)	2017	2022 Annual General Meeting
Michael Polk(1)	2019	2022 Annual General Meeting
Deborah Thomas(1)	2020	2022 Annual General Meeting
(1)    Non-executive member of the Board of Directors.
(2)    Mr. Cadonau was elected to the Board at the Annual General Meeting in September 2020 but, as reported at the time of his nomination and election, he did not join the Board until April 1, 2021.
(3)    Mr. Cadonau is not standing for re-election at the 2022 Annual General Meeting.
(4)    Executive member of the Board of Directors.
(5) Dr. Hunt, having reached the limit of 12 years of service as a non-employee director under our Organizational Regulations, is not standing for re-election at the 2022 Annual General Meeting.

Board Responsibilities and Structure
The Board of Directors is responsible for supervising the management of the business and affairs of the Company. In addition to the non-transferable powers and duties of boards of directors under Swiss law, the Logitech Board of Directors also has the following responsibilities:
•the signatory power of its members;
•the approval of the budget submitted by the Chief Executive Officer;
•the approval of investments or acquisitions of more than USD 10 million in the aggregate not included in the approved budgets;
•the approval of any expenditure of more than USD 10 million not specifically identified in the approved budgets; and
•the approval of the sale or acquisition, including related borrowings, of the Company’s real estate.
The Board of Directors has delegated the management of the Company to the Chief Executive Officer and the executive officers, except where Swiss law or the Company’s Articles of Incorporation or Organizational Regulations (By-Laws) provide differently.
Board Leadership Structure
The Board has an Independent Chairperson in line with current Swiss and U.S. best governance practices. The Chairperson of the Board is elected by the shareholders on an annual basis, at the Annual General Meeting of Shareholders. The Secretary of the Board of Directors is typically appointed at the Board meeting coinciding with the Annual General Meeting of Shareholders. As of June 30, 2022, the Secretary was Samantha Harnett, the Company’s General Counsel.
Role of the Chairperson and of the Chief Executive Officer
The Chairperson has responsibility for managing the Board, managing the relationship between the Board and the Chief Executive Officer and senior management of the Company, representing the Board and the Company with shareholders, the press and other external persons, establishing objectives for and evaluating the performance of the Chief Executive Officer, ensuring succession planning, and, together with the Chief Executive Officer, setting the values, ethics and culture of the Company. The Chairperson also assumes a leading role in mid- and long-term strategic planning and the selection of top-level management, and supports major transaction initiatives of Logitech.
The Chief Executive Officer manages the day-to-day operations of Logitech, with the support of the other executive officers. The Chief Executive Officer has, in particular, the following powers and duties:
•defining and implementing short and medium term strategies;
•preparing the budget, which must be approved by the Board of Directors;
•reviewing and certifying the Company’s annual report;
•appointing, dismissing and promoting any employees of Logitech other than executive officers and the head of the internal audit function;
•taking immediate measures to protect the interests of the Company where a breach of duty is suspected from executive officers until the Board has decided on the matter;
•carrying out Board resolutions;
•reporting regularly to the Chairperson of the Board of Directors on the activities of the business;
•preparing supporting documents for resolutions that are to be passed by the Board of Directors; and
•deciding on issues brought to his attention by executive officers.
The detailed authorities and responsibilities of the Board of Directors, the Chief Executive Officer and the executive officers are set out in the Company’s Articles of Incorporation and Organizational Regulations. Please refer to
http://ir.logitech.com for copies of these documents.
Lead Independent Director
In the absence of an independent Chairperson of the Board, the responsibilities of the Lead Independent Director include chairing meetings of the non-executive directors and serving as the presiding director in performing such other functions as the Board may direct. The decision of whether to have, and the election of, a Lead Independent Director is determined by the independent members of the Board. The Board currently does not have a Lead Independent Director. With the re-election of an Independent Chairperson of the Board, it is expected that the Board will continue not to have someone in that role.
Means by Which the Board of Directors Supervises Executive Officers
The Board of Directors is regularly informed on developments and issues in Logitech’s business, and monitors the activities and responsibilities of the executive officers in various ways.
•At each regular Board meeting the Chief Executive Officer reports to the Board of Directors on developments and important issues. The Chief Executive Officer also provides updates to the Board members regarding Logitech’s business between the dates of regular Board meetings.
•The offices of Chairperson and Chief Executive Officer are generally separated, to help ensure balance between leadership of the Board and leadership of the day-to-day management of Logitech. The Chairperson and the Chief Executive Officer have regularly scheduled meetings to discuss Logitech's business.
•Executive officers and other members of senior management, at the invitation of the Board, attend portions of meetings of the Board and its Committees to report on the financial results of Logitech, its operations, performance and outlook, and on areas of the business within their responsibilities, as well as other business matters. For further information on participation by executive officers and other members of senior management in Board and Committee meetings please refer to “Board Committees” below.
•There are regular quarterly closed sessions of the non-executive, independent members of the Board of Directors, led by the independent Chairperson, where Logitech issues are discussed without the presence of executive or non-independent members of the Board or executive officers.
•The Board holds quarterly closed sessions, where all Board members meet without the presence of non-Board members, to discuss matters appropriate to such sessions, including organizational structure and the hiring and mandates of executive officers.
•There are regularly scheduled reviews at Board meetings of Logitech strategic and operational issues, including discussions of issues placed on the agenda by the non-executive members of the Board of Directors.
•The Board reviews and approves significant changes in Logitech’s structure and organization, and is actively involved in significant transactions, including acquisitions, divestitures and major investments.
•All non-executive Board members have access, at their request, to all internal Logitech information.
•The head of the Internal Audit function reports to the Audit Committee.
The Board’s Role in Risk Oversight
One of the Board’s functions is oversight of risk management at Logitech. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s Committees.
The largest risk in any business typically is that the products and services it offers will not be met by customer demand, because of poor strategy, poor execution, lack of competitiveness, or some combination of these or other factors. The Board implements its risk oversight responsibilities, at the highest level, through regular reviews of the Company’s business, product strategy and competitive position, and through management and organizational reviews, evaluations and succession planning.
Within the broad strategic framework established by the Board, management is responsible for: identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk.
The Board’s risk oversight role is implemented at the full Board level, and also in individual Board Committees. The full Board receives specific reports on enterprise risk management, in which the identification and control of risk are the primary topics of the discussion. Presentations and other information for the Board and Board Committees generally identify and discuss relevant risk and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of the Company. The Compensation Committee oversees issues related to the design and risk controls of compensation programs. The Audit Committee oversees issues related to internal control over financial reporting and Logitech’s risk tolerance in cash-management investments. The Technology and Innovation Committee oversees the Company’s cybersecurity, information security and other technology risks, controls and procedures, including review of the Company’s current threat landscape, strategy to mitigate cybersecurity, information security and other technology risks, and critical incident response plans. The Board’s role in oversight does not have a direct impact on the Board’s leadership structure, which is discussed above.
Board Oversight of Environmental, Social and Governance (ESG)
We believe that full board oversight is important to ensure that ESG is part of, and aligned with, our overall Company strategy. As a result, our Board oversees our ESG programs, with support at the committee level. Our ESG programs include, but are not limited to, sustainability, human rights and labor, privacy and security, human capital resources, including diversity and inclusion, and governance practices.
To support the Board in its oversight efforts, the Nominating and Governance Committee evaluates and advises on the Board’s process and cadence for oversight of the Company’s ESG strategy.
Board Meetings
The Chairperson sets the agenda for Board meetings, in coordination with the Chief Executive Officer. Any member of the Board of Directors may request that a meeting of the Board be convened. The directors receive materials in advance of Board meetings allowing them to prepare for the handling of the items on the agenda.
The Chairperson and Chief Executive Officer recommend executive officers or other members of senior management who, at the invitation of the Board, attend portions of each quarterly Board meeting to report on areas of the business within their responsibility. Infrequently, the Board may also receive reports from external consultants such as executive search or succession experts, financial advisors or outside legal experts to assist the Board on matters it is considering.
The Board typically holds a regularly scheduled Board meeting each quarter for a review and discussion of the Company, its strategy or both, which lasts a full day to a day-and-a-half and in which all directors participate in person except in special individual circumstances. During the COVID-19 pandemic, the Board has been generally holding meetings by video and teleconference. In addition, the Chief Executive Officer and Chief Financial Officer provide a quarterly update to the Board prior to each earnings announcement. Additional meetings of the Board may be held by teleconference or video conference and the duration of such meetings varies depending on the subject matters considered.
Emergency Resolutions
In case of emergency, the Chairperson of the Board may have the power to pass resolutions which would otherwise be the responsibility of the Board. Decisions by the Chairperson of the Board made in this manner are subject to ratification by the Board of Directors at its next meeting or by way of written consent. No such emergency resolutions were passed during fiscal year 2022.
Independent Director Sessions
The Board of Directors has adopted a policy of regularly scheduled sessions of Board meetings where the independent directors meet to consider matters without management or non-independent directors present. During fiscal year 2022, separate sessions of the independent directors were held at four separate meetings.
Board Effectiveness
Our Board of Directors and Board Committees perform annual self-assessments to evaluate their effectiveness in fulfilling their obligations.

Board Committees
The Board has standing Audit, Compensation, Nominating and Governance, and Technology and Innovation Committees to assist the Board in carrying out its duties. Each of the Board committees is composed entirely of directors that are independent in accordance with the published listing requirements of the Nasdaq Stock Market and Swiss corporate governance best practices guidelines. At each quarterly Board meeting, each applicable Board Committee reports to the full Board on the substance of the Committee’s meetings, if any, during the quarter.
Each Committee has a written charter approved by the Board. The chair of each Committee determines the Committee’s meeting agenda. The Board Committee members receive materials in advance of Committee meetings allowing them to prepare for the meeting. The Charters of each Board Committee are available on Logitech’s Investor Relations website at http://ir.logitech.com. Each of the Audit, Compensation and Nominating and Governance Committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Committee in its work. The members of the Committees are identified in the following table:

Director	Audit	Compensation	Nominating and Governance	Technology and Innovation
Patrick Aebischer			X	X
Wendy Becker			Chair
Edouard Bugnion		X		X
Riet Cadonau		X
Bracken Darrell
Guy Gecht	X			Chair
Neil Hunt		X		X
Marjorie Lao	X
Neela Montgomery		X
Michael Polk		Chair	X
Deborah Thomas	Chair

Attendance at Board, Committee and Annual Shareholders’ Meetings
In fiscal year 2022 the Board met six times, five of which were regularly scheduled meetings. In addition, the Audit Committee met nine times, the Compensation Committee met five times, the Nominating and Governance Committee met five times, and the Technology and Innovation Committee met five times. In addition to its meetings, the Board took two actions for approval by written consent during fiscal year 2022. We expect each director to attend each meeting of the Board and the Committees on which he or she serves, and also expect them to attend the Annual General Meeting of shareholders. Due to the limitations caused by the COVID-19 pandemic, only two of our directors attended the 2021 Annual General Meeting in person and our Chairperson attended by videoconference. All of the incumbent directors attended at least 75% of the meetings of the Board and the Committees on which he or she served. Detailed attendance information for Board and Board Committee meetings during fiscal year 2022 is as follows:

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Governance Committee	Technology and Innovation Committee
# of meetings held	6	9	5	5	5
Patrick Aebischer	6			4	4
Wendy Becker	6			5
Edouard Bugnion	6		5		5
Riet Cadonau	6		5
Bracken Darrell	6
Guy Gecht(1)	6	3			5
Didier Hirsch(2)	3	4		2
Neil Hunt	6		5		5
Marjorie Lao	6	9
Neela Montgomery(3)	6	5	2
Michael Polk	6		5	5
Deborah Thomas	6	8
(1)Mr. Gecht was appointed to the Audit Committee as of September 8, 2021, and he attended three of the four Audit Committee meetings that were held after that date.
(2)Mr. Hirsch did not stand for re-election to the Board at the 2021 Annual General Meeting on September 8, 2021. He attended all three of the Board meetings, four of the five Audit Committee meetings and both of the Nominating and Governance Committee meetings that were held prior to the 2021 Annual General Meeting (noting that a portion of the September 2021 Board meeting was held prior to the 2021 Annual General Meeting).
(3)Ms. Montgomery was elected to the Compensation Committee and moved off the Audit Committee at the 2021 Annual General Meeting as of September 8, 2021, and she attended both of the Compensation Committee meetings that were held after the 2021 Annual General Meeting and all five of the Audit Committee meetings that were held prior to the 2021 Annual General Meeting.

Audit Committee
The Audit Committee is appointed by the Board to assist the Board in monitoring the Company’s financial accounting, controls, planning and reporting. It is composed of only non-executive, independent Board members. Among its duties, the Audit Committee:
•reviews the adequacy of the Company’s internal controls and disclosure controls and procedures;
•reviews the independence, fee arrangements, audit scope, and performance of the Company’s independent auditors, and recommends the appointment or replacement of independent auditors to the Board of Directors;
•reviews and approves all non-audit work to be performed by the independent auditors;
•reviews the scope of Logitech’s internal auditing and the adequacy of the organizational structure and qualifications of the internal auditing staff;
•oversees the Company's Code of Conduct and related compliance activities;
•reviews, before release, the quarterly results and interim financial data;
•reviews with management and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s guidelines and policies with respect to risk assessment and risk management; and
•reviews, before release, the audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and recommends that the Board of Directors include the audited financial statements in the annual report made available to shareholders.
The Audit Committee currently consists of Ms. Thomas, Chairperson, Mr. Gecht and Ms. Lao. Effective as of the 2022 Annual General Meeting, the Board of Directors has appointed Mr. Zahnd to the Audit Committee. The Board has determined that each member of the Audit Committee, as well as Mr. Zahnd meets the independence requirements of the Nasdaq Stock Market listing standards and the applicable rules and regulations of the SEC. In addition, the Board has determined that Ms. Thomas, Mr. Gecht and Ms. Lao are audit committee financial experts as defined by the applicable rules and regulations of the SEC.
The Audit Committee met nine times in fiscal year 2022. Four of the meetings were held by video and teleconference in advance of the regularly scheduled quarterly Board meetings, for approximately two-and-a-half to three-and-a-half hours, and four of the meetings were held by video and teleconference for approximately one hour preceding the Company’s quarterly reports of financial results. The Committee received reports and presentations before the meetings in order to allow them time to prepare adequately. At the Committee’s invitation, the Company’s Chief Financial Officer, Corporate Controller, Head of Internal Audit, and General Counsel or Associate General Counsel attended each meeting, and representatives from the Company’s auditors and independent registered public accounting firm, KPMG AG and KPMG LLP, respectively, also attended all nine of the meetings. Other members of the Board, including the Chairperson, and management, including the Chief Executive Officer, also participated in certain meetings. Five meetings also included a separate session with representatives of the auditors and independent registered public accounting firm, and four meetings included separate sessions with the Head of Internal Audit and with the Chief Financial Officer or other representatives of management.
Compensation Committee
The Compensation Committee reviews and approves, or recommends to the Board for approval, the compensation of executive officers and Board members and Logitech’s compensation policies and programs, including share-based compensation programs and other incentive-based compensation. Within the guidelines established by the Board and the limits set forth in the Company’s employee equity incentive plans, the Compensation Committee also has the authority to grant equity incentive awards to employees without further Board approval. The Committee is composed of only non-executive, independent Board members.
The Compensation Committee currently consists of Mr. Polk, Chairperson, Dr. Bugnion, Mr. Cadonau, Dr. Hunt and Ms. Montgomery. Following the 2022 Annual General Meeting, Mr. Cadonau and Dr. Hunt will no longer be members of the Board and Compensation Committee. The Board of Directors has nominated Mr. Ng to be elected to the Compensation Committee at the 2022 Annual General Meeting. The Board of Directors has determined that each member of the Compensation Committee, as well as Mr. Ng, meets the independence requirements of the Nasdaq Stock Market listing standards.

The Compensation Committee met five times in fiscal year 2022. Four of the meetings were held by video and teleconference in advance of the regularly scheduled quarterly Board meeting, for approximately one to three-and-a-half hours, and one meeting was held by video and teleconference for approximately half-an-hour. The Compensation Committee received reports and presentations before the meetings in order to allow them time to prepare adequately. At the Compensation Committee’s invitation, the Company’s Head of People & Culture and Head of Total Rewards and the Compensation Committee's independent advisors from Compensia and Agnès Blust Consulting attended each meeting. Other members of the Board, including the Chairperson, also participated in certain meetings.
In addition to its meetings, the Compensation Committee took five actions for approval by written consent during fiscal year 2022.
Please refer to the Company’s Compensation Report for Fiscal Year 2022 for further information on the Compensation Committee’s criteria and process for evaluating executive compensation.
Nominating and Governance Committee
The Nominating and Governance Committee is composed of only non-executive, independent directors. Among its duties, the Nominating and Governance Committee:
•evaluates the composition and size of the Board of Directors and its Committees, determines future requirements and makes recommendations to the Board of Directors for approval;
•determines on an annual basis the desired Board qualifications and expertise and conducts searches for potential directors with these attributes;
•evaluates and makes recommendations of nominees for election to the Board of Directors, as Chairperson of the Board, and to the Compensation Committee;
•evaluates and makes recommendations to the Board concerning the appointment of directors to Board Committees and the selection of Board Committee chairs;
•evaluates and makes recommendations to the Board concerning succession planning for the Company's Chairperson, Board Committee leaderships roles, Chief Executive Officer of the Company and key leadership roles;
•reviews developments relating to corporate governance and reviews and makes recommendations to the Board regarding changes to the Company’s Corporate Governance Principles and other corporate governance-related documents as appropriate;
•evaluates and advises on the Board's process and cadence for oversight of the Company's environmental, social and governance (ESG) strategy;
•reviews directors’ membership on the boards of directors or senior leadership of other companies or organizations, approves the Company Chief Executive Officer's and other Group Management Team members' service on the boards of directors or senior leadership of charitable or similar organizations, and evaluates and makes recommendations to the Board regarding their service on the boards of directors or senior leadership of other companies or legal entities; and
•considers any questions of actual or potential conflicts of interest of Board members and Group Management Team members.
The Nominating and Governance Committee typically retains an executive search firm to assist with the identification and evaluation of prospective Board nominees based on criteria established by the Committee. For information on the Nominating and Governance Committee’s policies with respect to director nominations please see “Elections to the Board of Directors” above.
The Nominating and Governance Committee currently consists of Ms. Becker, Chairperson, Dr. Aebischer and Mr. Polk. The Board has determined that each member of the Nominating and Governance Committee meets the independence requirements of the Nasdaq Stock Market listing standards. Upon the Committee’s recommendation of nominees for election to the Board of Directors, the nominees are presented to the full Board. Nominees are then selected by a majority of the independent members of the Board. The Nominating and Governance Committee met five times in fiscal year 2022. The meetings were held by video and teleconference and lasted approximately one hour to one-and-a-half hours.

Technology and Innovation Committee
The Technology and Innovation Committee is composed of at least two members. Among its duties, the Technology and Innovation Committee:
•reviews the Company’s technology plans and strategies;
•monitors existing and future trends in technology related to the Company’s business and advises the Board and the Company’s senior technology management team with respect to such trends;
•reviews the Company’s approaches to acquiring and maintaining the Company’s technology position;
•meets with the Company’s senior technology management team to review the Company’s internal technology development and product innovation activities and provide input; and
•reviews the Company’s cybersecurity, information security and other technology risks, controls and procedures.
The Technology and Innovation Committee currently consists of Mr. Gecht, Chairperson, Dr. Aebischer, Dr. Bugnion and Dr. Hunt, all of whom have advanced technical degrees and have been Chief Technology Officers at technology companies or have founded or managed technology companies. Following the 2022 Annual General Meeting, Dr. Hunt will no longer be a member of the Board and Technology and Innovation Committee. Effective as of the 2022 Annual General Meeting, the Board of Directors has appointed Mr. Jones to the Technology and Innovation Committee. The Technology and Innovation Committee met five times in fiscal year 2022. The meetings were held by video and teleconference and lasted approximately one hour to three-and-a-half hours. The Committee received reports and presentations before the meetings in order to allow them time to prepare adequately. At the Committee’s invitation, the Company’s Chief Technology Officer attended each meeting. Other members of the Board, including the Chairperson, and management, including the Chief Executive Officer, also participated in certain meetings.

Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee has been an officer or employee of Logitech. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors.

Communications with the Board of Directors
Shareholders may contact the Board of Directors about bona fide issues or questions about Logitech by sending an email to generalcounsel@logitech.com or by writing the Corporate Secretary at the following address:
Logitech International S.A.
Attn: Corporate Secretary
EPFL - Quartier de l’Innovation
Daniel Borel Innovation Center
1015 Lausanne, Switzerland
All such shareholder communications will be forwarded to the appropriate member or members of the Board of Directors or, if none is specified, to the Chairperson of the Board of Directors.

Security Ownership
Security Ownership of Certain Beneficial Owners and Management as of June 30, 2022
In accordance with the proxy statement rules under U.S. securities laws, the following table shows the number of our shares beneficially owned as of June 30, 2022 by:
•each person or group known by Logitech, based on filings pursuant to Section 13(d) or (g) under the U.S. Securities Exchange Act of 1934 or notifications to the Company under applicable Swiss laws, to own beneficially more than 5% of our outstanding shares as of June 30, 2022;
•each director and each nominee for director;
•the persons named in the Summary Compensation Table in the Compensation Report (the “named executive officers”); and
•all directors and current executive officers as a group.

	Number of Shares Owned(2)	Shares that May be Acquired Within 60 Days(3)	Total Beneficial Ownership	Total as a Percentage of Shares Outstanding(4)
5% Shareholders:(1)
BlackRock, Inc.(5)	17,138,825	—	17,138,825	10.4%

Directors, not including the CEO:
Patrick Aebischer	20,348	—	20,348	*
Wendy Becker	16,109	—	16,109	*
Edouard Bugnion	35,643	—	35,643	*
Riet Cadonau (6)	807	—	807	*
Guy Gecht	5,605	—	5,605	*
Neil Hunt	68,609	—	68,609	*
Marjorie Lao	8,077	—	8,077	*
Neela Montgomery	7,801	—	7,801	*
Michael Polk	7,634	—	7,634	*
Deborah Thomas (6)	2,169	—	2,169	*

Named Executive Officers:
Prakash Arunkundrum	53,404	54,923	108,327	*
Bracken Darrell	896,542	—	896,542	*
Samantha Harnett(7)	1,317	4,117	5,434	*
Nate Olmstead	14,715	56,697	71,412	*

Current Directors and Executive Officers
as a Group (14)	1,138,780	115,737	1,254,517	*
*    Less than 1%
(1)Unless otherwise indicated, the address for each beneficial owner listed in this table is c/o Logitech International S.A., EPFL, Quartier de l’Innovation, Daniel Borel Innovation Center, 1015 Lausanne, Switzerland or c/o Logitech Inc., 7700 Gateway Boulevard, Newark, California 94560, USA.
(2)To Logitech’s knowledge, except as otherwise noted in the footnotes to this table, each director and executive officer has sole voting and investment power over the shares reported as beneficially owned in accordance with SEC rules, subject to community property laws where applicable.

(3)Includes shares represented by vested, unexercised options as of June 30, 2022 and options, restricted stock units and performance share units that are expected to vest within 60 days after June 30, 2022. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options or restricted stock units, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(4)Based on 164,055,142 shares outstanding on June 30, 2022 (173,106,620 shares outstanding less 9,051,478 treasury shares outstanding).
(5)The number of shares held by BlackRock, Inc. is based on the number of shares reported as beneficially owned by BlackRock, Inc. and its subsidiaries on a notification filed with the SIX Swiss Exchange Regulation on February 22, 2022. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(6)Riet Cadonau and Deborah Thomas were first elected as directors of the Company at the Annual General Meeting on September 9, 2020. As reported at the time of his nomination and election, Mr. Cadonau did not join the Board until April 1, 2021.
(7)Samantha Harnett was designated as a member of the Group Management Team and as an executive officer on July 1, 2020.

Share Ownership Guidelines
Members of the Board of Directors and executive officers and other officers who report directly to the Chief Executive Officer are subject to share ownership guidelines.
Each director is required to own Logitech shares with a market value equal to 5 times the annual Board retainer under guidelines adopted by the Board in June 2006, revised in June 2013 and June 2019 (effective as of September 4, 2019), and recently revised again in July 2020. Directors are required to achieve this ownership within five years of joining the Board, or, in the case of directors serving at the time the revised guidelines were adopted in 2019, within five years of the effective date of adoption of the guidelines. If a director has not met the ownership guideline by the end of the five-year period or is below the guideline at any time after the five-year period, one-half of the director's annual Board retainer will be paid in Logitech shares until the ownership guideline has been satisfied. After reaching the share ownership guideline and then falling below the guideline solely as a result of Logitech's stock price dropping, the director will have until the later of the original five-year period or up to two years from falling below the guideline to return to compliance with the guideline. The guidelines will be adjusted to reflect any capital adjustments, and will be reevaluated by the Board from time to time. As of June 30, 2022, each director had either satisfied these ownership guidelines or had time remaining to do so.
The Compensation Committee adopted share ownership guidelines for executive officers and other officers who report directly to the Chief Executive Officer or President effective September 2008, and most recently revised in June 2021. These guidelines now apply to executive officers and other officers who report directly to the Chief Executive Officer. These guidelines require:
•the Chief Executive Officer to hold a number of Logitech shares with a market value equal to 5 times his or her annual base salary;
•the Chief Financial Officer to hold a number of Logitech shares with a market value equal to 3 times his or her annual base salary;
•executive officers, other than the Chief Executive Officer and Chief Financial Officer, each to hold a number of Logitech shares with a market value equal to 2 times his or her respective annual base salary; and
•remaining officers who report directly to the Chief Executive Officer each to hold a number of Logitech shares with a market value equal to his or her respective annual base salary.
Each officer subject to the guidelines is required to achieve his or her applicable guideline within five years of being appointed to the position making him or her subject to the guideline, or, in the case of such officers serving at the time the guidelines were originally adopted, within five years of the effective date of adoption of the guidelines. The ownership guideline may be met only through owned shares. If the ownership guideline is not met within five years or if the officer is below the guideline at any time after the five-year period, the Chief Executive Officer must hold 100% of his or her after-tax shares resulting from equity incentive awards until the guideline is reached, and all other executive officers and Chief Executive Officer direct reports must hold at least 50% of the net shares resulting from equity incentive awards until the guideline is reached. In addition, if the ownership guideline is not met or if the officer is below the guideline at any time after the five-year period, the officer will have 50% of the after-tax value of any earned bonuses under the Leadership Team Bonus Program paid in fully vested Logitech shares. After reaching the share ownership guideline and then falling below the guideline solely as a result of Logitech's stock price dropping, the officer will have until the later of the original five-year period or up to two years from falling below the guideline to return to compliance with the guideline. The guidelines will be adjusted to reflect any capital adjustments, and will be re-evaluated by the Compensation Committee from time to time. As of June 30, 2022, all of the executive officers had either satisfied these ownership guidelines or had time remaining to do so.

Certain Relationships and Related Transactions
Our Policies
It is our policy that all employees must not engage in any activities which could conflict with Logitech’s business interests, which could adversely affect its reputation or which could interfere with the fulfillment of the responsibilities of the employee’s job, which at all times must be performed in the best interests of Logitech. In addition, Logitech employees may not use their position with Logitech, or Logitech’s information or assets, for their personal gain or for the improper benefit of others. These policies are included in our Code of Conduct, which covers our directors, executive officers and other employees. If in a particular circumstance the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine if there is a conflict of interest. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Board, and any transaction that is a related party transaction under U.S. securities laws must be approved by the Audit Committee or another independent committee of the Board.

Nasdaq Rules and Swiss Best Corporate Governance Practices
Nasdaq rules defining “independent” director status also govern conflict of interest situations, as do Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. As discussed above, the Board of Directors has determined that each of our directors and director nominees, other than Mr. Darrell, qualifies as “independent” in accordance with the Nasdaq rules. The Nasdaq rules include a series of objective tests that would not allow a director to be considered independent if the director has or has had certain employment, business or family relationships with the company. The Nasdaq independence definition also includes a requirement that the Board review the relations between each independent director and the company on a subjective basis. In accordance with that review, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

SEC Rules
In addition to the Logitech and Nasdaq policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving Logitech and a director or executive officer or persons and entities affiliated with them.
During fiscal year 2022, Logitech did approximately USD 142,000 of business with SGS S.A. and its subsidiaries, primarily consisting of payments for standards testing and technical services. Mr. Kwok Wang Ng, the Chief Executive Officer of SGS S.A., is a new director nominee for election at our 2022 Annual General Meeting.
Other than SGS S.A., since April 1, 2021 we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed USD 120,000 and in which any current director, director nominee, executive officer, holder of more than 5% of our shares, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Swiss and California law.
None of the following persons has been indebted to Logitech or its subsidiaries at any time since the beginning of fiscal year 2022: any of our directors or executive officers; any nominee for election as a director; any member of the immediate family of any of our directors, executive officers or nominees for director; any corporation or organization of which any of our directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.

Independent Auditors
Under Logitech’s Articles of Incorporation, the shareholders elect or re-elect the Company’s independent auditors each year at the Annual General Meeting.
Logitech’s independent auditors for fiscal year 2022 were KPMG AG, Zurich, Switzerland. KPMG AG assumed its first audit mandate for Logitech in fiscal year 2015. They were elected by the shareholders as Logitech’s auditors at the Annual General Meeting in December 2014 and re-elected at the Annual General Meetings in September 2015, September 2016, September 2017, September 2018, September 2019, September 2020, and September 2021. For purposes of U.S. securities law reporting, KPMG LLP, San Francisco, California, served as the Company’s independent registered public accounting firm for fiscal year 2022. Together, KPMG AG and KPMG LLP are referred to as “KPMG.” As appointed by the Board, the Audit Committee is responsible for supervising the performance of the Company’s independent auditors, and recommends the election or replacement of the independent auditors to the Board of Directors.
Representatives of KPMG were invited to attend all regular meetings of the Audit Committee. During fiscal year 2022, KPMG representatives attended all of the Audit Committee meetings. The Committee met separately five times with representatives of KPMG in closed sessions of Committee meetings.
On a quarterly basis, KPMG reports on the findings of their audit and/or review work including their audit of Logitech’s internal control over financial reporting. These reports include their assessment of critical accounting policies and practices used, alternative treatments of financial information discussed with management, and other material written communication between KPMG and management. At each quarterly Board meeting, the Audit Committee reports to the full Board on the substance of the Committee meetings during the quarter. On an annual basis, the Audit Committee approves KPMG’s audit plan and evaluates the performance of KPMG and its senior representatives in fulfilling its responsibilities. Moreover, the Audit Committee recommends to the Board the appointment or replacement of the independent auditors, subject to shareholder approval. The Audit Committee reviews the annual report provided by KPMG as to its independence.

Audit and Non-Audit Fees
The following table sets forth the aggregate fees billed to us for the audit and other services provided by KPMG during the fiscal years ended March 31, 2022 and 2021 (in thousands):

	2022	2021
Audit fees(1)	$3,480	$3,278
Audit-related fees(2)	70	380
Tax fees(3)	203	183
Total	$3,753	$3,841
(1)Audit fees. This category includes fees for the audit of our financial statements in our Annual Report on Form 10-K, fees for the audit of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, fees for the review of the interim condensed financial statements in our Quarterly Reports on Form 10-Q, fees for the audit of our consolidated financial statements in connection with the Swiss SIX filing, and fees for the services that are normally provided by KPMG in connection with statutory and regulatory filings or other engagements and accounting related to acquisitions.
(2)Audit-related fees. This category includes fees for the due diligence services for mergers and acquisitions.
(3)Tax fees. This category includes fees related to the 2021 and 2020 tax compliance and tax consulting services.

Pre-Approval Procedures and Policies
The Audit Committee pre-approves all audit and non-audit services provided by KPMG. This pre-approval must occur before the auditor is engaged. The Audit Committee pre-approves categories of non-audit services and a target fee associated with each category. Usage of KPMG fees against the target is presented to the Audit Committee at each in-person quarterly meeting, with additional amounts requested as needed. Services that last longer than a year must be re-approved by the Audit Committee.
The Audit Committee can delegate the pre-approval ability to a single independent member of the Audit Committee. The delegate must communicate all services approved at the next scheduled Audit Committee meeting. The Audit Committee or its delegate can pre-approve types of services to be performed by KPMG with a set dollar limit per type of service. The Corporate Controller is responsible for ensuring that the work performed is within the scope and dollar limit as approved by the Audit Committee. Management must report to the Audit Committee the status of each project or service provided by KPMG.

Report of the Audit Committee

The Audit Committee is responsible for overseeing Logitech’s accounting and financial reporting processes and audits of Logitech’s financial statements. The Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Logitech’s financial statements and reports, Logitech’s internal auditors, as well as KPMG, Logitech’s independent auditors, which is responsible for expressing an opinion on the conformity of Logitech’s audited financial statements to generally accepted accounting principles and attesting to the effectiveness of Logitech’s internal control over financial reporting.
The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Charter can be found on our website at http://ir.logitech.com. To view the charter, select “Audit Committee Charter” under “Corporate Governance.”
The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2022, with our management. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.
The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Logitech’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022.
Submitted by the Audit Committee of the Board
Deborah Thomas, Chairperson
Guy Gecht
Marjorie Lao

Delinquent Section 16(a) Reports
Section 16 of the Exchange Act requires Logitech’s directors, executive officers and any persons who own more than 10% of Logitech’s shares, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Logitech with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.
We believe that all Section 16(a) filing requirements were met in fiscal year 2022, with the exception noted below:
•A late Form 4 report was filed for Nate Olmstead on June 17, 2021 to report sales of shares pursuant to a Rule 10b5-1 trading plan on May 20, 2021, May 27, 2021 and June 2, 2021.

Compensation Report for Fiscal Year 2022
This Compensation Report has been designed to comply with both the proxy statement disclosure rules under U.S. securities laws and Swiss regulations. For Swiss law purposes, this Report is supplemented by the Compensation Tables Audited Under Swiss Law prepared in compliance with the Ordinance against Excessive Compensation in Stock Exchange Listed Companies in Switzerland (the “Minder Ordinance”). This Report is an integrated part of our Annual Report, Invitation, and Proxy Statement for our 2022 Annual General Meeting.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis is intended to assist our shareholders in understanding our executive compensation program by providing an overview of our executive compensation-related policies, practices, and decisions for fiscal year 2022. It also explains how we determined the material elements of compensation for our Chief Executive Officer ("CEO"), our Chief Financial Officer ("CFO"), and our other executive officers for fiscal year 2022, and who we refer to as our “Named Executive Officers.” For fiscal year 2022, our Named Executive Officers were:
•Bracken Darrell, President and Chief Executive Officer;
•Nate Olmstead, Chief Financial Officer;
•Prakash Arunkundrum, Head of Global Operations & Sustainability; and
•Samantha Harnett, General Counsel.

Executive Summary
The Compensation Committee believes the design of our executive compensation program has met and will continue to meet our goal of providing our executives with market-competitive compensation packages that provide for above-market rewards when Logitech outperforms both our internal goals and the overall market, and limited rewards when Logitech’s performance does not meet these objectives. Overall, our Compensation Committee has developed an executive compensation program that it trusts will provide an incentive to drive the Company’s performance and reward both our shareholders and our executives.

Fiscal Year 2022 Business Highlights
Logitech had a successful fiscal year 2022, demonstrating our resilient capabilities and the strength of our strategy.
▪We delivered our highest ever fiscal year net sales at $5.48 billion, up 4 percent over fiscal year 2021 net sales in U.S. dollars, and sustaining our scale and growth on top of 76% net sales growth in fiscal year 2021 compared to fiscal year 2020.
▪We successfully navigated supply challenges and higher component and freight costs to deliver gross margin within our long-term gross margin range.
▪We delivered strong operating income, which exceeded our original operating income guidance and continued to support investment in our marketing and innovation initiatives.
•Our five-year cumulative total shareholder return for the period April 1, 2017 to March 31, 2022 outperformed the Russell 3000 Index and the SMI Expanded (the 50 companies with the highest capitalization in the Swiss equity market) for the same period. Our shareholder return over the last 5 years was 150% as compared to 88% for the Russell 3000 and 40% for the SMI Expanded.

Please see the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report for a more detailed discussion of our fiscal year 2022 financial results.

Executive Compensation Highlights
Enhancements to Our Compensation Program
Following our shareholder engagement process (discussed further below), we committed to move all executive officers' equity compensation to 100% Performance-Based Units (PSUs). Due to the requirements and limitations of our Group Management Team Compensation Budget under our Articles and the Minder Ordinance, we achieved that in fiscal year 2023. In the interim we have taken the following actions:
•Beginning in fiscal year 2021, we shifted our CEO's equity compensation to 100% PSUs.
•As an interim measure for fiscal year 2022 and in response to shareholder feedback, we changed the vesting of the service-based RSUs granted to our executive officers (other than the CEO who did not receive RSUs) to 3-year cliff vesting rather than the 4-year annual vesting used in awards granted in fiscal year 2021
In our current fiscal year 2023 (which began April 1, 2022) the remaining executive officers received 100% of their equity compensation in the form of PSUs and will no longer receive any service-based restricted stock units (RSUs).
Commitment to ESG
Beginning in fiscal year 2022, and continuing in our current fiscal year 2023, we have incorporated an environmental, social and governance (ESG) scorecard that counts towards 10% of our annual incentive plan. The ESG scorecard is assessed as a composite based on five dimensions: net carbon reduction, carbon labeling, renewable electricity, design for sustainability principles, and external metric reporting. See 2022 Performance Results and Bonus Decisions below for details of these five dimensions for fiscal year 2022.

Changes Undertaken Based on Shareholder Feedback
In connection with the design of our long-term incentive program the Compensation Committee incorporated feedback we received from our shareholders beginning in 2019, as described in the table below.

OUR RESPONSE TO SHAREHOLDER FEEDBACK
WHAT WE HEARD	OUR ACTIONS	WHY

Some of our shareholders indicated they prefer that our CEO's long-term incentive awards be performance-based.	Granted our CEO 100% PSUs since fiscal year 2021 and eliminated use of service-based RSUs for our CEO.	To further strengthen the alignment with shareholders' interests and the pay-for-performance connection.

Some of our shareholders indicated they are concerned with the use of service-based long-term incentive awards that vest in less than 3 years or without performance criteria.	Granted our CEO 100% PSUs since fiscal year 2021.

Beginning in fiscal year 2023, all executive officers were granted 100% PSUs and the use of service-based RSUs in the annual grant was eliminated for all executive officers.

	As an interim measure, in fiscal year 2022, we granted our executive officers (other than the CEO who did not receive RSUs) 60% PSUs with the remaining 40% granted as service-based RSUs with 3-year cliff-vesting.	To align with our CEO and to further strengthen the alignment with shareholders' interests and the pay-for-performance connection.

Some of our shareholders indicated they prefer one-off or replacement awards to be granted with performance conditions.	As a general practice we do not grant one-off awards without performance conditions. However, we do consider one-off awards when we hire executives to replace forfeited equity from their prior employer as permitted under the Minder Ordinance.	As a Swiss company, our compensation practices are in compliance with the Minder Ordinance which allows replacement of forfeited compensation on a like-for-like basis.

Some of our shareholders are concerned that the absolute level of compensation for our CEO is too high.	Each year the Compensation Committee engages compensation consultants to provide information and analysis on our compensation program and to assist them in assessing the levels of overall compensation and each element of compensation for our CEO and other executive officers.	While the compensation levels and pay mix may differ from Swiss standards, the compensation levels of our CEO and other executive officers are in line with the tech market in Silicon Valley, where we compete for executive talent, and with our compensation peer group.

Summary of Fiscal Year 2022 Compensation Actions
The incentives created by our executive compensation program help to drive strong performance and have contributed to our growth and shareholder value creation and demonstrate our commitment to pay-for-performance. Consistent with our strong performance and compensation philosophy, the Compensation Committee took the following compensation actions for our executive officers for fiscal year 2022:

Named Executive Officer	FY 2022 Base Salary Increase from FY 2021	FY 2022 Annual Bonus as a Percentage of Target Bonus	FY 2020-2022 Performance-Based Units Vesting Level	FY 2022 Annual Performance-Based Restricted Stock Units Awards (Grant Date Approved Value1)	FY 2022 Annual Service-Based Restricted Stock Units Awards (Grant Date Approved Value1)
Bracken Darrell	3%	148%	200%	$7,000,000	$0
Nate Olmstead	5%	148%	200%	$930,000	$620,000
Prakash Arunkundrum	0%	155%	200%	$900,000	$600,000
Samantha Harnett	12%	155%	200%	$840,000	$560,000
1.Reflects equity grant value approved by the Compensation Committee for each executive officer which may differ from the accounting Grant Date Fair Value reflected in the Summary Compensation Table. This Grant Date Approved Value was converted to a number of shares based on the closing price of our registered shares on the grant date, rounded up to the nearest whole share.
Emphasis on Variable and Performance-Based Compensation
The annual compensation of our executive officers varies from year to year based on our corporate financial and operational results and individual performance. Our executive compensation program emphasizes “variable” performance-based pay over “fixed” pay and seeks to balance short-term and long-term incentives as well as performance-based and service-based incentives.
In fiscal year 2022, the overwhelming majority (89%) of the target total direct compensation of our CEO consisted of performance-based pay, including cash awarded under our annual bonus plan and performance-based equity awards granted as long-term incentives for which value is based on achievement of pre-established performance criteria. Fixed pay, primarily consisting of base salary, made up only 11% of our CEO’s target total direct compensation in fiscal year 2022.
The following chart shows the percentages of target "variable" performance-based pay versus target "fixed" pay and the composition of long-term equity incentives awarded to our CEO for fiscal year 2022:

This same philosophy was applied to our other executive officers. The following charts show the percentages of target "variable" performance-based pay versus target "fixed" pay for fiscal year 2022 and with the new equity mix for fiscal year 2023:

Executive Compensation Best Practices
We strive to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. We have the following executive compensation policies and practices in place, including both those that we have implemented to drive performance and those that either prohibit or minimize behaviors that we do not believe serve our shareholders’ long-term interests:

What We Do
✓	Compensation Committee Independence – Our Board of Directors maintains a Compensation Committee comprised solely of independent directors.
✓	Independent Compensation Committee Advisors – The Compensation Committee engages and retains its own independent advisors and reviews their independence annually.
✓
Annual Compensation Review – The Compensation Committee conducts an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group and other information used for comparative purposes.

✓
Compensation-Related Risk Assessment – The Compensation Committee conducts an annual evaluation of our compensation programs, policies, and practices, to ensure that they are designed to reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on the Company.

✓
Emphasize Performance-based Incentive Compensation – The Compensation Committee designs our executive compensation program to use performance-based short-term and long-term incentive compensation awards to align the interests of our executive officers with the interests of our shareholders. Beginning in fiscal year 2023, all executive officers were granted 100% PSUs and the use of service-based RSUs in the annual equity grant was eliminated for all executive officers.

✓
Emphasize Long-Term Equity Compensation – The Compensation Committee uses equity awards to deliver long-term incentive compensation opportunities to our executive officers. These equity awards vest or may be earned over multi-year periods, which better serves our long-term value creation goals and retention objectives.

✓
Limited Executive Perquisites – We generally do not provide perquisites or other personal benefits to our executive officers. The executive officers participate in our health and welfare benefit programs on the same basis as all of our employees.

✓
Stock Ownership Policy – We maintain a stock ownership policy for our directors and executive officers which requires each of them to own a specified amount of our registered shares as a multiple of their base salary or annual board retainer.

✓
Compensation Recovery Policy – We have adopted a policy that provides for the recoupment of bonus and other incentive compensation and equity compensation from our executive officers resulting from fraud or intentional misconduct of an executive officer or if the executive officer knew of the fraud or misconduct.

✓
“Double-Trigger” Change of Control Arrangements in Equity Award Agreements – The post-employment equity compensation arrangements for our executive officers are based on a “double-trigger” arrangement that provides for acceleration of vesting of equity only in the event of (i) a change in control of the Company and (ii) a qualifying termination of employment. As noted below, we do not provide any cash payment related to termination of employment or change of control.

✓
Prohibition on Hedging and Pledging – Under our Insider Trading Policy, we prohibit our executive officers from hedging any Company securities owned by them and from pledging any Company securities owned by them as collateral for a loan.

✓	Succession Planning – Our Board of Directors reviews on an annual basis our succession strategies and plans for our most critical positions.

What We Do Not Do

✗
No Severance or Change of Control Arrangements – To comply with the Minder Ordinance we have no severance or change of control arrangements (other than acceleration of vesting of equity awards as provided in our equity award agreements) for our executive officers.

✗
No Special Retirement Programs – Other than our Section 401(k) plan generally available to all employees in the U.S., we do not offer defined benefit or contribution retirement plans or arrangements for our executive officers.

✗
No Tax “Gross-Ups” or Payments – We do not provide any “gross-ups” or tax payments in connection with any compensation element for our executive officers, other than for our standard relocation benefits. This means we do not provide any excise tax “gross-up” or tax reimbursement in connection with any change of control payments or benefits.

✗	No Unearned Dividends – We do not pay dividends or dividend equivalents on unvested or unearned restricted stock unit or performance-based restricted stock unit awards.
✗	No Stock Option Repricing – We do not reprice options to purchase our registered shares without shareholder approval.
✗	No Stock Option Awards – We do not grant stock option awards to our executive officers.
Say-on-Pay
As required under the U.S. securities laws, Logitech provides our shareholders the ability to periodically cast advisory votes on executive compensation, as reflected in the proposals for our 2022 Annual General Meeting. We remain committed to providing clear and thorough disclosure on our executive compensation practices and actions, and our Compensation Committee will carefully consider the voting results.
Beginning in 2015, in compliance with the Minder Ordinance, we instituted annual binding shareholder votes on the maximum aggregate compensation amounts for our directors and for members of our Group Management Team consistent with the compensation structure that shareholders approved in amendments to our Articles of Incorporation at our 2014 Annual General Meeting.
At our 2020 Annual General Meeting, shareholders approved a maximum aggregate amount of compensation for the Group Management Team and for the Board of Directors. The total actual compensation amounts paid compared to the amounts approved were as follows:

	Period	Approved Maximum Aggregate Compensation	Actual Aggregate Compensation
Group Management Team (1)	Fiscal year 2022	$29,400,000	$19,041,303
Board of Directors	2020-2021 Board Year	CHF3,500,000	CHF3,359,315
1.Approved maximum aggregate compensation amount based on four Group Management Team members.
At our 2021 Annual General Meeting, 83% of the votes cast on our annual Say-on-Pay proposal supported the compensation of our named executive officers, 85% approved the aggregate compensation of our Group Management Team for fiscal year 2023 and 98% approved the aggregate compensation for the Board of Directors for the 2021 to 2022 Board Year.

Shareholder Engagement
Logitech’s relationship with its shareholders is a critical part of our company’s success and we have a long tradition of transparency and responsiveness to shareholder perspectives. The Compensation Committee was mindful of shareholder support for our pay-for-performance compensation philosophy in maintaining our general compensation practices and setting fiscal year 2022 compensation for our executive officers. Our CEO and CFO regularly speak with our shareholders about the Company, our performance and strategy and communicate any feedback on our compensation plans back to the Compensation Committee. Our Board Chair, our Compensation Committee Chair and other members of the Compensation Committee are also periodically involved in shareholder outreach and participated in such discussions in fiscal year 2022. The Committee considers this feedback when designing our compensation programs and making compensation decisions.

In fiscal year 2022, we engaged in discussions with institutional investors based in the United States and Europe representing approximately 50% of our outstanding shares. These investors expressed appreciation for our outreach efforts and recognized, that while we are a Swiss company, we need to consider United States Silicon Valley compensation practices to remain competitive in attracting and retaining our executives. The feedback received was summarized and presented to the Compensation Committee.

In response to investor feedback, we have:
▪Continued to structure our compensation program to support a strong pay-for-performance alignment;
▪Changed the mix of long-term equity awards for our CEO to 100% PSUs with three-year cliff vesting beginning with fiscal year 2021;
▪Changed the mix of long-term equity awards for the rest of our executive officers to 100% PSUs with three-year cliff vesting beginning with fiscal year 2023;
▪As an interim measure, changed the vesting of service-based RSUs granted to our executive officers in fiscal year 2022 (other than the CEO who does not receive RSUs) to 3-year cliff vesting; and
▪Added a strategic ESG component to our annual incentive plan in fiscal year 2022.
We will continue to engage with our shareholders to gain valuable insights into the governance and compensation issues about which they care most and consider the results from this year’s and future advisory and binding votes on executive compensation.
For more information regarding our annual Say-on-Pay proposal for fiscal year 2022 and our binding votes on aggregate compensation, see Proposal 2 – Advisory Vote to Approve Executive Compensation, Proposal 12 – Approval of Compensation for the Board of Directors for the 2022 to 2023 Board Year and Proposal 13 – Approval of Compensation for the Group Management Team for Fiscal Year 2024.

Compensation Philosophy and Guiding Principles
We have designed our executive compensation program to:
•Provide compensation sufficient to attract and retain the level of talent needed to create and manage an innovative, high-growth, global company in highly competitive and rapidly evolving markets;
•Support a performance-oriented culture;
•Place most of total compensation at risk based on the Company’s performance, while maintaining controls over inappropriate risk-taking by factoring in both annual and long-term performance;
•Provide a balance between short-term and long-term objectives and results;
•Align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value; and
•Reflect the executive’s role and past performance through base salary and short-term cash incentives, and his or her potential for future contribution through long-term equity incentive awards.
However, while compensation is a central part of attracting, retaining, and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for our shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference are also a key part of Logitech’s success in attracting, motivating, and retaining executives and employees.
The Compensation Committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary or appropriate. In designing and implementing the various elements of our executive compensation program, the Compensation Committee considers market and industry practices, as well as our compensation structure’s tax efficiency and its impact on our financial condition. While the Compensation Committee considers all of these factors in its deliberations, it places no formal weighting on any one factor.

The Compensation Committee evaluates our compensation philosophy and program objectives on an annual basis or more frequently as circumstances require.

Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee, among its other responsibilities, establishes our overall compensation philosophy and reviews and approves our executive compensation program, including the specific compensation of our executive officers. The Compensation Committee has the authority to retain compensation consultants and other advisors, including legal counsel, to assist in carrying out its responsibilities. The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and updated as warranted. The charter is available on our Company website at http://ir.logitech.com.
While the Compensation Committee determines our overall compensation philosophy and approves the compensation of our executive officers, it considers the recommendations of its compensation consultants and other advisors, as well as our CEO, our CFO, our head of People & Culture, and our compensation department. The Compensation Committee makes all final decisions regarding executive compensation, including base salary levels, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards. The Compensation Committee meets on a regularly-scheduled basis and at other times as needed. The Compensation Committee periodically reviews compensation matters with our Board of Directors. The chair of the Compensation Committee reports to the Board of Directors on the activities of the Compensation Committee at quarterly board meetings, and the minutes of the Compensation Committee meetings are available to the members of the Board of Directors.
Before the beginning of each fiscal year, the Compensation Committee reviews our executive compensation program to assess whether our compensation elements, actions, and decisions (i) are properly coordinated, (ii) are aligned with our vision, mission, values, and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executive officers, (iv) achieve their intended purposes, and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent. Following this assessment, the Compensation Committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.

The Compensation Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the Compensation Committee reviews market trends and changes in competitive compensation practices, as further described below.
The factors considered by the Compensation Committee in determining the compensation of our executive officers for fiscal year 2022 included:
•Each individual executive’s performance and their contribution to a high-performing leadership team;
•Each individual executive’s skills, experience, qualifications and marketability;
•The Company’s performance against financial goals and objectives;
•The Company’s performance relative to both industry competitors and its compensation peer group;
•The positioning of the amount of each executive’s compensation in a ranking of peer compensation;
•The compensation practices of the Company’s peer group;
•The alignment to shareholder interests;
•Balancing the compensation requirements and practices of a dual listed Swiss multinational technology company;
•Maintaining a diverse and inclusive environment that provides a competitive edge through varied insights; and
•The recommendations of our CEO (except with respect to his own compensation) as described below.
The Compensation Committee did not weight these factors in any predetermined or formulaic manner in making its decisions. The members of the Compensation Committee considered this information in light of their individual experience, knowledge of the Company, knowledge of each executive officer, knowledge of the competitive market, and business judgment in making their decisions regarding executive compensation and our executive compensation program.

As part of this process, our Chairperson works closely with the Compensation Committee in determining the compensation of our CEO. The non-employee members of the Board of Directors evaluate the performance of our CEO each year and the Compensation Committee incorporates that evaluation in its decisions regarding their base salary adjustments, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards. None of our officers, including our CEO, is present during any of the decision making regarding his or her own compensation.
Role of our CEO
Our CEO works closely with the Compensation Committee in determining the compensation of our other executive officers. Typically, our CEO works with the Compensation Committee to recommend the structure of the annual bonus plan, to identify and develop corporate performance objectives for such plan, and to evaluate actual performance against the selected measures. Our CEO also works with the Compensation Committee to determine the appropriate form and performance goals for our equity compensation program.
At the beginning of each year, our CEO reviews the prior year’s performance of our executive officers who report to him and then makes recommendations to the Compensation Committee for each element of compensation. Using his evaluation of each executive officer’s performance and taking into consideration historical compensation awards to our executive officers and our corporate performance during the preceding year, these recommendations cover base salary adjustments, target annual cash bonus opportunities, actual bonus payments, and long-term incentives in the form of equity awards for each of our executive officers (other than himself) based on our results, the individual executive officer’s contribution to these results, and the executive officer’s performance toward achieving the executive officer’s individual performance goals. The Compensation Committee then reviews these recommendations and makes decisions as to the target total direct compensation of each executive officer, as well as each individual compensation element.

While the Compensation Committee considers our CEO’s recommendations, as well as the competitive market analysis prepared by its compensation consultants, these recommendations and market data serve as only two of several factors in making its decisions with respect to the compensation of our executive officers. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the individual compensation elements and amount of each element for our executive officers. Moreover, no executive officer participates in the determination of the amounts or elements of his or her own compensation.
Role of Compensation Consultants
Pursuant to its charter, the Compensation Committee has the authority to engage its own compensation consultants and other advisors, including legal counsel, as it determines in its sole discretion, to assist in carrying out its responsibilities. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the Compensation Committee. The Compensation Committee may replace its compensation consultants or hire additional advisors at any time.
In fiscal year 2022, pursuant to this authority, the Compensation Committee engaged Compensia, Inc., a U.S. compensation consulting firm, and Agnès Blust Consulting AG, a Swiss compensation consulting firm (As of April 1, 2022, Agnès Blust Consulting AG is now a part of PwC Switzerland). The Compensation Committee engages compensation consultants to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the Compensation Committee by the independent compensation consultants in fiscal year 2022 were as follows:
•reviewed and recommended updates to the compensation peer group;
•provided advice with respect to compensation best practices and market trends for executive officers and members of our Board of Directors;
•conducted an analysis of the levels of overall compensation and each element of compensation for our executive officers;
•conducted an analysis of the levels of overall compensation and each element of compensation for the members of our Board of Directors;
•conducted a compensation risk assessment;
•assisted in our equity compensation strategy; and
•provided legislative updates and ad hoc advice and support on compensation matters throughout the year.

The independent compensation consultants attend Compensation Committee meetings regularly and as requested and also communicate with the Compensation Committee outside of meetings. The compensation consultants report to the Compensation Committee rather than to management, although they typically meet with members of management, including our CEO and members of our executive compensation staff, for purposes of understanding proposals that management may make to the Compensation Committee.
The Compensation Committee has assessed the independence of the compensation consultants taking into account, among other things, the six independence-related factors as set forth in Exchange Act Rule 10C-1 issued by the SEC under the Dodd–Frank Wall Street Reform and Consumer Protection Act and the enhanced independence standards and factors set forth in the applicable listing standards of the Nasdaq Stock Market, and has concluded that its relationship with each independent compensation consultant and the work of each of them on behalf of the Compensation Committee has not raised any conflict of interest. Compensia and Agnès Blust Consulting have not provided any other services to us and have received no compensation other than with respect to the services described above.

Compensation Peer Group
As part of its deliberations, the Compensation Committee considers competitive market data on executive compensation levels and practices and a related analysis of such data. This data is drawn from a select group of peer companies developed by the Compensation Committee, as well as compensation survey data.
For fiscal year 2022, at the direction of the Compensation Committee, Compensia evaluated the existing compensation peer group and used the criteria set forth in the following table to objectively identify companies for inclusion in the group:

Criteria	Rationale
Industry	We compete for talent with companies in the following industries: • Technology • Consumer Products
Financial Scope	Our executive officer compensation should be similar to senior managers at companies that have comparable financial characteristics including revenue and market capitalization.
Other Factors
As appropriate, we utilize additional refinement criteria (objective or subjective) such as revenue growth, profitability, valuation, headcount, or business model.
U.S. publicly traded companies. Although we are a Swiss company, we compete for executive management talent with technology companies in the United States, and particularly in the high-technology area of Silicon Valley.

Based on these criteria, the Compensation Committee selected the following peer group of 20 publicly-traded companies, which it subsequently approved and then used as a reference when making compensation decisions with respect to setting compensation for fiscal year 2022:

Arista Networks	Garmin Ltd.	Qorvo
Cadence Design Systems	Juniper Networks	Skyworks Solutions
Ciena	Keysight Technologies	Synopsys
Citrix Systems	Marvell Technology Group	Teradyne
Electronic Arts	NetApp	Trimble Navigation Limited
F5 Networks	Nuance Communications	Zebra Technologies Corporation
FLIR Systems	Pure Storage

Belden and EchoStar were removed from our peer group because they no longer fell within the selection criteria for market capitalization. Cypress Semiconductor was removed because it was acquired. These companies were replaced by Arista Networks, Electronic Arts and NetApp because they were better aligned with our selection criteria.

The following table sets forth the revenue and market capitalization of the fiscal year 2022 compensation peer group as of February 2021 as compared to the same data for Logitech:

(in millions)	Revenue	Market Capitalization
75th Percentile	$4,032	$26,749
50th Percentile	$3,384	$20,599
25th Percentile	$2,493	$13,104
Logitech	$4,426	$17,648
Percentile Rank	89%	42%
The table reflects available revenue information for four quarters as of February 10, 2021 and 30-day average market capitalization as of February 10, 2021, as provided by Compensia.

The market analysis provided by Compensia, and considered by the Compensation Committee in its review of our executive officers’ compensation, compares Logitech to multiple sources of data: the compensation peer group described above and a broad custom survey of similarly sized technology companies. The broad technology survey data, which is necessary to provide market data where we do not have publicly disclosed information from our peers, consists of 60 companies that participated in the Radford Global Technology Survey with comparable revenue and market profile to the compensation peer group.
The Compensation Committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is only one of several factors (as described above) that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our executive officers.

Compensation Elements
The three primary elements of our executive compensation programs are (1) base salary, (2) annual cash bonus opportunities, and (3) long-term incentives in the form of equity awards, as described below:

Base Salary	Annual cash bonuses	Long-term incentives/equity awards
What this compensation element rewards	Individual performance, level of experience, and contributions.	Achievement of pre-established short-term corporate performance objectives, as well as management objectives and individual contributions.	Achievement of pre-established corporate performance objectives designed to enhance long-term shareholder value and attract, retain, motivate, and reward executive officers over extended periods for achieving important corporate objectives.

Purpose and Key Features of Element	Provides competitive level of fixed compensation determined by the market value of the position, with actual base salaries established based on the facts and circumstances of each executive officer and each individual position.
Performance levels are established to motivate our executive officers to achieve or exceed performance objectives.

For fiscal year 2022, payouts for corporate performance objectives could range from 0% to 200%, depending on actual achievement.
Provide a variable “at risk” pay opportunity that aligns executive and shareholder interests through annual equity awards that vest or are earned over multiple years.

Because the ultimate value of these equity awards is directly related to the market price of our registered shares, and the awards are only earned over an extended period of time subject to vesting, they serve to focus executives on the creation and maintenance of long-term shareholder value.

Vesting requirements promote retention.
Form of Payment	Cash	Cash	Our CEO receives 100% PSUs with vesting following a three-year performance period.

For fiscal year 2022 and as an interim measure, other NEOs received 60% PSUs and 40% RSUs with three-year cliff vesting

For fiscal year 2023, all of our NEOs received 100% PSUs and received no service-based equity (RSUs).
Performance Measures	45% Revenue (constant currency) 45% Non-GAAP Operating Income 10% ESG Scorecard	Primary Metric: three-year weighted average Revenue growth (constant currency)

Modifier: three-year relative Total Shareholder Return (rTSR) versus Russell 3000

Gate: three-year cumulative Non-GAAP Operating Income

Each of these compensation elements is discussed in greater detail below, including a description of the particular element, how each element fits into our overall executive compensation program, and a discussion of the amounts of compensation paid to our executive officers in fiscal year 2022 under each of these elements. Our executive officers also participate in the standard employee benefit plans available to most of our employees.

Base Salary
We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a stable management team. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.
Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, competitive and market considerations, and the base salaries of our other executive officers.
Thereafter, the Compensation Committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.
In fiscal year 2022, the Compensation Committee reviewed the base salaries of our executive officers, taking into consideration a competitive market analysis performed by Compensia, the scope of each executive officer’s role and contribution to performance, and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Following this review, the Compensation Committee adjusted the salary of Messrs. Darrell and Olmstead and Ms. Harnett to remain competitive with our peer group.
The base salaries of our executive officers for fiscal year 2022 were as follows:

Named Executive Officer	Fiscal Year 2022 Base Salary	Fiscal Year 2021 Base Salary	Percentage Adjustment
Bracken Darrell	$1,000,000	$975,000	3%
Nate Olmstead	$525,000	$500,000	5%
Prakash Arunkundrum	$500,000	$500,000	0%
Samantha Harnett	$475,000	$425,000	12%

The base salaries of our executive officers during fiscal year 2022 are set forth in the “2022 Summary Compensation Table” below.
Annual Cash Bonuses
We use annual bonuses to motivate our executive officers to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual bonuses are intended to help us to deliver a competitive total compensation opportunity to our executive officers. Annual cash bonuses are entirely performance-based, are not guaranteed, and may vary materially from year-to-year.
Typically, the Compensation Committee establishes cash bonus opportunities pursuant to a formal cash bonus plan that measures and rewards our executive officers for our actual corporate and their individual performance over our fiscal year. The cash bonus plan is designed to pay above-target bonuses when we exceed our annual corporate objectives and below-target bonuses or no bonus when we do not achieve these objectives.
In fiscal year 2022, the Compensation Committee determined cash bonus opportunities for our executive officers pursuant to the cash bonus plan for fiscal year 2022 under the Logitech Management Performance Bonus Plan (the “Bonus Plan”). Under the Bonus Plan, the Compensation Committee had the authority to select the performance measures and related target levels applicable to the annual cash bonus opportunities for our executive officers.

For fiscal year 2022, the target annual cash bonus opportunities for each of our executive officers under the Bonus Plan, expressed as a percentage of his or her annual base salary, were as follows:

Named Executive Officer	Annual Base Salary	Target Bonus Opportunity (as a percentage of base salary)	Target Bonus Opportunity ($)
Bracken Darrell	$1,000,000	125%	$1,250,000
Nate Olmstead	$525,000	80%	$420,000
Prakash Arunkundrum	$500,000	80%	$400,000
Samantha Harnett	$475,000	80%	$380,000

In setting the amount of the target annual cash bonus opportunities, the Compensation Committee takes into account competitive market data, the individual’s role and contribution to performance, as well as the other factors described above. The Compensation Committee increased the target annual cash bonus opportunity for Ms. Harnett for fiscal year 2022 based on her performance, to align with the other executives and to be competitive with our peer group.
Corporate Performance Objectives
For purposes of the Bonus Plan, the Compensation Committee continued to use Revenue and Non-GAAP Operating Income as corporate performance measures for fiscal year 2022. The Compensation Committee believed these performance measures were appropriate for our business because they provided a balance between growing our business, generating revenue, managing our expenses, and increasing profitability, which it believes most directly influences long-term shareholder value. The Compensation Committee established target performance levels for each of these measures at levels that it believed to be challenging, but attainable, through the successful execution of our Board-approved annual operating plan.
Beginning in fiscal year 2022, we have incorporated an environmental, social and governance (ESG) scorecard that will be assessed as a composite based on five metrics: net carbon reduction, labeling the carbon footprint of our products, renewable electricity, design for sustainability principles, and external metric reporting.
For purposes of the Bonus Plan, the corporate performance measures and their weightings were to be calculated as follows:

45% REVENUE (CC)
Net Sales measured in “constant currency” (CC), which excludes the impact of currency exchange rate fluctuations. The target constant currency sales are calculated by translating sales in each local currency at the forecast exchange rate for that currency at the beginning of the performance period. The actual revenue in the performance period is translated in each local currency using the same forecast exchange rate to determine the performance achievement against the performance target. For additional information regarding “constant currency” sales, please refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report.

45% NON-GAAP OPERATING INCOME
GAAP Operating Income from continuing operations, excluding share-based compensation expense, amortization and impairment of intangible assets, purchase accounting effect on inventory, acquisition-related costs, change in fair value of contingent consideration for business acquisition, restructuring charges (credits), gain (loss) on investment, investigation and related expenses, non-GAAP income tax adjustment and other items.

10% ESG SCORECARD
A composite environmental, social and governance (ESG) metric based on five metrics: net carbon reduction, carbon labeling of our products, renewable electricity, design for sustainability principles, and external metric reporting.

For any bonus payment to be made under the fiscal year 2022 Bonus Plan, the threshold performance requirements had to be met for each of the corporate performance measures. For the financial metrics, in the event of actual performance between the threshold and target, and target and maximum, performance levels, the payment amount was to be calculated ratably between each designated segment determined by straight-line interpolation. The ESG scorecard is assessed by the Compensation Committee and a composite score is determined between 0% and 200%.

Individual Performance
In addition to the corporate performance objectives, 25% of the annual cash bonuses for our executive officers, other than our CEO, can be adjusted up or down based on each executive officer’s individual performance and other factors including diversity, equity and inclusion as reviewed and assessed by our CEO and determined by the Compensation Committee.
2022 Performance Results and Bonus Decisions
For fiscal year 2022, the Compensation Committee established the following threshold, target and maximum performance and payment levels for each of the corporate performance measures under the Bonus Plan and determined that our actual achievement with respect to the corporate financial objectives under the Bonus Plan was as follows:

Fiscal Year 2022 Annual Incentive Plan
Measure	Weight	Threshold	Target	Maximum	Actual
Revenue CC	45%	$5,054M	$5,586M	$5,852M	$5,549M
Performance Level		90%	100%	105%	99%
Payment Level		25%	100%	200%	95%
Non-GAAP Operating Income	45%	$700M	$800M	$900M	$904M
Performance Level		88%	100%	113%	113%
Payment Level		50%	100%	200%	200%
ESG Scorecard	10%	50%	100%	200%	150%
Overall Result					148%
Based on our achievements during fiscal year 2022 in net carbon reduction, in labeling our products with their carbon footprint, in our use of renewable energy (including within our supply chain or with our supplier factories), in expanded use of design for sustainability principles in several of our product categories, and in the high rankings we received from external companies that measure and report on greenhouse gas emissions or companies' ESG metrics, and in recognition of our sustainability leadership, the Compensation Committee assigned a composite ESG score of 150%.
The actual achievement under the Bonus Plan produced a funding percentage, based on the corporate performance measures, at a 148% level.
Based on its review of our overall corporate performance, and taking into account the CEO’s recommendations with respect to individual performance for the executive officers, other than himself, the Compensation Committee approved bonus payments as follows for our executive officers for fiscal year 2022:

Named Executive Officer	Target Annual Cash Bonus Opportunity	Actual Annual Cash Bonus Payment	Percentage of Target Annual Cash Bonus Opportunity
Bracken Darrell	$1,250,000	$1,850,000	148%
Nate Olmstead	$420,000	$621,600	148%
Prakash Arunkundrum	$400,000	$620,000	155%
Samantha Harnett	$380,000	$589,000	155%
The Compensation Committee determined that the bonus amounts reflected our strong year and growth path, driven by our executive officers, and the challenges during fiscal year 2022. The bonuses for:
•Messrs. Darrell and Olmstead reflected the achievement of the corporate performance measures described above.
•Mr. Arunkundrum reflected the achievement of the corporate performance measures described above and reflected his continued success in driving the Company’s ESG priorities both in sustainability and environmental, and through the Company's supplier diversity program.

•Ms. Harnett reflected the achievement of the corporate performance measures described above and reflected her continued success in driving forward ESG structure and principles, with a significant focus on governance, diversity, equity and inclusion.
The annual cash bonuses paid to our executive officers for fiscal year 2022 are set forth in the “Summary Compensation Table for Fiscal Year 2022” below.

Long-Term Incentive Compensation
We use long-term incentive compensation in the form of equity awards to motivate our executive officers by providing them with the opportunity to build an equity interest in the Company and to share in the potential appreciation of the value of our registered shares. We use PSU awards that may be settled for our registered shares as the principal vehicle for delivering long-term incentive compensation opportunities to our executive officers. Fiscal year 2022 is the last year we are granting annual RSUs to our executive officers; our CEO has received 100% PSUs since fiscal year 2021.
The Compensation Committee views equity awards, whether the awards are subject to service-based vesting requirements or are to be earned based on the attainment of specific performance objectives, as inherently variable since the grant date fair value of these awards may not necessarily be indicative of their value when, and if, our registered shares underlying these awards are ever earned or vested. The Compensation Committee further believes these awards enable us to attract and retain key talent in our industry and aligns our executive officers’ interests with the long-term interests of our shareholders. The Compensation Committee primarily uses PSUs and RSUs because they are less dilutive than stock options.
In fiscal year 2022, the Compensation Committee approved equity awards for our executive officers in recognition of our financial results and each executive officer’s individual performance for fiscal year 2021 and expected future contributions. In determining the amount of each executive officer’s equity award, the Compensation Committee took into consideration the factors described above. The Compensation Committee considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on shareholder value. The Compensation Committee also considered the existing equity holdings of each executive officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.
The equity awards granted to our executive officers in fiscal year 2022 were as follows:

	Performance Share Units		Restricted Stock Units
Named Executive Officer	Number of Shares	Grant Date Approved Value[1]	Number of Shares	Grant Date Approved Value[1]
Bracken Darrell	62,995	$7,000,000	0	$0
Nate Olmstead	8,370	$930,000	5,580	$620,000
Prakash Arunkundrum	8,100	$900,000	5,400	$600,000
Samantha Harnett	7,560	$840,000	5,040	$560,000
1.Reflects equity grant value approved by the Compensation Committee for each executive officer which may differ from the accounting Grant Date Fair Value reflected in the Summary Compensation Table. This Grant Date Approved Value was converted to a number of shares based on the closing price of our registered shares on the grant date, rounded up to the nearest whole share.

The equity award granted to our CEO in fiscal year 2022 was composed of 100% PSUs and the equity awards for our other executive officers in fiscal year 2022 were composed of 60% PSUs and 40% service-based RSUs that may be settled for our registered shares. See the discussion in the Executive Summary regarding our shift to 100% PSUs for all executive officer in fiscal year 2023.

Performance-Based Units
The target number of PSU awards granted to our executive officers in fiscal year 2022 is determined at the beginning of a three-year performance period and the number of shares that will vest at the end of the three-year period will range from 0% to 200% of the target number of shares depending on our corporate performance, as measured by:

PRIMARY METRIC Three-year weighted average Revenue growth measured in constant currency.

MODIFIER

Logitech's relative TSR rank against the Russell 3000 over the three-year performance period.

•Reduces the vesting level if our TSR is below the median.
•Enhances the vesting level if our TSR exceeds the median.
GATE Requires achievement of a minimum level of cumulative Non-GAAP Operating Income over the three-year performance period for any award to vest.
The total number of shares that may vest at the end of the three-year period is capped at 200% of the target number of shares.
The Compensation Committee believes that measuring our performance with multiple metrics provides a more complete picture of our performance. The Compensation Committee believes the primary metric of weighted average Revenue growth will motivate top-line performance while the Non-GAAP Operating Income "gate" provides balance on bottom-line operational rigor. The modifying metric of relative TSR is well aligned to shareholders' interest as it focuses on relative share performance against other companies in the Russell 3000 index.
For purposes of the PSUs, relative TSR reflects (i) the aggregate change in the 30-day average closing price of Logitech shares against the companies in the Russell 3000 (the "TSR Peer Group"), and (ii) the value (if any) returned to shareholders in the form of dividends or similar distributions, assumed to be reinvested in shares when paid, each at the beginning and the end of a three-year performance period. The Compensation Committee changed the TSR peer group from the Nasdaq 100 to the Russell 3000 for grants made starting in fiscal year 2021 to provide a more appropriate broad-based index to compare Logitech performance against the whole market rather than a larger cap index like the Nasdaq 100 of which Logitech is not a member.
The vested percentage attributable to weighted average Revenue growth and a TSR Percentile Rank between Threshold and Target, or between Target and Maximum, is determined by straight-line interpolation.
PSUs Vesting in Fiscal Year 2022
The PSUs granted in April 2019 completed the three-year measurement period on March 31, 2022 and vested on May 15, 2022 at 200% of target.

Fiscal Years 2020-2022 PSUs (granted April 15, 2019 and vested May 15, 2022)
Measure	Threshold	Target	Maximum	Actual
Primary Metric:
3-Year Weighted Average Revenue Growth (CC)	0%	7%	11%	31.9%
Vesting Level	0%	100%	200%	200%
Modifier:
3-Year relative TSR vs Nasdaq 100 (percentile rank)	25th and below	50th	75th and above	68.4th
Modifier Factor on Vesting Level Achieved Under Primary Metric	-20%	No Adjustment	+20%	+15%
Gate:
3-Year cumulative Non-GAAP Operating Income		$1,056M		$2,563M
Overall Result (capped at 200%)				200%

Our average stock price at the beginning of the period was $37.82 and our ending average stock price was $76.91 (assuming dividends were reinvested). Therefore, our TSR over the performance period from April 1, 2019 through March 31, 2022 was 103.4% and our stock performed at the 68.4th percentile relative to the companies in the Nasdaq 100 (the index used for grants made prior to fiscal year 2021), which resulted in a modifier of +15%. The total number of shares that vested was capped at 200% of the target number of shares.
Restricted Stock Unit Awards
The RSU awards granted to our executive officers (other than our CEO) in fiscal year 2022 were subject to a time-based vesting requirement and have a three-year cliff vesting period (this means that all the shares subject to the RSU will vest at the end of the three-year vesting period), based on the continued service of the executive officer on the vesting date.
The equity awards granted to our executive officers in fiscal year 2022 are set forth in the “Summary Compensation Table for Fiscal Year 2022” and the “Grants of Plan-Based Awards Table for Fiscal Year 2022” below.
Welfare and Health Benefits
We maintain a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), for our employees in the U.S., including our executive officers, that provides them with an opportunity to save for retirement on a tax-advantaged basis. We intend for this plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until distributed from the plan. In addition, all contributions are deductible by us when made.
All participants’ interests in their deferrals are 100% vested when contributed under the plan. In fiscal year 2022, we made matching contributions into the Section 401(k) plan for our employees, including our executive officers. Under the plan, pre-tax contributions are allocated to each participant’s individual account and then invested in selected investment alternatives according to the participants’ directions.
In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, wellness programs, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We provide vacation and other paid holidays to all employees, including our executive officers. We also offer our employees the opportunity to participate in the Logitech Employee Share Purchase Plans.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based on regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.
Deferred Compensation Plan
Eligible employees, including our executive officers based in the U.S., may also participate in the Logitech Inc. Deferred Compensation Plan, which are unfunded and unsecured plans that allow employees of Logitech Inc., the Logitech subsidiary in the United States, who earn more than a threshold amount the opportunity to defer U.S. taxes on up to 80% of their base salary and up to 90% of their bonus or commission compensation.
Under the plan, compensation may be deferred until termination of employment or other specified dates chosen by the participants, and deferred amounts are credited with earnings based on investment benchmarks chosen by the participants from a number of mutual funds selected by Logitech Inc.’s 401(k) and Deferred Compensation Committee. The earnings credited to the participants are intended to be funded solely by the plan investments. Logitech does not make contributions to this plan. Information regarding executive officer participation in the deferred compensation plans can be found in the “Non-Qualified Deferred Compensation Table for Fiscal Year 2022” below.
Because the executive officers do not receive preferential or above-market rates of return under the deferred compensation plan, earnings under the plan are not included in the Summary Compensation table, but are included in the “Non-Qualified Deferred Compensation Table for Fiscal Year 2022” below.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, Logitech’s executive officer benefit programs are substantially the same as for all other eligible employees. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements
We have extended written employment agreements or offer letters or both to each of our executive officers, including our CEO and our other executive officers. Each of these arrangements was approved on our behalf by our Board of Directors or the Compensation Committee, as applicable. We believe that these arrangements were appropriate to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.
In filling these executive positions, our Board of Directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit or retain candidates with the requisite experience and skills to manage a growing business in a dynamic environment.
Accordingly, it recognized that it would need to develop competitive compensation packages to attract or retain qualified candidates in a highly competitive labor market. At the same time, our Board of Directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.
Each of these employment arrangements provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, a target annual cash bonus opportunity, and, in some instances, a recommendation for an equity award.

Post-Employment Compensation
In 2015, to comply with the Minder Ordinance, we eliminated all change of control and severance arrangements with our executive officers, including all members of our Group Management Team. However, the Company continues to provide “double trigger” change of control equity vesting acceleration arrangements in equity award agreements. Starting in 2015, the "double-trigger" acceleration of vesting in equity award agreements only applied to service-based vesting. Given the move over the past couple years to provide all of our executive officers with only performance-based equity awards, the fact that those equity awards represent approximately 80% or more of total compensation, and potential difficulty of translating performance metrics following a change of control, we recently provided for conversion of PSUs to service-based RSUs following a change of control and pro-rated acceleration of vesting of those converted awards upon a "double trigger" following the change of control.
The purpose of the Change of Control provisions in equity award agreements is to support retention in the event of a prospective change of control. The RSU and PSU award agreements for our executive officers generally provide for the acceleration of vesting of the RSUs and PSUs subject to the award agreements if the executive officer is subject to an involuntary termination within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason (a “double trigger”).
In the event of a Change of Control:
•At the time of the change of control, prior to the involuntary termination, the PSU would be converted into service-based RSUs that would continue to vest for the duration of the original vesting period with the number of shares based on the attainment of actual performance as determined by the Compensation Committee.
In the event of an involuntary termination within 12 months after a change of control:
•The vesting of RSUs originally subject to service-based vesting would accelerate in full.
•The vesting of converted PSUs would accelerate such that the executive officer would receive a prorated number of shares based on their length of service during the performance period.
To determine the level of acceleration of equity awards that may be provided in connection with a change of control, the Compensation Committee considered the requirements of the Minder Ordinance, the impact on shareholders, and market practices.
Logitech does not provide any payments to reimburse its executive officers for additional taxes incurred (also known as “gross-ups”) in connection with a change of control.
For a summary of the post-employment compensation arrangements with our executive officers, see “Payments upon Termination or Change in Control” below.

Other Compensation Policies
Stock Ownership Policy
We believe that stock ownership by our directors and executive officers is important to link the risks and rewards inherent in stock ownership of these individuals and our shareholders. The Compensation Committee has adopted a stock ownership policy that requires our executive officers to own a minimum number of our registered shares. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price. The current ownership levels are as follows:

Named Executive Officer	Minimum Required Level of Stock Ownership
Chief Executive Officer	5x Base Salary
Chief Financial Officer	3x Base Salary
Other Executive Officers	2x Base Salary
Equity interests that count toward the satisfaction of the ownership guidelines include only shares owned outright by the executive officer. Newly hired or promoted executives have five years from the date of the commencement of their appointment to attain these ownership levels. If an executive officer does not meet the applicable ownership guideline by the end of the five-year period or is below the guideline at any time after the five-year period, the CEO must hold 100% of his or her after-tax shares resulting from equity incentive awards until the guideline is reached, and all other executive officers must hold at least 50% of the after-tax shares resulting from equity incentive awards until the guideline is reached. In addition, if an executive officer does not meet the applicable guideline by the end of the five-year period or is below the guideline at any time after the five-year period, the executive officer will have 50% of the after-tax value of any earned bonuses under the Leadership Team Bonus Program paid in fully vested Logitech shares. After reaching the stock ownership guideline and then falling below the guideline solely as a result of Logitech's stock price dropping, the executive officer will have until the later of the original five-year period or up to two years from falling below the guideline to return to compliance with the guideline. Our CEO and each of our other executive officers have either currently satisfied his or her required stock ownership level or have remaining time to achieve the required levels of ownership.
Additionally, we have instituted stock ownership guidelines for our non-employee directors. For information regarding these guidelines, see the section entitled “Security Ownership - Share Ownership Guidelines” above.
Compensation Recovery Policy
In June 2010, the Compensation Committee adopted a policy regarding the recovery of compensation paid to an executive officer or the principal accounting officer of the Company (a “clawback”). Under the terms of the policy we may recover bonus amounts, equity awards or other incentive compensation awarded or paid within the prior three years to a covered officer if the Compensation Committee determines the compensation was based on any performance goals that were met or exceeded as a result, in whole or in part, of the officer’s fraud or misconduct, or the officer knew at the time of the existence of fraud or misconduct that resulted in performance goals being met or exceeded, and a lower amount would otherwise have been awarded or paid to the officer. In addition, under the policy Logitech may recover gains realized on the exercise of stock options or on the sale of vested shares by an executive officer or the principal accounting officer if, within three years after the date of the gains or sales, Logitech discloses the need for a significant financial restatement, other than a financial restatement solely because of revisions to U.S. GAAP, and the Compensation Committee determines that the officer’s fraud or misconduct caused or partially caused the need for the restatement, or the covered officer knew at the time of the existence of fraud or misconduct that resulted in the need for such restatement.
In addition, our 2006 Stock Incentive Plan and our Management Performance Bonus Plan provide that awards under the plans are suspended or forfeited if the plan participant, whether or not an executive officer:
•has committed an act of embezzlement, fraud or breach of fiduciary duty;
•makes an unauthorized disclosure of any Logitech trade secret or confidential information; or
•induces any customer to breach a contract with Logitech.
Any decision to suspend or cause a forfeiture of any award held by an executive officer under the 2006 Stock Incentive Plan or the Management Performance Bonus Plan is subject to the approval of the Board of Directors. The

Compensation Committee will amend the policy, as necessary, to comply with the final SEC rules regarding clawback policies required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Equity Award Grant Practices
Determination of long-term equity incentive awards
The Compensation Committee is responsible for approving which executive officers should receive equity incentive awards, when the awards should be made, the vesting schedule, and the number of shares or other rights to be granted. Long-term equity incentive awards to executive officers may be granted only by the Compensation Committee or the full Board of Directors. The Compensation Committee regularly reports its activity, including approvals of grants, to the Board.
Timing of grants
Long-term equity incentive award grants to executive officers are typically and predominantly approved at regularly scheduled, predetermined meetings of the Compensation Committee. These meetings are generally scheduled at least 18 months in advance and take place before the regularly scheduled, predetermined meetings of the full Board. On limited occasions, grants may be approved at an interim meeting of the Compensation Committee or by written consent, for the purpose of approving the hiring and compensation package for newly hired or promoted executives or for other special circumstances.
In fiscal year 2022, grants were made to non-executive officer employees through written consents of the Compensation Committee or regularly scheduled monthly approval by the CEO pursuant to authority delegated to him by the Compensation Committee. We do not have any program, plan, or practice to select equity compensation grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. We do not backdate options or grant options retroactively.
Derivatives Trading, Hedging, and Pledging Policies
We have adopted a policy prohibiting our employees, including our executive officers, and members of our Board of Directors from speculating in our equity securities, including the use of short sales, “sales against the box” or any equivalent transaction involving our equity securities. In addition, they may not engage in any other hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements, with respect to the securities that they hold. Finally, no employee, including an executive officer or member of our Board of Directors, may acquire, sell, or trade in any interest or position relating to the future price of our equity securities.
We also have adopted a policy prohibiting the pledging of our securities by our employees, including our executive officers, and members of our Board of Directors.

Tax and Accounting Considerations
Accounting and Tax Treatment of Executive Compensation
The accounting and tax treatment of the various elements of our executive compensation program are a relevant consideration in its design.
However, the Company and the Compensation Committee have placed a higher priority on structuring flexible compensation programs to promote the recruitment, retention, and performance of our officers than on maximizing tax deductibility. Section 162(m) of the Code, as amended (the “Tax Code”), places a limit of $1 million on the amount of compensation that Logitech may deduct in any one year with respect to certain executive officers. The Tax Cuts and Jobs Act (the “Tax Act”) enacted on December 22, 2017, significantly modified Section 162(m) of the Tax Code. The Tax Act eliminated the “qualified performance-based compensation” exception to the deductibility limitation under Section 162(m) of the Code for tax years commencing after December 31, 2017. Regardless, we intend to maintain an approach to executive compensation that strongly links pay to performance.
In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences, including the impact of the Financial Accounting Standard Board’s Accounting Standards Codification Section 718, on its decisions in determining the forms of different equity awards.

Compensation Risks Assessment
The Compensation Committee conducts an annual review, with the assistance of Compensia our compensation consultant, our head of People & Culture, and our compensation department, of Logitech’s compensation programs to assess the risks associated with their design and associated risk controls. The Compensation Committee reviews in particular the following compensation programs and associated practices:
•Equity awards granted under the 2006 Stock Incentive Plan.
•Management Performance Bonus Plan.
•Employee Performance Bonus Plan.
•Sales Commission Plans.
•Change of Control Agreements.
As in past years, based on its March 2022 review, the Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Report of the Compensation Committee
The Logitech Compensation Committee, which is composed solely of independent members of the Logitech Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Compensation Report with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in Logitech’s 2022 Invitation and Proxy Statement and Annual Report.
Compensation Committee
Michael Polk, Chairperson
Edouard Bugnion
Riet Cadonau
Neil Hunt
Neela Montgomery

Summary Compensation Table for Fiscal Year 2022
The following table provides information regarding the compensation and benefits earned during fiscal years 2022, 2021, and 2020 by our Named Executive Officers. For more information, please refer to the “Compensation Discussion and Analysis,” as well as the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)(2)	Changes in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Bracken Darrell	FY22	999,231	—	7,633,104	—	1,850,000	—	14,855	10,497,190
President and Chief Executive Officer	FY21	973,654	—	7,598,281	—	2,437,500	—	16,670	11,026,105
	FY20	925,000	—	5,717,237	—	1,387,500	—	19,170	8,048,907
Nate Olmstead(4)	FY22	524,231	—	1,619,974	—	621,600	—	12,889	2,778,694
Chief Financial Officer	FY21	498,788	75,000	1,615,371	—	800,000	—	12,063	3,001,222
	FY20	413,942	135,508	3,105,656	—	509,600	—	9,498	4,174,204
Prakash Arunkundrum(5)	FY22	500,000	—	1,567,717	—	620,000	—	11,960	2,699,677
Head of Global Operations & Sustainability	FY21	497,981	—	1,563,304	—	800,000	—	12,063	2,873,348

Samantha Harnett(6)	FY22	473,462	—	1,463,202	—	589,000	—	12,068	2,537,732
General Counsel	FY21	318,750	—	1,065,150	—	552,500	—	5,957	1,942,357

(1)These amounts do not represent the actual economic value realized by the named executive officer. Under SEC rules, the values reported in the “Stock Awards” column reflect the aggregate grant date fair value of stock awards granted to each of the listed officers in the fiscal years shown. The key assumptions and methodology of valuation of stock awards and stock options are presented in Note 5 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders. No stock options were granted to our named executive officers during fiscal years 2020, 2021 or 2022.
For FY22: The amount shown includes an aggregate grant date fair value of the shares issuable for PSUs granted in fiscal year 2022 at target achievement. Assuming the highest level of performance is achieved, the maximum possible value of the PSUs allocated in FY22, using the market value of our shares traded on Nasdaq Global Select Market on the grant date of the PSUs, was: (a) in the case of Mr. Darrell, $14,000,009; (b) in the case of Mr. Olmstead, $1,860,149; (c) in the case of Mr. Arunkundrum, $1,800,144; and (d) in the case of Ms. Harnett, $1,680,134.
For FY21: The amount shown includes an aggregate grant date fair value of the shares issuable for PSUs granted in fiscal year 2021 at target achievement. Assuming the highest level of performance is achieved, the maximum possible value of the PSUs allocated in FY21, using the market value of our shares traded on Nasdaq Global Select Market on the grant date of the PSUs, was: (a) in the case of Mr. Darrell, $13,500,023; (b) in the case of Mr. Olmstead, $1,550,055; and (c) in the case of Mr. Arunkundrum, $1,500.096.
For FY20: The amount shown includes an aggregate grant date fair value of the shares issuable for PSUs granted in fiscal year 2020 at target achievement. Assuming the highest level of performance is achieved, the maximum possible value of the PSUs allocated in FY20, using the market value of our shares traded on Nasdaq Global Select Market on the grant date of the PSUs, was: (a) in the case of Mr. Darrell, $7,500,071; and (b) in the case of Mr. Olmstead, $1,680,007.
(2)Reflects amounts earned under the Logitech Management Performance Bonus Plan. This non-equity incentive plan compensation was earned during the applicable fiscal year but, for executive officers, was paid during the next fiscal year in accordance with the terms of the Logitech Management Performance Bonus Plan.
(3)Details regarding the various amounts included in this column are provided in the following table entitled “All Other Compensation.”
(4)Mr. Olmstead was appointed our Interim Chief Financial Officer effective June 1, 2019 and promoted to Chief Financial Officer on July 22, 2019. The "Bonus" amount for Mr. Olmstead includes compensation payable to him as interim Chief Financial Officer.
(5)Mr. Arunkundrum was designated as an executive officer in May 2020.
(6)Ms. Harnett joined the Company as General Counsel in June 2020 and was designated as an executive officer in July 2020.

All Other Compensation Table

Name	Year	401(k) ($)(1)	Group Term Life Insurance and LTD ($)	Other(2)	Total ($)
Bracken Darrell	FY22	8,873	5,982	—	14,855
	FY21	8,896	7,774	—	16,670
	FY20	8,400	10,770	—	19,170
Nate Olmstead	FY22	8,844	3,545	500	12,889
	FY21	8,985	3,078	—	12,063
	FY20	7,084	2,414	—	9,498
Prakash Arunkundrum	FY22	8,700	3,260	—	11,960
	FY21	8,939	3,124	—	12,063

Samantha Harnett	FY22	8,988	3,080	—	12,068
	FY21	3,889	2,068	—	5,957

(1)Represents 401(k) savings plan matching contributions, which are available to all of our regular employees who are on our U.S. payroll.
(2)Represents a wellness reimbursement, which is available to all of our regular employees globally.

Grants of Plan-Based Awards Table for Fiscal Year 2022
The following table sets forth certain information regarding grants of plan-based awards to each of our executive officers during fiscal year 2022. For more information, please refer to the “Compensation Discussion and Analysis.”

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value ($)(4)
Name	Type	Grant Date (MM/DD/YY)	Approval Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Actual $(2)	Threshold (#)	Target (#)	Maximum (#)
Bracken Darrell	PSU	04/15/21		—	—	—	—	—	62,995	125,990	—	7,633,104
	FY22 Bonus	n/a	n/a	484,375	1,250,000	2,500,000	1,850,000	—	—	—	—	—
Nate Olmstead	RSU	04/15/21		—	—	—	—	—	—	—	5,580	605,781
	PSU	04/15/21		—	—	—	—	—	8,370	16,740	—	1,014,193
	FY22 Bonus	n/a	n/a	162,750	420,000	840,000	621,600	—	—	—	—	—
Prakash Arunkundrum	RSU	04/15/21		—	—	—	—	—	—	—	5,400	586,240
	PSU	04/15/21		—	—	—	—	—	8,100	16,200	—	981,477
	FY22 Bonus	n/a	n/a	155,000	400,000	800,000	620,000	—	—	—	—	—
Samantha Harnett	RSU	04/15/21		—	—	—	—	—	—	—	5,040	547,157
	PSU	04/15/21		—	—	—	—	—	7,560	15,120	—	916,045
	FY22 Bonus	n/a	n/a	147,250	380,000	760,000	589,000	—	—	—	—	—
(1)The amounts in these columns reflect potential payouts with respect to each applicable performance period for the fiscal year 2022 bonus programs under the Bonus Plan described in “Compensation Discussion and Analysis” above.
(2)The amounts in this column reflect actual payouts with respect to the applicable performance period for the fiscal year 2022 bonus program under the Bonus Plan. The actual payout amounts are reflected in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table for Fiscal Year 2022" above.
(3)RSUs cliff vest on the third anniversary of the grant date.
(4)These amounts do not represent the actual economic value realized by the named executive officer. Amounts in this column represent the grant date fair value of RSUs and PSUs calculated in accordance with Accounting Standards Codification (ASC) 718 but does not include any reduction for estimated forfeitures. PSUs granted in fiscal year 2022 are based on non-GAAP Operating income, Weighted Average Constant Currency Revenue Growth Rate ("WACCR") and relative TSR versus the Russell 3000 Index TSR benchmark over the performance period and that number is calculated by multiplying the value determined using the Monte Carlo method assuming the WACCR is at targeted growth and the non-GAAP Operating income gate is achieved by the target number of units awarded. The key assumptions for the valuation of the PSUs are presented in Note 5 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year 2022. All shares subject to the PSU vesting conditions are unvested. The actual amount, if any, of shares that will vest under the PSU grants will not be known until May 15, 2024.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
We have entered into employment agreements with each of our named executive officers. The employment agreements generally provide that the compensation of the named executive officer is subject to the sole discretion of the Compensation Committee or the Board of Directors. The compensation earned by the named executive officers in fiscal year 2022 was not the result of any terms of their employment agreements.
Performance-Based Vesting Conditions
Please refer to “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Bonuses” for a discussion of the performance measures applicable to the Bonus Plan during fiscal year 2022. In addition, please refer to “Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation” for a discussion of performance measures under the PSUs granted to executive officers during fiscal year 2022.
Compensation Mix
Please refer to “Compensation Discussion and Analysis—Executive Compensation Highlights—Emphasis on Variable and Performance-Based Compensation” for an explanation of the amount of salary and bonus in proportion to total compensation for our executive officers during fiscal year 2022.

Outstanding Equity Awards at Fiscal Year 2022 Year-End Table
The following table provides information regarding outstanding equity awards for each of our named executive officers as of March 31, 2022. This table includes unexercised stock options, unvested PSUs, and unvested RSUs.
The market value for stock options is calculated by taking the difference between the closing price of Logitech shares on the Nasdaq Global Select Market on the last trading day of the fiscal year ($73.78 on March 31, 2022) and the option exercise price, and multiplying it by the number of outstanding options. The market value for stock awards (RSUs and PSUs at target) is determined by multiplying the number of shares subject to such awards by the closing price of Logitech shares on the Nasdaq Global Select Market on the last trading day of the fiscal year.

		Option Awards					Stock Awards
Name	Grant Date (M/D/Y)	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($) Share	Option Exercise Date (M/D/Y)	Market Value of Unexercised Options ($)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bracken Darrell	04/15/18	—		—	—	—	14,849	(6)	1,095,559	—		—
	05/15/19	—		—	—	—	30,310	(6)	2,236,272	90,932	(2)	6,708,963
	06/15/20	—		—	—	—	—		—	112,952	(1)	8,333,599
	04/15/21	—		—	—	—	—		—	62,995	(1)	4,647,771
	Total	—		—	—	—	45,159		3,331,831	266,879		19,690,333
Nate Olmstead	05/15/19	—		—	—	—	5,224	(3)	385,427	—		—
	08/15/19	—		—	—	—	17,553	(4)	1,295,060	—		—
	08/15/19	—		—	—	—	7,372	(6)	543,906	22,117	(2)	1,631,792
	04/15/20	—		—	—	—	12,797	(6)	944,163	—		—
	06/15/20	—		—	—	—	—		—	12,969	(1)	956,853
	04/15/21	—		—	—	—	5,580	(7)	411,692	8,370	(1)	617,539
	Total	—		—	—	—	48,526		3,580,248	43,456		3,206,184
Prakash Arunkundrum	04/15/18	—		—	—	—	1,620	(6)	119,524	—		—
	03/15/19	54,923	(8)	38.65	3/15/2029	1,929,445	—		—	—		—
	04/15/19	—		—	—	—	3,394	(6)	250,409	10,185	(2)	751,449
	04/15/20	—		—	—	—	12,384	(6)	913,692	—		—
	06/15/20	—		—	—	—	—		—	12,551	(1)	926,013
	04/15/21	—		—	—	—	5,400	(7)	398,412	8,100	(1)	597,618
	Total	54,923		38.65	—	1,929,445	22,798		1,682,037	30,836		2,275,080
Samantha Harnett	07/15/20	—		—	—	—	12,352	(5)	911,331	—		—
	04/15/21	—		—	—	—	5,040	(7)	371,851	7,560	(1)	557,777
	Total	—		—	—	—	17,392		1,283,182	7,560		557,777

(1)The actual conversion, if any, of the PSUs granted in fiscal year 2021 and 2022 into Logitech shares following the conclusion of the 3-year performance period will range between 0% and 200% of that target amount, depending on the achievement of WACCR, non-GAAP operating income, and TSR versus the Russell 3000 TSR benchmark over the performance period.
(2)The actual conversion of the PSUs based on relative TSR granted in fiscal year 2020 into Logitech shares was 200% of that target amount, based on the achievement of WACCR, non-GAAP operating income, and Logitech’s TSR performance versus the Nasdaq-100 index TSR benchmark from April 1, 2019 to March 31, 2022, which was confirmed by the Compensation Committee subsequently in May 2022.
(3)New hire award provided as part of the offer package when Mr. Olmstead joined Logitech as Vice President of Business Finance in April 2019. The RSU award vests in four equal annual installments over a four-year vesting period based on the continued service of the executive officer on each such vesting date.
(4)Mr. Olmstead received an RSU grant when he was appointed Chief Financial Officer. The RSU award vests over four years with 33% vesting in two years, 33% vesting in three years and the final 33% vesting in four years from the grant date.
(5)New hire award provided as part of the offer package when Ms. Harnett joined Logitech as General Counsel in June 2020, including RSUs to offset equity that was forfeited at her prior employer.
(6)RSUs vest at a rate of 25% per year on each of the first four anniversaries of the grant date.
(7)RSUs cliff vest on the third anniversary of the grant date.
(8)Options vests over three years with 25% vesting in one year, 25% vesting in two years and the final 50% vesting in three years from the grant date. Mr. Arunkundrum received this stock option award prior to becoming a NEO.

Option Exercises and Stock Vested Table for Fiscal Year 2022
The following table provides the number of shares acquired and the value realized upon exercise of stock options and the vesting of PSUs and RSUs during fiscal year 2022 by each of our named executive officers.

	Option Award		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Bracken Darrell	—	—	224,314	23,890,511
Nate Olmstead	—	—	19,342	2,090,107
Prakash Arunkundrum	—	—	47,265	4,368,655
Samantha Harnett	—	—	4,118	492,183
(1)The value realized equals the difference between the option exercise price and the fair market value of Logitech shares on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)Based on the closing trading price of Logitech shares on the Nasdaq Global Select Market on the date of vesting of the underlying awards.

Pension Benefits Table for Fiscal Year 2022
No executive officers are beneficiaries under any pension plan benefits maintained by Logitech.

Non-qualified Deferred Compensation Table for Fiscal Year 2022
The following table sets forth information regarding the participation by our named executive officers in the Logitech Inc. U.S. Deferred Compensation Plan during fiscal year 2022 and at fiscal year-end.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Logitech Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Bracken Darrell	—	—	—	—	—
Nate Olmstead	—	—	—	—	—
Prakash Arunkundrum	725,000	—	357	335,446	1,963,574
Samantha Harnett	—	—	—	—	—
(1)Amounts are included in the "Summary Compensation Table for Fiscal Year 2022" in the “Non-equity Incentive Plan Compensation” column for fiscal year 2022. All contributions were made under the Logitech Inc. Deferred Compensation Plan.
(2)These amounts are not included in the "Summary Compensation Table for Fiscal Year 2022" because plan earnings were not preferential or above market.

Narrative Disclosure to Non-Qualified Deferred Compensation Table
Please refer to “Compensation Discussion and Analysis—Compensation Elements—Deferred Compensation Plan” for a discussion of the Logitech Inc. U.S. Deferred Compensation Plan, effective January 1, 2009, as amended and restated effective January 1, 2017.

Payments upon Termination or Change in Control
We have entered into agreements that provide for payments under certain circumstances in the event of termination of employment or service of our executive officers. These agreements include:
•PSU and RSU award agreements that provide for the accelerated vesting of the shares subject to the award agreements under certain circumstances described below.
•Employment or other agreements with our named executive officers, under which each of them is entitled to receive a 12 or nine-month notice period or becomes subject to non-competition provisions if we terminate his or her employment or if he or she resigns.
Other than the agreements above, there are no agreements or arrangements for the payment of compensation to a named executive officer in the event of his involuntary termination with or without cause.
PSU and RSU Award Agreements
The treatment of equity upon termination of employment depends on the reason for termination and the employee’s age and length of service at termination.
Change of Control
The PSU and RSU award agreements for named executive officers provide for the acceleration of vesting of the equity awards subject to the award agreements if the named executive officer is subject to an involuntary termination of employment within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason. In the event of such an involuntary termination following a change of control all shares subject to the RSUs will vest. At the time of the change of control, the PSUs would be converted into service-based RSUs that would continue to vest for the duration of the original vesting period with the number of shares based on the attainment of actual performance as determined by the Compensation Committee. If, following the change of control, a separation of service occurs during the performance period, the award accelerates and the employee receives a prorated number of the shares based on the length of service during the performance period.
Death and Disability
If an executive officer dies or has a separation of service due to disability, all shares subject to the RSUs will vest. For PSUs, if the separation of service occurs during the performance period, the vesting accelerates and the employee or the employee’s estate receives a prorated number of the target shares based on the length of service during the performance period.
Retirement
If an executive officer has a separation of service after meeting the age and service requirement, as applicable, all shares subject to the RSUs will continue to vest. For PSUs, if separation of service occurs during the performance period, the award continues to vest and the employee receives a prorated number of the actual earned shares at the regular vesting date based on the length of service during the performance period. The age and service requirement for the named executive officers is generally age 55 with at least ten years of service.
Tables of Potential Payments Upon Termination or Change in Control
The table below estimates the amount of compensation that would be paid in the event of an involuntary termination of employment of a named executive officer without cause after a change in control, assuming that each of the terminations was effective as of March 31, 2022, subject to the terms of the PSU and RSU award agreements with each of the listed executive officers. Since December 2015, we do not have any cash payment related to termination of employment or change of control in compliance with the Minder Ordinance.
As of March 31, 2022, no compensation amounts were payable to any named executive officer in the event of a mutual agreement to terminate employment, whether upon retirement or otherwise.
The price used for determining the value of accelerated vesting of outstanding and unvested equity awards in the tables below was the closing price of Logitech’s shares on the Nasdaq Global Select Market on March 31, 2022, the last business day of the fiscal year, of $73.78 per share.

POTENTIAL PAYMENTS UPON INVOLUNTARY TERMINATION
AFTER CHANGE IN CONTROL

Name	Value of Accelerated Equity Awards(1) ($)
Bracken Darrell	23,853,295
Nate Olmstead	7,687,360
Prakash Arunkundrum	4,001,237
Samantha Harnett	1,468,886

(1)Represents, as of March 31, 2022, the aggregate market value of shares underlying all unvested RSUs and PSUs, in each case held by the named executive officer as of March 31, 2022 that are subject to acceleration according to the terms of an equity award agreement. For the PSUs granted on April 15, 2019 based on non-GAAP Operating income, WACCR and relative TSR, as of March 31, 2022 the performance condition was at a level which would have produced a payout percentage of 200%; therefore, 200% of such value was attributed to the shares subject to such PSUs.

Pay Ratio

For fiscal year 2022:

▪the median of the annual total compensation of all employees of our company (other than our CEO) was $47,386; and

▪the annual total compensation of Mr. Bracken Darrell, our President and Chief Executive Officer, was $10,497,190.

Based on this information, for fiscal year 2022 the ratio of the annual total compensation of Mr. Darrell to the median of the annual total compensation of all employees was 222 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

As permitted by SEC rules, to identify our median employee, we selected base pay, which we calculated as annual base pay using a reasonable estimate of the hours worked during fiscal year 2022 for hourly employees and using annual salary levels for our remaining employees, as the compensation measure to be used to compare the compensation of our employees as of January 31, 2022 for the ten-month period from April 1, 2021 through January 31, 2022. We annualized base pay for any permanent employees who commenced work during fiscal year 2022. We did not include any contractors or other non-employee workers in our employee population.

Using this approach, we selected the individual at the median of our employee population, who was an employee based in Taiwan. We then calculated annual total compensation for this individual using the same methodology we use for our Named Executive Officers as set forth in our "Summary Compensation Table for Fiscal Year 2022". We determined that such individual’s annual total compensation for the fiscal year ended March 31, 2022 was $47,386.

During fiscal year 2022, Mr. Darrell served as our President and Chief Executive Officer. We determined Mr. Darrell’s annual total compensation for the fiscal year ended March 31, 2022 was $10,497,190, as reported in our "Summary Compensation Table for Fiscal Year 2022" on page 89.

Compensation of Non-Employee Directors
For fiscal year 2022, the compensation of the members of the Board of Directors that are not Logitech employees, or non-employee directors, was determined by the Compensation Committee, consisting entirely of independent directors, and recommended to the full Board for approval.
The general policy is that compensation for non-employee directors should consist of a mix of cash and equity-based compensation. For fiscal year 2022, to assist the Compensation Committee in its annual review of director compensation, Compensia provided a written analysis of director pay practices and compensation data compiled from the annual reports and proxy statements of companies within our compensation peer group.
For fiscal year 2022, cash compensation of non-employee directors consists solely of annual retainers based on Board and committee service. Non-employee directors also receive an annual RSU grant based on a fixed market value. During fiscal year 2022, these annual RSU grants were made on the day of our Annual General Meeting with a one-year vesting period.
Directors who are Logitech employees do not receive any compensation for their service on the Board of Directors. Non-employee director compensation for the 2021 to 2022 Board Year consists of the following elements:

	Amount (CHF)	Amount ($)(1)
Annual cash retainer	60,000	65,304
An additional annual cash retainer for the non-executive chairperson	150,000	163,260
An additional annual cash retainer for the lead independent director	20,000	21,768
Annual retainer for the Audit Committee chair	40,000	43,536
Annual retainer for the Compensation Committee chair	40,000	43,536
Annual retainer for the Nominating and Governance Committee chair	15,000	16,326
Annual retainer for the Technology and Innovation Committee chair	11,000	11,972
Annual retainer for non-chair Audit Committee members	20,000	21,768
Annual retainer for non-chair Compensation Committee members	15,000	16,326
Annual retainer for non-chair Nominating and Governance Committee members	6,500	7,075
Annual retainer for non-chair Technology and Innovation Committee members	6,500	7,075
Annual RSU grant	200,000	217,680
Reimbursement of reasonable expenses for non-local travel (business class)
(1)Amounts in Swiss Francs were converted using the 12-month average (April 2021 to March 2022) exchange rate of 1 Swiss Franc to 1.0884 U.S. Dollars.
Non-employee Board members may elect to receive their Board fees in shares, net of withholding at the market price on the date of the Annual General Meeting. Any such shares are to be issued under the 2006 Stock Incentive Plan.

The following table summarizes the total compensation earned or paid by Logitech during fiscal year 2022 to members of the Board of Directors who were not executive officers as of March 31, 2022. Because the table is based on Logitech’s fiscal year, and annual service for purposes of Board compensation is measured between the dates of Logitech’s Annual General Meetings, usually held in September each year, the amounts in the table do not necessarily align with the description of Board compensation above.
Information regarding compensation paid to and the stock awards held by Bracken Darrell, a member of the Board of Directors that is a Logitech executive officer as of fiscal year-end 2022, are presented in the "Summary Compensation Table for Fiscal Year 2022" and the "Outstanding Equity Awards at Fiscal Year 2022 Year-End Table", respectively.
NON-EMPLOYEE DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2022

Name	Fees Earned in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Patrick Aebischer	78,093	215,177	293,270
Wendy Becker(3)	244,890	215,177	460,067
Edouard Bugnion	90,745	215,177	305,922
Riet Cadonau(4)	83,500	309,784	393,284
Guy Gecht	87,254	215,177	302,431
Didier Hirsch	47,618	—	47,618
Neil Hunt	88,024	215,177	303,201
Marjorie Lao	87,072	215,177	302,249
Neela Montgomery	83,897	215,177	299,074
Michael Polk(3)	115,234	215,177	330,411
Deborah Thomas	99,770	215,177	314,947
(1)Amounts in Swiss Francs were converted using the 12-month average (April 2021 to March 2022) exchange rate of 1 Swiss Franc to 1.0884 U.S. Dollars.
(2)Amounts shown do not reflect compensation actually received by the directors. Instead, the amount shown is the aggregate grant date fair value of stock-related awards granted in fiscal year 2022 computed in accordance with ASC Topic 718 -- Compensation -- Stock Compensation, disregarding forfeiture assumptions. The grant date fair value used to calculate the aggregate value for fiscal year 2022 was CHF 91.61 per share for the September 8, 2021 grants and CHF 101.16 per share for the April 15, 2021 grant for Riet Cadonau.
(3)Wendy Becker and Michael Polk elected to receive all or a portion of their Board fees in shares.
(4)Riet Cadonau was first elected as a director at the Annual General Meeting in September 2020 but, as reported at the time of his nomination and election, he did not join the Board until April 1, 2021 and did not receive any compensation in fiscal year 2021. Mr. Cadonau received a prorated cash retainer and prorated RSU grant for his 2020 to 2021 Board Year service in fiscal year 2022.

The following table presents additional information with respect to the equity awards held as of March 31, 2022 by members of the Board of Directors who were not executive officers as of fiscal year-end.
The market value for RSUs is determined by multiplying the number of shares subject to the award by the closing price of Logitech shares on the Nasdaq Global Select Market on the last trading day of the fiscal year.
OUTSTANDING EQUITY AWARDS FOR NON-EMPLOYEE DIRECTORS AT FISCAL YEAR 2022
YEAR-END

		Option Awards				Stock Awards
Name	Grant Date (M/D/Y)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price / Share ($)	Market Value of Unexercised Options ($)	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Patrick Aebischer	9/8/2021	—	—	—	—	2,163	159,586
Wendy Becker	9/8/2021	—	—	—	—	2,163	159,586
Edouard Bugnion	9/8/2021	—	—	—	—	2,163	159,586
Riet Cadonau(2)	4/15/2021					863	63,672
	9/8/2021					2,163	159,586
Guy Gecht	9/8/2021	—	—	—	—	2,163	159,586
Didier Hirsch(3)	n/a	—	—	—	—	—	—
Neil Hunt	9/8/2021	—	—	—	—	2,163	159,586
Marjorie Lao	9/8/2021	—	—	—	—	2,163	159,586
Neela Montgomery	9/8/2021	—	—	—	—	2,163	159,586
Michael Polk	9/8/2021	—	—	—	—	2,163	159,586
Deborah Thomas	9/8/2021	—	—	—	—	2,163	159,586

(1)The shares subject to these stock awards vest in full on the first anniversary of the grant date or, if earlier and only if the director is not re-elected as a director at such annual general meeting, the date of the next annual general meeting following the grant date. If the non-employee director ceases to provide service prior to the applicable vesting date (for reasons other than death or disability), all unvested stock awards are forfeited. If a non-employee director dies or has a separation of service due to disability, all shares subject to the stock award will vest.
(2)Riet Cadonau was elected to the Board at the Annual General Meeting in September 2020 but, as reported at the time of his nomination and election, he did not join the Board until April 1, 2021 and did not receive any stock awards in fiscal year 2021. Mr. Cadonau received an RSU grant on April 15, 2021 for 863 shares that will vest based on the same criteria set forth in footnote 1 above.
(3)Didier Hirsch did not stand for re-election as a director at the Annual General Meeting in September 2021.

Compensation Tables Audited Under Swiss Law

1.Introduction
This section includes the compensation tables that are audited according to Article 17 of the Swiss Ordinance against Excessive Compensation in Listed Stock Corporations.

2.Compensation of members of the Group Management Team in Fiscal Years 2022 and 2021

The following tables sets forth the total amount of compensation paid to members of the Group Management Team for services performed in the fiscal years ended March 31, 2022 and 2021:

Fiscal Year 2022

(in CHF)(1)	Base Salary	Bonus(2)	Stock Awards(3)	Other Compensation(4)	Total
Bracken Darrell, President and Chief Executive Officer	918,073	1,699,743	7,013,142	273,662	9,904,620
Nate Olmstead, Chief Financial Officer	481,653	571,114	1,488,399	94,159	2,635,325
Prakash Arunkundrum, Head of Global Operations & Sustainability	459,390	569,644	1,440,387	76,829	2,546,250
Samantha Harnett, General Counsel	435,007	541,161	1,344,361	88,042	2,408,571
Total Group Management Team	2,294,123	3,381,662	11,286,289	532,692	17,494,766

Fiscal Year 2021

(in CHF)(7)	Base Salary	Bonus(2)	Stock Awards(3)	Other Compensation(4)	Total
Bracken Darrell, President and Chief Executive Officer	900,448	2,254,231	7,026,987	287,665	10,469,331
Nate Olmstead, Chief Financial Officer	461,285	809,211	1,493,916	96,611	2,861,023
Prakash Arunkundrum, Head of Global Operations & Sustainability(5)	378,818	739,850	780,825	82,847	1,982,340
Samantha Harnett, General Counsel(6)	284,202	510,959	985,064	71,623	1,851,848
Total Group Management Team	2,024,753	4,314,251	10,286,792	538,746	17,164,542
1)Fiscal year 2022 U.S. Dollar amounts converted to Swiss Francs using the 12 month average (April 2021 to March 2022) exchange rate of 1CHF = US$1.0884.
2)Bonus reflects amounts earned under the Logitech Management Performance Bonus Plan. The amounts for Nate Olmstead include a special bonus received in fiscal year 2021 after Mr. Olmstead's promotion to Chief Financial Officer and appointment to the Group Management Team.
3)Amounts shown reflect the grant date fair value, by fiscal year, of stock awards granted in such fiscal year. The key assumptions and methodology for valuation of stock awards are presented in Note 5 to Logitech’s consolidated financial statements on page 67 of the Company's 2022 Annual Report. For fiscal year 2021, the amount for Prakash Arunkundrum reflects stock grants awarded after he was appointed a member of the Group Management Team.
4)Other compensation includes term life insurance premiums, long-term disability insurance premiums, employer’s contribution to medical premiums, wellness reimbursements, matching contributions made by the Company to the Logitech Inc. 401(k) plan, payout of accrued and unused vacation time for departing members, and employer’s contribution to social security and Medicare.
5)Prakash Arunkundrum was appointed as a member of the Group Management Team on May 27, 2020. His reported compensation for fiscal year 2021 reflects payments received and stock grants awarded after Mr. Arunkundrum's appointment to the Group Management Team.

6)Samantha Harnett joined the Company as General Counsel on June 22, 2020 and was appointed as a member of the Group Management Team as of July 1, 2020. Her reported compensation for fiscal year 2021 reflects payments received and stock grants awarded after Ms. Harnett's appointment to the Group Management Team.
7)Fiscal year 2021 U.S. Dollar amounts converted to Swiss Francs using the 12 month average (April 2020 to March 2021) exchange rate of 1CHF = US$1.0813.

The Company paid a former Group Management Team member CHF 181,985 in fiscal year 2021 in connection with a non-compete agreement.

3.Compensation of Board of Directors in Fiscal Years 2022 and 2021

The following tables set forth compensation Logitech paid or accrued for payment to the individual members of the Board of Directors for services performed in the fiscal years ended March 31, 2022 and 2021:

Fiscal Year 2022

(in CHF)(1)	Base Salary(2)	Bonus(3)	Stock Awards(4)	Other Compensation(5)	Total
Patrick Aebischer	71,750	—	197,700	26,063	295,513
Wendy Becker	225,000	—	197,700	39,875	462,575
Edouard Bugnion	83,375	—	197,700	27,111	308,186
Riet Cadonau(6)	76,718	—	284,623	34,345	395,686
Guy Gecht	80,167	—	197,700	26,822	304,689
Didier Hirsch(7)	43,750	—	—	—	43,750
Neil Hunt	80,875	—	197,700	26,885	305,460
Marjorie Lao	80,000	—	197,700	26,807	304,507
Neela Montgomery	77,083	—	197,700	26,544	301,327
Michael Polk	105,875	—	197,700	29,139	332,714
Deborah Thomas	91,667	—	197,700	27,858	317,225
Total Board Members(8)	1,016,260	—	2,063,923	291,449	3,371,632

Fiscal Year 2021

(in CHF)(11)	Base Salary(2)	Bonus(3)	Stock Awards(4)	Other Compensation(5)	Total
Patrick Aebischer	70,000	—	199,437	26,058	295,495
Wendy Becker	225,000	—	199,437	40,026	464,463
Edouard Bugnion	86,000	—	199,437	27,500	312,937
Guerrino De Luca(9)	216,975	250,198	443,306	48,019	958,498
Guy Gecht	65,000	—	199,437	25,608	290,045
Didier Hirsch	105,000	—	199,437	—	304,437
Neil Hunt	80,000	—	199,437	26,960	306,397
Marjorie Lao	80,000	—	199,437	26,960	306,397
Neela Montgomery	80,000	—	199,437	26,960	306,397
Michael Polk	102,917	—	199,437	29,029	331,383
Deborah Thomas(10)	46,667	—	199,437	23,956	270,060
Total Board Members(8)	1,157,559	250,198	2,437,676	301,076	4,146,509

1)Fiscal year 2022 U.S. Dollar amounts converted to Swiss Francs using the 12 month average (April 2021 to March 2022) exchange rate of 1CHF = US$1.0884.
2)Base salary for non-employee members of the Board of Directors includes annual Board and committee retainers.
3)Bonus includes amounts earned under the Logitech Management Performance Bonus Plan.
4)Amounts shown reflect the grant date fair value of the annual stock award. The key assumptions and methodology for valuation of stock awards are presented in Note 5 to Logitech’s consolidated financial statements on page 67 of the Company's 2022 Annual Report.
5)Other compensation for Mr. De Luca includes term life insurance premiums, long-term disability insurance premiums, employer’s contribution to medical premiums, matching contributions made by the Company to the Logitech Inc. 401(k) plan and employer’s contribution to social security and Medicare. Other compensation for the non-employee members of the Board includes Logitech's contributions to social security.
6)Riet Cadonau was elected to the Board at the Annual General Meeting in September 2020 but, as reported at the time of his nomination and election, he did not join the Board until April 1, 2021 and did not receive any compensation in fiscal year 2021. Mr. Cadonau received a prorated cash retainer and prorated RSU grant for his 2020 to 2021 Board Year Service in fiscal year 2022.
7)Didier Hirsch did not stand for re-election as a director at the Annual General Meeting in September 2021.
8)Total Board Members does not include the compensation of Bracken Darrell, Logitech’s President and Chief Executive Officer, who is also a member of the Board. Mr. Darrell’s compensation is included as part of Total Group Management Team.
9)Guerrino De Luca did not stand for re-election as a director at the Annual General Meeting in September 2020 and his reported compensation for fiscal year 2021 reflects stock grants awarded and the period of time in fiscal year 2021 during which Mr. De Luca was a member of the Board. As a former executive member of the Board of Directors through the Annual General Meeting in September 2020 and former Chairperson through the Annual General Meeting in September 2019, his compensation was structured similarly to the members of the Group Management Team and other employees, as applicable. He did not receive the retainers or equity awards used to compensate the non-employee members of the Board.
10)Deborah Thomas was first elected as a director at the Annual General Meeting in September 2020.
11)Fiscal year 2021 U.S. Dollar amounts converted to Swiss Francs using the 12 month average (April 2020 to March 2021) exchange rate of 1CHF = US$1.0813.

4.Loans, credits and other payments
There were no loans or credits made or outstanding at any time during fiscal years 2022 and 2021 to any current or former members of the Board of Directors or Group Management Team. In addition, no compensation was paid or loans made during fiscal years 2022 and 2021 to parties closely related to members of the Board of Directors or Group Management Team.

No additional fees or compensation have been paid during fiscal years 2022 and 2021 to any current or former members of the Board of Directors or Group Management Team other than as noted above.

Report of the Statutory Auditor
To the General Meeting of Logitech International S.A., Hautemorges
We have audited the accompanying compensation report of Logitech International S.A. for the year ended 31 March 2022. The audit was limited to the information according to articles 14-16 of the Ordinance against Excessive Compensation in Stock Exchange Listed Companies contained in the sections Compensation Tables Audited under Swiss Law of the Compensation Report.

Responsibility of the Board of Directors
The Board of Directors is responsible for the preparation and overall fair presentation of the compensation report in accordance with Swiss law and the Ordinance against Excessive Compensation in Stock Exchange Listed Companies (Ordinance). The Board of Directors is also responsible for designing the compensation system and defining individual compensation packages.

Auditor's Responsibility
Our responsibility is to express an opinion on the accompanying compensation report. We conducted our audit in accordance with Swiss Auditing Standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the compensation report complies with Swiss law and articles 14 – 16 of the Ordinance.

An audit involves performing procedures to obtain audit evidence on the disclosures made in the compensation report with regard to compensation, loans and credits in accordance with articles 14 – 16 of the Ordinance. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatements in the compensation report, whether due to fraud or error. This audit also includes evaluating the reasonableness of the methods applied to value components of compensation, as well as assessing the overall presentation of the compensation report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the compensation report for the year ended 31 March 2022 of Logitech International S.A., complies with Swiss law and articles 14 – 16 of the Ordinance.

KPMG AG

Regula Tobler	Stefan Widmer
Licensed Audit Expert Auditor in Charge	Licensed Audit Expert

Zurich, May 18, 2022

Enclosure:
–Compensation Tables Audited under Swiss Law

KPMG AG, Badenerstrasse 172, CH-8036 Zurich

© 2022 KPMG AG, a Swiss corporation, is a subsidiary of KPMG Holding AG, which is a member of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved.

Equity Compensation Plan Information
The following table summarizes the shares that may be issued upon the exercise of options (including PSOs and PPOs), RSUs, PSUs, and other rights under our employee equity compensation plans as of March 31, 2022. These plans include the 1996 Employee Share Purchase Plan (U.S.) and 2006 Employee Share Purchase Plan (Non-U.S.) (together, the “ESPPs”) and the 2006 Stock Incentive Plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity Compensation Plans Approved by Security Holders	4,439,690	(2)	$62	10,538,195
Equity Compensation Plans Not Approved by Security Holders	—	(3)	$0	—
Total	4,439,690	(4)	$62	10,538,195	(5)
(1)The weighted average exercise price is calculated based solely on outstanding options.
(2)Includes options and rights to acquire shares outstanding under our 1996 Employee Share Purchase Plan (U.S.), 2006 Employee Share Purchase Plan (Non-U.S.) and 2006 Stock Incentive Plan.
(3)Includes options and rights to acquire shares outstanding under our 2012 Stock Inducement Equity Plan adopted under the Nasdaq rules.
(4)Represents approximately 2.7% of the issued and outstanding share capital of the Company as of March 31, 2022.
(5)Represents approximately 6.4% of the issued and outstanding share capital of the Company as of March 31, 2022.
2012 Stock Inducement Equity Plan
Under the 2012 Stock Inducement Equity Plan, stock options and RSUs may be granted to eligible employees to serve as inducement material to enter into employment with the Company. Awards under the 2012 Stock Inducement Equity Plan may be conditioned on continued employment, the passage of time or the satisfaction of performance vesting criteria, based on individual written employment offer letters. An aggregate of 1.8 million shares were reserved for issuance under the 2012 Plan, and all of the reserved shares had been issued before the 2012 Plan expired on March 28, 2022.
2006 Stock Incentive Plan
The Logitech International S.A. 2006 Stock Incentive Plan provides for the grant to eligible employees and non-employee members of the Board of Directors of stock options, stock appreciation rights, restricted stock, and restricted stock units. As of March 31, 2022, Logitech has granted stock options (including PSOs), RSUs, and PSUs under the 2006 Stock Incentive Plan and has made no grants of restricted shares or stock appreciation rights. Stock options granted under the 2006 Stock Incentive Plan generally will have terms not exceeding ten years and will be issued at exercise prices not less than the fair market value on the date of grant. Awards under the 2006 Stock Incentive Plan may be conditioned on continued employment, the passage of time, or the satisfaction of performance vesting criteria. As of March 31, 2022, an aggregate of 30,550,000 shares was reserved for issuance under the 2006 Stock Incentive Plan. As of March 31, 2022, a total of 6,428,860 shares were available for issuance under this plan.
Employee Share Purchase Plans
Logitech maintains two employee share purchase plans, one for employees in the United States and one for employees outside the United States. The plan for employees outside the United States is named the 2006 Employee Share Purchase Plan (Non-U.S.), or 2006 ESPP, and was approved by the Board of Directors in June 2006. The plan for employees in the United States is named the 1996 Employee Share Purchase Plan (U.S.), or 1996 ESPP. The 1996 ESPP was the worldwide plan until the adoption of the 2006 ESPP in June 2006. Under both plans, eligible employees may purchase shares with up to 10% of their earnings at the lower of 85% of the fair market value at the beginning or the end of each six-month offering period. Purchases under the plans are limited to a fair value of $25,000 in any one year, calculated in accordance with U.S. tax laws. During each offering period, payroll deductions of employee participants are accumulated under the share purchase plan. Subject to continued participation in these plans, purchase agreements are automatically executed at the end of each offering period. As of March 31, 2021, an aggregate of 29,000,000 shares was reserved for issuance under both the 1996 and 2006 ESPPs. As of March 31, 2022, a total of 4,109,335 shares were available for issuance under the ESPPs.
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Appendix A

LOGITECH INTERNATIONAL S.A.
2006 STOCK INCENTIVE PLAN

The following constitute the terms and conditions of the Logitech International S.A. 2006 Stock Incentive Plan, as amended and restated on September 14, 2022. These terms and conditions apply to all Awards granted under the Plan on or after September 14, 2022, and, unless the Plan expressly provides otherwise, as well as to all outstanding Awards granted under the Plan prior to September 14, 2022.

1.Purposes of the Plan. The purposes of this Plan are:

•to attract and retain the best available personnel for positions of substantial responsibility,

•to provide additional incentive to Employees, Consultants and Directors, and

•to promote the success of the Company’s business.

2.Definitions. As used herein, the following definitions shall apply:

(a)     “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b)     “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(c)     “Applicable Laws” means the requirements relating to the administration of stock plans under Swiss laws, U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws governing the grant of Awards and the issuance of Shares pursuant to Awards in any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)      “Award” means any award of an Option, a SAR, a Restricted Share or a Restricted Stock Unit under the Plan.

(e)    “Award Agreement” means an agreement between the Participant and the Company setting forth the terms and conditions of an Award. Each Award Agreement shall be subject to the terms and conditions of the Plan.

(f)     “Board” means the Board of Directors of the Company.

(g)     “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(h)     “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(i)     “Company” means Logitech International S.A., a company incorporated under the laws of Switzerland, and any successor thereto.

(j)     “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

(k)     “Corporate Transaction” has the meaning ascribed to it in Section 16 of the Plan.

(l)     “Director” means a member of the Board.

(m)     “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code with respect to Incentive Stock Options. With respect to all other Awards, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days; a Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(n)     “Employee” means any person, including officers and Directors, providing services to the Company or any Parent, Subsidiary or Affiliate as an employee. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(o)     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(p)     “Fair Market Value” means, as of any given date, (a) if the Shares are publicly traded and the date in question is a market trading day, the value of a Share determined as the closing sales price for the Shares (or the closing bid, if no sales were reported) as quoted on the SIX Swiss Exchange or the Nasdaq Global Select Market or on such other exchange or system on which the Shares are traded, as reported in such source as the Administrator deems reliable, or, if the date in question is not a market trading day, the closing price or bid, if applicable, as so reported for the last market trading day preceding the day in question, except that “Fair Market Value” may, if designated by the Administrator, also mean the average of the closing sales prices for the Shares as so quoted or reported over a period of not more than 30 days before and/or after the date in question; or (b) if the Shares are not publicly traded, the value of a Share determined by the Administrator acting in good faith. Such determination shall be conclusive and binding on all persons.

(q)     “Incentive Stock Option” shall mean an option described in Section 422 of the Code.

(r)     “Nonstatutory Stock Option” shall mean an option other than an option described in Section 422 of the Code.

(s)     “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(t)     “Outstanding Qualified Performance-Based Compensation” means any compensation granted prior to November 3, 2017 and that is outstanding as of the 2022 Amendment Date and is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code. For the avoidance of doubt, all provisions of the Plan governing Outstanding Qualified Performance-Based Compensation that were in effect prior to the 2022 Amendment Date shall continue in effect with respect to the Outstanding Qualified Performance-Based Compensation, notwithstanding the elimination of such provisions from the Plan.

(u)     “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(v)     “Participant” means an Employee, Consultant or Director who holds an outstanding Award.

(w)     “Performance Criteria” means any one or more performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in the Award, which may include, but are not limited to: (i) brand recognition/acceptance, (ii) cash flow, (iii) cash flow return on investment, (iv) contribution to profitability, (v) cost control, (vi) cost positions, (vii) cost of capital, (viii) customer satisfaction, (ix) development of products, (x) earnings before interest, taxes and amortization, (xi) earnings per share, (xii) economic profit, (xiii) economic value added, (xiv) free cash flow, (xv) income or net income, (xvi) income before income taxes, (xvii) market segment share, (xviii) new product innovation, (xix) operating income or net operating income, (xx) operating margin or profit margin, (xxi) operating profit or net operating profit, (xxii) process excellence, (xxiii) product cost reduction, (xxiv) product mix, (xxv) product release schedules, (xxvi) product ship targets, (xxvii) quality, (xxviii) return on assets or net assets, (xxix) return on capital, (xxx) return on capital employed, (xxxi) return on equity, (xxxii) return on invested capital, (xxxiii) return on operating revenue, (xxxiv) return on sales, (xxxv) revenue, (xxxvi) sales, (xxxvii) share price performance, (xxxviii) strategic alliances, (xxxix) total shareholder return, (xl) working capital, and (xli) environmental, social and governance (ESG) measures, which could include, but are not limited to, performance measures based on the Company’s efforts related to sustainability, furthering climate-positive actions, human capital management, promoting diversity, equity and inclusion, and fostering health and wellbeing, workplace culture and employee engagement or satisfaction.

(x)     “Plan” means this Logitech International S.A. 2006 Stock Incentive Plan, as amended from time to time.

(y)    “Restricted Share” means Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the agreement evidencing the Award of Restricted Shares.

(z)    “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the agreement evidencing the Award of Restricted Stock Units.

(aa)     “SAR” means a right to receive, in cash or stock (as determined by the Committee and set out in the Award Agreement evidencing the SAR), value with respect to a specific number of Shares equal to or otherwise based on the excess of (i) the market value of a Share at the time of exercise over (ii) the exercise price of the right, subject to such terms and conditions as are expressed in the agreement evidencing the SAR.

(bb)    “Service” means service as a Service Provider. Service shall not terminate solely as a result of a Service Provider’s change in status from Director or Consultant to Employee or from Employee to Consultant or Director. Service shall not terminate in the case of transfers between locations of the Company or among the Company, any Parent, any Subsidiary, any Affiliate or any successor. The Administrator, in its sole discretion, shall determine all questions relating to termination of Service for purposes of an Award, including whether a particular leave of absence constitutes a termination of Service.

(cc)     “Service Provider” means a Director, Consultant or Employee.

(dd)     “Share” means a registered share of the Company, as adjusted in accordance with Section 15 of the Plan.

(ee)     “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ff)     “Unrestricted Share Pool” means a number of Shares equal to five percent (5%) of the total number of Shares reserved for issuance under the Plan, subject to adjustment as provided in Section 15 of the Plan.

(gg)     “2016 Amendment Date” means September 7, 2016.

(hh)     “2022 Amendment Date” means September 14, 2022.

3.Shares Subject to the Plan.

(a)     Basic Limitation. Subject to adjustment as provided in Section 15 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and issued under the Plan is thirty three million eight hundred thousand (33,800,000)1 Shares, all of which may be issued upon exercise of Incentive Stock Options. The Shares may be authorized but unissued, conditionally issued or acquired Shares.

(b)     Shares Returned to Reserve. Any Shares subject to an Award which for any reason expires or terminates unexercised or before settlement, is not earned in full or is forfeited, is settled in cash, or Shares that are tendered by the Participant or withheld by the Company to satisfy any tax withholding obligations with respect to an Award other than an Option or a SAR (or any other Award that is not a full value Award) shall again become available for issuance under the Plan. The following Shares shall be counted against the maximum number of Shares available for issuance pursuant to Section 3(a) hereof and shall not be returned to the Plan: (i) Shares covered by an Option or SAR which are surrendered in payment of the Option exercise price or in satisfaction of tax withholding obligations incident to the exercise or settlement of an Option or SAR; (ii) Shares that are not issued or delivered as a result of the net settlement of an outstanding SAR or Option; or (iii) Shares that are repurchased on the open market with the proceeds of the exercise of an Option. To the extent permitted by Applicable Laws, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary or Affiliate shall not be counted against Shares available for grant pursuant to this Plan. Anything in this Section 3(b) to the contrary notwithstanding, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)    Dividend Equivalents. Any dividend equivalents credited under the Plan and paid in cash shall not be applied against the number of Shares that may be issued under the Plan.

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1 This number reflects the initial reserve of 7,000,000 million shares, a 2 for 1 share / ADR split effective July 14, 2006, a 3,500,000 share increase authorized by the Board on June 23, 2009 and by shareholders on September 1, 2009, a 7,300,000 share increase authorized by the Board on June 27, 2012, as amended on August 9, 2012, and by shareholders on September 5, 2012, a 5,750,000 share increase authorized by the Board on July 7, 2016, and by shareholders on September 7, 2016, and a 3,250,000 share increase authorized by the Board on June 29, 2022, and by shareholders on September 14, 2022.

4.Administration of the Plan.

(a)     Procedure.

(i)     Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii)     Section 162(m). With respect to Outstanding Qualified Performance-Based Compensation, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)     Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 of the Exchange Act, the Plan shall be administered by a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.

(iv)     Other Administration. Other than as provided above or in Section 4(c) below, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b)     Powers of the Administrator. Subject to the express provisions and limitations set forth in this Plan and, in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Plan, including, without limitation, the following:

(i)     to determine the Fair Market Value of the Shares, in accordance with Section 2(l) of the Plan;

(ii)     to select the Employees, Consultants and Directors to whom Awards may be granted hereunder, to determine the timing of any such Awards, and to grant Awards;

(iii)     to determine whether and to what extent Options, SARs, Restricted Shares or Restricted Stock Units, or any combination thereof, are granted hereunder;

(iv)     to determine the number of Shares to be covered by each Award granted hereunder;

(v)     to approve and amend forms of Award Agreements or other documents evidencing Awards made under the Plan (which need not be identical);

(vi)     to grant Awards under this Plan and determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised or vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii)     to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(viii)     to establish, adopt, rescind or revise any rules and regulations as it may deem necessary or advisable to administer the Plan, including adopting sub-plans to the Plan or special terms for Award Agreements, for the purposes of complying with non-U.S. laws and/or taking advantage of tax favorable treatment for Awards granted to Participants outside the United States (as further set forth in Section 4(d)) as it may deem necessary or advisable to administer the Plan;

(ix)     to modify or amend any Award, including the discretionary authority to accelerate the exercisability or vesting of all or part of any Award or to extend the post-termination exercisability period of Options, provided that no amendment (other than an amendment that the Administrator determines is necessary or desirable to facilitate compliance with Applicable Laws) shall impair the rights of any Participant under an existing Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company;

(x)     to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)     to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise or settlement of an Award. All elections by a Participant to have

Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

(xii) to make all other determinations and decisions deemed necessary or advisable for administering the Plan.

(c)     Delegation of Authority. To the extent permitted by Applicable Laws and the Company’s corporate governing documents, the Board or the Committee may from time to time delegate to one or more officers of the Company the authority to grant Awards to Employees and Consultants who are not Directors and are not considered executive officers of the Company under Section 16 of the Exchange Act. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board or the Committee as applicable may at any time rescind the authority so delegated or appoint a new delegate. At all times, the delegate appointed under this Section 4(c) shall serve in such capacity at the satisfaction and discretion of the Board or the Committee.

(d)     Non-U.S. Participants. Notwithstanding any provision of the Plan to the contrary, to facilitate compliance with the laws in countries outside the United States in which the Company and its Subsidiaries and Affiliates operate or in which Service Providers work or reside, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Service Providers outside the United States shall be eligible to participate in the Plan; (ii) modify the terms and conditions of any Award granted to Participants outside the United States without seeking the consent of the affected Participant; (iii) establish sub-plans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries or Affiliates or Participants in particular locations; provided, however, that no such sub-plans and/or modifications shall take precedence over Section 3 of the Plan or otherwise require shareholder approval; and (iv) take any action, before or after an Award is granted, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on death, disability, retirement or other termination of Service, available methods of exercise or settlement of an Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership. Notwithstanding the foregoing, the Board may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Laws.

(e)     Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5.Eligibility. Only Employees of the Company, a Parent or Subsidiary shall be eligible to be granted Incentive Stock Options. Subject to Section 4(d) of the Plan, Employees, Consultants (to the extent permitted by the Company’s corporate governing documents) and Directors shall be eligible to be granted Nonstatutory Stock Options, SARs, Restricted Shares or Restricted Stock Units. If otherwise eligible, an Employee, Consultant or Director who has been granted an Award may be granted additional Awards at the sole discretion of the Administrator.

6.Limitations.

(a)     No Right to Continued Employment, Future Grants. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or a Subsidiary thereof, nor shall they interfere in any way with the Participant’s right or the Company’s or any Subsidiary’s right to terminate such employment at any time, with or without cause. A Participant’s rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards.

(b)    Minimum Vesting Requirements and Discretionary Vesting Acceleration Authority. Except for Awards granted in substitution for outstanding awards in connection with a corporate transaction or Awards relating to Shares in the Unrestricted Share Pool, Awards granted after the 2016 Amendment Date shall not vest prior to the date the Participant has provided Services for not less than one year; provided, however, that the Committee shall have the discretion to accelerate the vesting or exercisability of an Award in any circumstance, including upon a Corporate Transaction or change in control of the Company or the termination of the Participant’s Service for any reason, including the Participant’s death, Disability or retirement.

7.Effective Date. The Plan was adopted by the Board of Directors on June 15, 2006 and became effective on June 16, 2006, upon approval of the Plan by the shareholders of the Company. The Plan shall continue in effect until no Shares remain available for issuance under the Plan (including, for the avoidance of any doubt, Shares that remain available for issuance under Awards outstanding under the Plan) or until terminated under Section 20 of the Plan, if earlier. Awards that are outstanding as of the termination of the Plan shall remain in force according to the terms of the Plan and the applicable Award Agreement.

8.Options

(a)     Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by an agreement between the Participant and the Company in such form (including by electronic communications) and such terms, conditions and restrictions as may be approved by the Administrator (the “Stock Option Agreement”). Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an Incentive Stock Option or a Nonstatutory Stock Option. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.
(b)     Number of Shares. Each Stock Option Agreement shall specify the number of Shares subject to the Option and shall provide for the adjustment of such number in accordance with Section 15.

(c)     Option Exercise Price. The per Share exercise price for which one Share may be purchased upon exercise of an Option shall be determined by the Administrator and set out in the Stock Option Agreement; provided that the per Share exercise price shall in no event be less than 100% of the Fair Market Value of a Share on the date of grant.

(d)     Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant. Anything in this Section 8(d) to the contrary notwithstanding, Options shall be subject to the minimum vesting requirement set forth in Section 6(b). Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

(e)     Buyout Provisions. Subject to Section 20(b), the Administrator may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize a Participant to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Administrator shall establish.

(f)    Option Exercise Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of: (i) cash, (ii) cash equivalents, (iii) full-recourse promissory note, (iv) other Shares that have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised; (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, (vi) the amount attributable to the fair market value of Shares withheld under a “net exercise” arrangement, (vii) any combination of the foregoing methods of payment; or (viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws. If the Company is subject to Section 13(k) of the Exchange Act, and if the Participant is a Director or executive officer of the Company, he or she may pay the exercise price with a promissory note only to the extent permitted by Section 13(k).

(g)     No Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares subject to Options until such Shares have been issued. No dividends (or dividend equivalents) shall be granted, accrue or otherwise become payable with respect to an Option.

(h)     Termination of Participant’s Service. Upon termination of a Participant’s Service, the Participant (or any person having the right to exercise the Option after his or her death) may exercise his or her Option within such period of time as is specified in the Stock Option Agreement to the extent that he or she is entitled to exercise it on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Stock Option Agreement). In the absence of a specified time in the Stock Option Agreement, the Option shall remain exercisable for ninety (90) days following the termination of the Participant’s Service for any reason other than death or Disability, and the Option shall remain exercisable for one (1) year following the termination of the Participant’s Service for reason of death or Disability. Notwithstanding the foregoing, other than where a Participant’s Service is terminated for cause (as determined by the Administrator), if the exercise of an Option within the applicable time periods set forth above or in the Stock Option Agreement, as applicable, is prevented as a result of the provisions set forth in Section 21(a) regarding legal compliance with respect to the issuance of Shares, the Option shall remain exercisable until thirty (30) days after the date the Participant is no longer prevented from exercising the Option. If, on the date of termination of Service, the Participant is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination of Service, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

9.Restricted Shares.

(a)     Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by an agreement between the Participant and the Company in such form (including by electronic communications) and such terms, conditions and restrictions as may be approved by the Administrator (the “Restricted Stock Agreement”). Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

(b)     Payment for Awards. Restricted Shares may be granted, sold or awarded under the Plan for such purchase price, if any, or consideration as the Administrator may determine, including (without limitation) cash, cash equivalents, property, full-recourse promissory notes, past services and future services. If the Company is subject to Section 13(k) of the Exchange Act, and if the Participant is a Director or executive officer of the Company, he or she may pay for Restricted Shares with a promissory note only to the extent permitted by Section 13(k). Subject to Section 20(b), within the limitations of the Plan, the Committee may accept the cancellation of outstanding Options in return for the grant of Restricted Shares.

(c)     Vesting. The grant, issuance, retention and/or vesting of Shares under Restricted Share Awards shall be at such time and in such installments as determined by the Administrator or under criteria established by the Administrator. The Administrator shall have the right, but shall not be required, to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares under Restricted Share Awards subject to continued employment, passage of time and / or performance goals as deemed appropriate by the Administrator. The Administrator shall determine the level of achievement against any performance goals and such determination shall be final and binding. Anything in this Section 9(c) to the contrary notwithstanding, a Restricted Stock Agreement shall be subject to the minimum vesting requirement set forth in Section 6(b) of the Plan.

(d)     Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. To the extent Restricted Shares are subject to a vesting condition, dividends shall be accumulated and subject to any restrictions and risk of forfeiture to which the underlying Restricted Shares are subject and the Participant shall not be entitled to the dividends until the vesting conditions of the Award have been satisfied. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.
(e)     Termination of Employment. The Restricted Stock Agreement may provide for the forfeiture or cancellation of the Restricted Share Award, in whole or in part, in the event of the termination of Service of the Participant to whom it was granted.

10.Stock Appreciation Rights.

(a)     SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by an agreement between the Participant and the Company in such form (including by electronic communications) and such terms, conditions and restrictions as may be approved by the Administrator (the “SAR Agreement”). Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

(b)    Number of Shares and Exercise Price. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 15. Each SAR Agreement shall specify the exercise price; provided that the exercise price shall in no event be less than 100% of the Fair Market Value of a Share on the date of grant.

(c)     Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR; provided that the term of a SAR shall in no event exceed 10 years from the date of grant. Anything in this Section 10(c) to the contrary notwithstanding, SARs shall be subject to the minimum vesting requirement set forth in Section 6(b) of the Plan. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an Incentive Stock Option only at the time of grant but may be included in a Nonstatutory Stock Option at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(d)    Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company consideration in the form of (a) Shares, (b) cash or (c) a combination of Shares and cash, as set out in the SAR Agreement or as the Administrator shall determine. Each SAR Agreement shall specify the amount and/or Fair Market Value of the consideration that the Participant will receive upon exercising the SAR; provided that the aggregate consideration shall not exceed the amount by which the Fair Market Value (on the date of exercise) of the Shares subject to the SAR exceeds the exercise price of the SAR. A SAR Agreement may provide for the automatic exercise of a SAR on (i) the date when the SAR expires if the exercise price of the SAR is less than the Fair Market Value of the Shares subject to the SAR on such date but any portion of the SAR has not yet been exercised, or (ii) an earlier date.

(e)     No Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by SARs until such Shares, if any, have been issued. No dividends (or dividend equivalents) shall be granted, accrue or otherwise become payable with respect to a SAR.

(f)     Termination of Participant’s Service. Upon termination of a Participant’s Service, the Participant (or any person having the right to exercise the SAR after his or her death) may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent that he or she is entitled to exercise it on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for ninety (90) days following the termination of the Participant’s Service for any reason other than death or Disability, and the Option shall remain exercisable for one (1) year following the termination of the Participant’s Service for reason of death or Disability. If, on the date of termination of Service, the Participant is not entitled to exercise his or her entire SAR, the Shares covered by the unexercisable portion of the SAR shall revert to the Plan. If, after termination of Service, the Participant does not exercise his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

11.Restricted Stock Units.

(a)     Restricted Stock Unit Agreement. Each grant of Restricted Stock Units under the Plan shall be evidenced by an agreement between the Participant and the Company in such form (including by electronic communications) and such terms, conditions and restrictions as may be approved by the Administrator (the “Restricted Stock Unit Agreement”). Such Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical.

(b)     Payment for Awards. To the extent that an Award is granted in the form of Restricted Stock Units, no cash consideration shall be required of the Participant.

(c)     Vesting Conditions. The grant, issuance, retention and/or vesting of Shares under Restricted Stock Unit Awards shall be at such time and in such installments as determined by the Administrator or under criteria established by the Administrator. The Administrator shall have the right, but shall not be required, to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares under Restricted Stock Unit Awards subject to continued employment, passage of time and/or performance goals as deemed appropriate by the Administrator. The Administrator shall determine the level of achievement against any performance goals and such determination shall be final and binding. Anything in this Section 11(c) to the contrary notwithstanding, a Restricted Stock Unit Agreement shall be subject to the minimum vesting requirement set forth in Section 6(b) of the Plan.

(d)    Voting, Dividend and Dividend Equivalent Rights. No Participant shall have any rights as a shareholder, including the right to vote or receive dividends with respect to any Shares covered by Restricted Stock Units until such Shares, if any, have been issued. A Restricted Stock Unit awarded under the Plan may, at the Administrator’s sole discretion, carry with it a right to dividend equivalents. Such right entitles the Participant to be credited with an amount equal to all cash dividends paid on one Share, as of the dividend payment dates during the period between the date of grant and the date the Restricted Stock Unit is vested or settled, as determined by the Administrator. Dividend equivalents may be converted into additional Restricted Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Any dividend equivalents credited to Restricted Stock Units shall be subject to the same conditions (including, without limitation, vesting or performance conditions, if any) and restrictions as the Restricted Stock Units to which they attach (dividend equivalents that accrue with respect to a Restricted Stock Units Award shall not be paid unless the vesting conditions applicable to the underlying Award are satisfied).

(e)     Form and Time of Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as set out in the Restricted Stock Unit

Agreement or as the Administrator shall determine. The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Restricted Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Restricted Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Section 15. Unless the Administrator provides for the issuance of fractional Shares, any fractional Shares that vest may be settled in cash or rounded up or down to the next whole number of Shares, as set forth in the Award Agreement.

(f)     Death of Recipient. Any Award of Restricted Stock Units that becomes payable after the Participant’s death shall be distributed to the Participant’s estate or, to the extent the Participant is permitted by the Administrator (in its sole discretion) to designate a beneficiary and has done so, to the Participant’s designated beneficiary or beneficiaries, provided, however, that the Administrator shall retain the discretion to determine whether any beneficiary designation shall be given effect in the case of any question of the validity and/or enforceability of such designation.

(g)     Termination of Employment. The Restricted Stock Unit Agreement may provide for the forfeiture or cancellation of the Restricted Share Award, in whole or in part, in the event of the termination of Service of the Participant to whom it was granted.

(h)     Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.

12.Evaluation of Performance Criteria. The Administrator may appropriately adjust any evaluation of performance under a Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any unusual, infrequently occurring or non-recurring event, item, transaction or development as determined in accordance with accounting principles and/or as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable year. Notwithstanding satisfaction or completion of any Performance Criteria, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs, Restricted Shares, Restricted Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Criteria may be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

13.Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Administrator reasonably believes that a Participant, other than an independent Director, has committed an act of misconduct as described in this Section 13, the Administrator may suspend the Participant’s right to exercise any Award, pending a determination of whether an act of misconduct has been committed. If the Administrator determines that a Participant, other than an independent Director, has committed an act of embezzlement, fraud or breach of fiduciary duty, or if a Participant makes an unauthorized disclosure of any trade secret or confidential information of the Company or any of its Subsidiaries, or induces any customer to breach a contract with the Company or any of its Subsidiaries, neither the Participant nor his or her estate shall be entitled to exercise unexercised Options or SARs or continue vesting in Restricted Shares or Restricted Stock Units, and any unexercised Options and SARs, unvested Restricted Shares and unvested and/or vested but not yet settled Restricted Stock Units shall be forfeited. Any determination by the Administrator with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is a Vice President or above the determination of the Administrator shall be subject to the approval of the Board.

14.Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will, by beneficiary designation or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

15.Adjustments Upon Changes in Capitalization.

(a)     Changes in Capitalization. In the event of a declaration of a stock dividend (including with respect to the stock of a Subsidiary), stock split, reverse stock split, spin-off, combination or reclassification of shares, extraordinary dividend or other distribution of cash and/or assets, recapitalization, reorganization or any similar event affecting the Shares or other securities of the Company, the Administrator shall appropriately and equitably adjust the number and kind of Shares or other securities which are subject to this Plan, including the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options, or the number of Shares or other securities subject to any Awards previously granted, and/or the exercise or settlement prices of such Awards, in order to reflect such change and thereby preclude a dilution or enlargement of benefits under an Award.

(b)     No Rights. The existence of outstanding Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference securities ahead of or affecting the Shares or other securities of the Company or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided in this Plan (i) the issuance by the Company of shares or any class of securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Options or other Awards previously granted or the purchase price per Share.

(c)     No Fractional Shares. No right to purchase fractional Shares shall result from any adjustment in Options or SARs pursuant to this Section 15. In case of any such adjustment, the Shares subject to the Option or SAR shall be rounded down to the nearest whole share.

(d)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise an Option or SAR until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Option or SAR would not otherwise be exercisable. In addition, the Administrator may provide that any forfeiture condition applicable to any Shares issued under the Plan shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or SAR will terminate immediately prior to the consummation of such proposed action.

16.Merger, Reorganization or Asset Sale. In the event the Company is a party to a merger, consolidation or reorganization, or the sale of substantially all of the assets of the Company (a “Corporate Transaction”), then each outstanding Award shall be subject to the agreement evidencing the Corporate Transaction. Such agreement shall provide for one or more of the following:

(a)     The continuation of outstanding Awards by the Company (if the Company is the surviving corporation).

(b)     The assumption of outstanding Awards by the surviving corporation or its parent.

(c)    The substitution by the surviving corporation or its parent of new awards for outstanding Awards.

(d)     Full exercisability of outstanding Options and SARs and full vesting of the Shares subject to them, followed by the cancellation of such Options and SARs. The full exercisability of outstanding Options and SARs and full vesting of such Shares, and any exercise of outstanding Options and SARs, shall be contingent on the closing of the merger, reorganization, consolidation or asset sale.

(e)     The cancellation of outstanding Options and SARs and a payment to the holding Participants equal to the excess of (i) the per Share amount that shareholders are entitled to receive or realize in connection with the applicable transaction with respect to the number of Shares subject to such Options and SARs (whether or not such Options and SARs are then exercisable or such Shares are then vested) as of the closing date of such merger, reorganization, consolidation or asset sale, over (ii) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options and SARs would have become exercisable or such Shares would have vested. Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Options and SARs would have become exercisable or such Shares would have vested. If the Exercise Price of the Shares subject to such Options and SARs exceeds the Fair Market Value of such Shares, then such Options and SARs may be cancelled without making a payment to the Participants. For purposes of this Subsection (e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(f)     The cancellation of outstanding Restricted Stock Units and a payment to the Participants equal to the Fair Market Value of the Shares subject to such Restricted Stock Units (whether or not such Restricted Stock Units are then vested) as of the closing date of such merger or consolidation. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Restricted Stock Units would have vested. Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Stock Units would have vested. For purposes of this Subsection (f), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

For the avoidance of any doubt, nothing in this Section 16 is intended, or shall be construed, to provide for automatic vesting acceleration of any Award upon a Corporate Transaction or other change in control of the Company without additional action by the Committee.

17.Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

18.Tax Withholding. The Company or any Subsidiary or Affiliate shall have the authority and the right to deduct or withhold (by any means set forth herein or in an Award Agreement), or require a Participant to remit to the Company or a Subsidiary or Affiliate, an amount sufficient to satisfy federal, state, local and foreign income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to Participant and required by Applicable Laws to be withheld. The Administrator may, in its discretion and in satisfaction of the foregoing requirement, allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the tender of Shares previously acquired by the Participant) having a fair market value equal to the amount required to be withheld. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until any withholding obligations on the part of the Company, a Subsidiary or an Affiliate are satisfied.

19.Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Administrator be deemed to be a trustee of securities or cash to be awarded under the Plan.

20.Amendment and Termination of the Plan.

(a)     Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)     Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws, including the requirements of any exchange or quotation system on which the Shares are listed or quoted. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by Applicable Laws. Notwithstanding any provision in this Plan to the contrary, absent approval of the shareholders of the Company,

(i)     No Option or SAR may be amended to reduce the exercise price of such Option or SAR below the Fair Market Value of the Shares as of the date the Option or SAR was granted, and

(ii)     Except as permitted by Section 15, and at any time when the then-current fair market value of a Share is less than the Fair Market Value of a Share on the date that an outstanding Option or SAR was granted, such outstanding Option or SAR may not be cancelled or surrendered in exchange for (A) cash, (B) an Option or SAR having an exercise price that is less than the Fair Market Value of a Share on the date that the original Option or SAR was granted, or (C) any other Award.

(c)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant under an existing Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Anything to the contrary notwithstanding, any amendment, alteration, suspension or termination of the Plan (or an amendment to an outstanding Award) to facilitate compliance with Applicable Laws shall not require consent from any Participant or any other beneficiary.

21.Conditions Upon Issuance of Shares.

(a)     Legal Compliance. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares shall comply with Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)     Investment Representations. As a condition to the issuance of Shares under the Plan, the Company may require the Participant to represent and warrant at the time of any such issuance that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22.Liability of Company.

(a)     Inability to Obtain Authority; Tax Consequences. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Option or other Award granted under this Plan.

(b)     Grants Exceeding Allotted Shares. If the number of Shares covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 20(b) of the Plan.

23.Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions on an Award as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of cause (as determined by the Administrator).

24.Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Plan effective date. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A of the Code and related U.S. Department of Treasury guidance (including such U.S. Department of Treasury guidance as may be issued after the Plan effective date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section, but the Company shall not be under any obligation to make any such amendment. Nothing in this Plan shall provide a basis for any person to take action against the Company or any Subsidiary or Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any Award granted or Shares issued or amount paid under the Plan, and neither the Company nor any of its Subsidiaries or Affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest due on Awards granted under this Plan, including taxes, penalties or interest imposed under Section 409A of the Code.